     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1997.



                                                      REGISTRATION NO. 333-25275

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SOMANETICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MICHIGAN                               3845                              38-2394784
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                            ------------------------

                              1653 EAST MAPLE ROAD
                           TROY, MICHIGAN 48083-4208
                                 (810) 689-3050
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BRUCE J. BARRETT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             SOMANETICS CORPORATION
                              1653 EAST MAPLE ROAD
                           TROY, MICHIGAN 48083-4208
                                 (810) 689-3050
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                  ROBERT J. KRUEGER                                    MICHAEL HIRSCHBERG
          HONIGMAN MILLER SCHWARTZ AND COHN                          PIPER & MARBURY L.L.P.
            2290 FIRST NATIONAL BUILDING                           1251 AVENUE OF THE AMERICAS
               DETROIT, MICHIGAN 48226                            NEW YORK, NEW YORK 10020-1104
                   (313) 256-7675                                        (212) 835-6270
               FAX NO.: (313) 962-0176                               FAX NO.: (212) 835-6001

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


============================================================================================================================
                                                                   PROPOSED              PROPOSED
                                                                    MAXIMUM              MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED(1)         PER SHARE(2)            PRICE(2)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $.01 per            2,300,000               $4.00              $9,200,000            $3,450(3)
share.................................
============================================================================================================================



(1) Includes 300,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of computing the registration fee, based on a bona fide estimate of the maximum public offering price pursuant to Rule 457(a).



(3) Paid with the initial filing.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS


                                   2,000,000


                                SOMANETICS LOGO

                                 COMMON SHARES
                            ------------------------


     All of the 2,000,000 Common Shares, par value $.01 per share ("Common Shares"), offered hereby are being sold by Somanetics Corporation ("Somanetics" or the "Company").



     Since December 27, 1994, the Company's Common Shares have been included in The Nasdaq SmallCap Market under the symbol "SMTS." From November 30, 1994 until December 27, 1994, the Common Shares traded in the over-the-counter market, and from August 18, 1992 until November 30, 1994, the Common Shares were included in The Nasdaq National Market. Before that, and since the Company's initial public offering on March 20, 1991, the Common Shares were included in The Nasdaq Stock Market. On May 29, 1997, the last reported sales price of the Company's Common Shares was $5.50.

                            ------------------------


      THESE ARE SPECULATIVE SECURITIES. THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREOF.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                  UNDERWRITING
                                           PRICE TO              DISCOUNTS AND               PROCEEDS
                                            PUBLIC               COMMISSIONS(1)           TO COMPANY(2)
-------------------------------------------------------------------------------------------------------------
  Per Share.......................          $4.00                    $0.26                    $3.74
-------------------------------------------------------------------------------------------------------------
  Total(3)........................        $8,000,000                $520,000                $7,480,000


================================================================================


(1) Excludes the value of warrants to be issued to the representative of the Underwriters (the "Representative") to purchase up to 200,000 Common Shares (the "Representative's Warrants"). The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."



(2) Before deducting expenses of the offering payable by the Company estimated to be $500,000.



(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 300,000 additional Common Shares on the same terms and conditions as the Common Shares offered hereby solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $9,200,000, $598,000 and $8,602,000, respectively. See "Underwriting."



     The Common Shares offered hereby are offered by the Underwriters, subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates representing Common Shares will be made at the offices of Brean Murray & Co., Inc. in New York, New York on or about June 4, 1997.

                            ------------------------

                            BREAN MURRAY & CO., INC.
                            ------------------------


                  The date of this Prospectus is May 30, 1997.

                              WINDOW TO THE BRAIN
            [Picture of SomaSensor
           being placed on patient]
                                               The Cerebral Oximeter is the
                                               only FDA-cleared,
                                               non-invasive patient
                                               monitoring system that
                                               provides continuous
                                               information about changes in
                                               the blood oxygen level in
                                               the adult brain. The brain
                                               is the organ least tolerant
                                               of oxygen deprivation.
                                               Without sufficient oxygen,
                                               brain damage may occur
                                               within a few minutes, which
                                               can result in paralysis,
                                               severe and complex
                                               disabilities or death.

The SomaSensor is a single-use, disposable sensor that avoids cross-contamination and requires purchasers of the Cerebral Oximeter to purchase SomaSensors on a regular basis.
                                            [Picture of Cerebral Oximeter]

BENEFITS OF THE
CEREBRAL OXIMETER
- Non-invasive
- Continuous information
- Organ specific
- Relatively inexpensive
- Easy-to-use
- Effective in difficult
  circumstances
- Portable

                             Surgeons, anesthesiologists and other critical care medical professionals use the information provided by the Cerebral Oximeter to identify brain oxygen imbalances and take corrective action.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF COMMON SHARES, INCLUDING STABILIZING, SYNDICATE SHORT COVERING AND PENALTY BID TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Risk Factors................................................    7
Use of Proceeds.............................................   15
Price Range of Common Shares and Dividend Policy............   16
Capitalization..............................................   17
Dilution....................................................   18
Selected Financial Data.....................................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   27
Management..................................................   40
Certain Transactions........................................   48
Principal Shareholders......................................   50
Description of Capital Stock................................   51
Underwriting................................................   53
Legal Matters...............................................   54
Experts.....................................................   54
Available Information.......................................   54
Glossary....................................................   56
Index to Financial Statements...............................  F-1


                            ------------------------

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than in connection with the offer made by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the Common Shares offered hereby in any jurisdiction in which such an offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes to Financial Statements appearing elsewhere in this Prospectus, including information under "Risk Factors." The Common Shares offered hereby involve a high degree of risk and investors should carefully consider information set forth in "Risk Factors." Unless otherwise indicated, all information contained in this Prospectus (i) gives effect to a 1-for-10 reverse split effected April 10, 1997 and (ii) assumes that the Underwriters' over-allotment option as described in "Underwriting" is not exercised.

                                  THE COMPANY

     Somanetics develops, manufactures and markets the INVOS(R) 3100A Cerebral Oximeter (the "Cerebral Oximeter"), the only FDA-cleared, non-invasive patient monitoring system that continuously measures changes in the blood oxygen level in the adult brain. The Cerebral Oximeter was developed to meet the need for information about oxygen in the brain, the organ least tolerant of oxygen deprivation. Without sufficient oxygen, brain damage may occur within a few minutes, which can result in paralysis, severe and complex disabilities or death. Brain oxygen information, therefore, is important, especially in surgical procedures requiring general anesthesia and in other critical care situations with a high risk of brain oxygen imbalances.

     The Company is initially targeting cardiovascular and vascular surgeries and surgeries on elderly patients involving abnormal blood pressure, because these surgeries involve a high risk of brain oxygen imbalances, both during and after surgery. Surgeons, anesthesiologists and other medical professionals use the Cerebral Oximeter to identify brain oxygen imbalances and take corrective action, potentially improving patient outcome and reducing the cost of care. Industry sources estimate that in the United States, based on a 1995 survey, more than 24 million surgeries were performed and, according to another report, in 1993, there were more than 4.4 million surgeries involving the heart or blood vessels around the heart.

     The Cerebral Oximeter is a relatively inexpensive, portable and easy-to-use monitoring system placed at a patient's bedside in hospital critical care areas, especially operating rooms, recovery rooms, intensive care units ("ICUs") and emergency rooms. It is comprised of (i) a portable unit including a computer and a display monitor, (ii) a single-use, disposable sensor, the SomaSensor(R),
(iii) proprietary software and (iv) a preamplifier cable. The SomaSensor is adhered to a patient's forehead and connected to the computer through the preamplifier cable. The computer uses the Company's proprietary software to analyze information received from the SomaSensor and provides a continuous digital and trend display on the monitor of an index of the oxygen saturation in the area of the brain under the SomaSensor. Users of the Cerebral Oximeter will be required to purchase disposable SomaSensors on a regular basis because of their single-use nature.

     The Cerebral Oximeter is based on the Company's proprietary In Vivo Optical Spectroscopy ("INVOS") technology. INVOS analyzes various characteristics of human blood and tissue by measuring and analyzing low-intensity visible and near-infrared light transmitted into portions of the body. The use of optical spectroscopy in the body has not generally been useful when the substances to be measured are surrounded by, are behind or are near bone, muscle or other tissue, because the transmission, scattering and absorption of the transmitted light produces extraneous data that interferes with analysis of the data from the area being examined. The Company has developed a method of reducing extraneous spectroscopic data caused by surrounding bone, muscle and other tissue, thereby allowing it to gather information about portions of the body which previously could not be analyzed using traditional optical spectroscopy.

     Under the direction of the Company's President and Chief Executive Officer, Bruce Barrett, formerly with Abbott Laboratories, the Company obtained FDA clearance in June 1996 to sell the Cerebral Oximeter in the United States and implemented a new business strategy. The Company's objective is to establish the Cerebral Oximeter as a "standard of care" in surgical procedures requiring general anesthesia and in other critical care situations. Key elements of the Company's strategy are (i) target surgical procedures with a high risk of brain oxygen imbalances, (ii) demonstrate the clinical benefits, and promote acceptance, of the Cerebral Oximeter, (iii) expand marketing and sales activities, (iv) develop additional applications of the Cerebral Oximeter and
(v) license technology to medical device manufacturers. In addition, the Company is analyzing the feasibility of other applications of its technology.

     The Company sells the Cerebral Oximeter in the United States through its direct sales force and five independent distributors. Internationally, the Company sells its product through 27 independent distributors covering 78 countries, including Baxter Limited in Japan. Since FDA clearance in June 1996 through April 11, 1997, the Company sold 61 Cerebral Oximeters to distributors and customers. United States hospitals that have purchased Cerebral Oximeters include the Mayo Clinic Scottsdale, the University of Kentucky Hospital, LAC-University of Southern California, UCLA Medical Center and Orlando Regional Medical Center. In addition, Cerebral Oximeters are in use at more than 100 United States hospitals for clinical research and product evaluation, including the Duke Heart Center, Emory University School of Medicine, Brigham & Women's Hospital, University of Louisville Hospital and the University of Pittsburgh.

     The Company, a development stage company, was incorporated in the State of Michigan on January 15, 1982. The Company's headquarters are located at 1653 East Maple Road, Troy, Michigan 48083-4208. Its telephone number is (810) 689-3050.

                                  THE OFFERING


Common Shares Offered by the Company.................  2,000,000 shares
Common Shares Outstanding After the Offering(1)......  4,285,351 shares
Use of Proceeds......................................  To finance the Company's operations, including marketing and sales activities, research and
                                                       development programs and for other general
                                                       corporate purposes, including working capital
                                                       and sustaining ongoing operations. See "Use of
                                                       Proceeds."
Nasdaq Symbol........................................  "SMTS"


---------------


(1) Excludes (i) an aggregate of up to 622,646 Common Shares reserved for issuance under the Company's 1983 Stock Option Plan, 1991 Incentive Stock Option Plan, 1993 Director Stock Option Plan, 1997 Stock Option Plan and nonplan options, of which options to purchase an aggregate of 564,992 Common Shares were outstanding as of May 23, 1997, (ii) 79,394 Common Shares issuable upon the exercise of warrants (the "Placement Agent Warrants") issued in connection with Regulation S financings completed in August 1994, July 1995 and April 1996 (the "Regulation S Offerings"), (iii) 115,520 Common Shares issuable upon the exercise of warrants (the "Regulation S Warrants") issued in connection with the Regulation S Offerings completed in July 1995 and April 1996 and (iv) 200,000 Common Shares issuable upon exercise of the Representative's Warrants. See Notes 3, 8 and 11 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    THREE MONTHS ENDED
                                ---------------------------           FISCAL YEAR ENDED NOVEMBER 30,
                                FEBRUARY 28,   FEBRUARY 29,   -----------------------------------------------
                                    1997           1996        1996      1995      1994      1993      1992
                                ------------   ------------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net sales.....................    $   354         $ 515       $   778   $ 1,336   $   938   $ 1,547   $    50
Cost of sales.................        180           211           385       658       464       763        48
Gross margin..................        174           304           393       678       474       784         2
Research, development and
  engineering expenses........        164            50           235       286       550     1,150     1,190
Selling, general and
  administrative expenses.....      1,359           590         3,550     3,303     4,347     6,063     4,313
Net loss......................     (1,308)         (320)       (3,304)   (2,818)   (4,332)   (6,136)   (5,391)
Net loss per Common
  Share(1)....................       (.57)         (.18)        (1.77)    (1.67)    (3.41)    (5.75)    (5.96)
Weighted average number of
  Common Shares
  outstanding(1)..............      2,285         1,778         1,867     1,684     1,270     1,068       905


                                                                  FEBRUARY 28, 1997
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  1,845      $  8,825
Working capital.............................................     2,577         9,557
Total assets................................................     3,367        10,347
Long-term debt..............................................        --            --
Deficit accumulated during the development stage............   (31,519)      (31,519)
Shareholders' equity(3).....................................     2,757         9,737


---------------

(1) See Note 4 of Notes to Financial Statements included in this Prospectus for information with respect to the calculation of per share data. The net loss per Common Share data and weighted average number of Common Shares outstanding data have been adjusted to give effect to the 1-for-10 reverse stock split effected April 10, 1997.


(2) Adjusted to reflect the sale of 2,000,000 Common Shares offered by the Company hereby at the offering price set forth on the cover page of this Prospectus (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds from such sale. See "Use of Proceeds" and "Capitalization."


(3) See Statements of Shareholders' Equity (Deficiency) of the Financial Statements included in this Prospectus for an analysis of Common Share transactions for the period from January 15, 1982 (date of inception) through February 28, 1997.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this Prospectus. An investment in the Common Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Shares offered hereby.


HISTORY OF LOSSES AND COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN



     The Company has been in the development stage since its inception in 1982 and has incurred net losses in every year of its existence. From its inception on January 15, 1982 through February 28, 1997, the Company incurred a cumulative net loss of $31,499,623, including a net loss of $3,303,703 for the fiscal year ended November 30, 1996 and $1,308,412 for the three months ended February 28, 1997. The Company should be evaluated in light of the delays, expenses, problems and uncertainties frequently encountered by development stage companies. Due to a number of factors, including the need for customer education about the clinical benefits of the Cerebral Oximeter, the lengthy sales cycle, the need to attract and service a customer base, the ability to manufacture its product on a commercial scale in a cost-effective manner, the development of new products and increased expenses in fiscal 1997 primarily due to the increase in the number of employees, the Company does not believe that product sales will be sufficient to support its operations in fiscal 1997. Therefore, in the foreseeable future, the Company believes that such expenses will increase the Company's net losses, and there can be no assurance that the Company will ever be profitable. Due to the Company's history of losses and its current financial condition, the Company's independent auditors' report expresses an uncertainty concerning the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 2 of "Notes to Financial Statements" and "Independent Auditors' Report."


DEPENDENCE ON THE CEREBRAL OXIMETER AND SOMASENSOR


     The Cerebral Oximeter and the related SomaSensor are currently the Company's only commercial product and will account for substantially all of the Company's revenues for the foreseeable future. The Company received clearance from the FDA in June 1996 and commercially reintroduced the Cerebral Oximeter in the United States shortly thereafter. The Company has limited experience in manufacturing, marketing and selling the Cerebral Oximeter. The Cerebral Oximeter has not had extensive use in a commercial environment and has not been evaluated for every medical procedure in which it might be used. Further research or use of the Cerebral Oximeter might reveal unexpected problems with its operation or performance, especially in connection with medical procedures for which the Cerebral Oximeter has not yet been evaluated. Although the Company's testing of the Cerebral Oximeter to date indicates clinical benefits, subsequent performance problems could prevent acceptance of the product by the medical community, result in unanticipated expense and adversely affect future sales of its product. Since the Cerebral Oximeter and the related SomaSensor represent the Company's primary near-term focus, if the market for the Cerebral Oximeter fails to develop, or fails to develop as rapidly as expected, the Company's business, financial condition and results of operations could be adversely affected. Although the Company is developing other products, there can be no assurance that any commercial products will result from its efforts.


UNCERTAINTY OF ACCEPTANCE BY THE MEDICAL COMMUNITY

     To date, the medical community has had little exposure to the Company or its technology. Because the medical community is often skeptical of new companies and new technologies, no assurance can be given that members of the medical community will perceive a need for the Cerebral Oximeter or be convinced of its clinical benefits. In addition, hospital capital equipment purchasing decisions are often made by hospital purchasing committees that might not include the user of the monitoring system. In such a case, such committees will have to be convinced to purchase the Company's product. Even if the Company is successful in convincing physicians, other medical professionals and their hospital purchasing committees of the need for the Cerebral Oximeter, they might be unwilling or unable to commit funds to the purchase of the Cerebral Oximeter due to institutional budgetary constraints or decreases in capital expenditures. In many cases, these constraints are due to hospital cost controls, increased managed care and fixed reimbursements for the medical procedures in which the Cerebral Oximeter is used. If the Company's product fails to achieve market acceptance, the Company's business, financial condition and results of operations could be adversely affected.

     Part of the Company's marketing strategy is to support clinical research programs and encourage peer-to-peer selling. While the Company believes favorable peer review is a key element to a product's acceptance by the medical community, there can be no assurance that additional papers will be submitted or that any such papers will help the Company sell Cerebral Oximeters. In addition, researchers might publish adverse results. For example, in fiscal 1993 researchers in the United Kingdom published adverse results from research regarding an earlier prototype of the Cerebral Oximeter. While publications in fiscal 1996 were generally favorable, some researchers published adverse results after using the Cerebral Oximeter beyond its indicated use. Negative reaction to these publications, the Company's financial condition and the rescission of the Company's previous FDA clearance for the Cerebral Oximeter could adversely affect the Company's reputation in the medical community and, as a result, its ability to market and sell its product. See "Business -- Marketing, Sales and Distribution."

LENGTHY SALES CYCLE

     The decision-making process for the Company's customers is often complex and time-consuming. Based on its limited experience, the Company believes the period between initial discussions concerning the Cerebral Oximeter and a purchase of even one unit is a minimum of six to nine months. The process can be delayed even further as a result of hospital capital budgeting procedures. Moreover, even if one or two units are sold to a hospital, the Company believes that it will take additional time and experience with the Cerebral Oximeter before additional medical professionals in the hospital might be interested in using the Cerebral Oximeter in other procedures or other areas of the hospital. These delays could have an adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing, Sales and Distribution."

COMPETITION

     The Company believes that the market for cerebral oximetry products, if it develops, may become highly competitive. The Company is aware of foreign companies that have sold products relating to cerebral metabolism monitoring for research or evaluation. In addition, the medical equipment industry is characterized by intense competition and extensive research and development. Other companies and individuals are engaged in research and development of non-invasive cerebral oximeters, and the Company believes there are many other potential entrants into the market, including the Critikon division of Johnson & Johnson. Some of these potential competitors have well established reputations, customer relationships and marketing, distribution and service networks, and have substantially longer histories in the medical equipment industry, larger product lines, and greater financial, technical, manufacturing, research and development and management resources than those of the Company. Many of these potential competitors have long-term product supply relationships with the Company's potential customers. These potential competitors may succeed in developing products that are at least as reliable and effective as the Company's product, that make additional measurements, or that are less costly than the product developed by the Company. These potential competitors may be more successful than the Company in manufacturing and marketing their products, and may be able to take advantage of the significant time and effort invested by the Company to gain medical acceptance of cerebral oximetry. In addition, two patents issued to an unaffiliated third party and relating to cerebral oximetry will expire in the next year, making that technology generally available and potentially helping the development of competing products. Successful commercial development of competing products could lead to loss of market share and lower margins and have an adverse effect on the Company's business, financial condition and results of operations.

     The Company also competes indirectly with numerous companies that sell various types of medical equipment to hospitals for the limited amount of funding allocated to capital equipment in hospital budgets.

The market for medical equipment is subject to rapid change due to an increasingly competitive, cost-conscious environment and to government programs intended to reduce the cost of medical care. Many of these manufacturers of medical equipment are large, well-established companies whose resources, reputations and ability to leverage existing customer relationships may give them a competitive advantage over the Company. The Company's product and technology also compete indirectly with many other methods currently used to measure blood oxygen levels or the effects of low blood oxygen levels. See "Business -- Market Overview" and "-- Competition."


NEED FOR ADDITIONAL FINANCING


     The Company expects that the net proceeds of this offering will be adequate to satisfy its operating and capital requirements at least into the second half of fiscal 1998. However, changes in the Company's business or business plan or unexpected expenses could affect the Company's capital requirements. The Company's future capital requirements will depend on many factors, including, but not limited to, the cost of marketing and assembly activities, whether it can successfully market its product, the rate of market acceptance, the scope of research and development programs, the length of time required to collect accounts receivable, and competing technological and market developments. If additional financing is needed, it might not be available on terms acceptable to the Company or at the times required by the Company, if at all, and such financing might dilute the interests of existing shareholders. See "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FLUCTUATIONS IN QUARTERLY OPERATING RESULTS


     The Company has experienced, and expects to continue to experience, significant fluctuations in its quarterly operating results. The Company's future operating results are dependent upon a number of factors, including, but not limited to, the demand for its product, the timing of its sales, the length of its sales cycle, the timing and development of any competing products, the publication of clinical research results regarding the product, the use of the Company's product as a "standard of care" by any hospitals, the timing of new employee hiring and economic conditions, both generally and in the medical equipment industry. In particular, the Company does not expect to have a material backlog of unfilled orders, so any shortfall in demand for the Company's product in relation to the Company's expectations, or any material delay in orders from distributors or customers, could have an almost immediate adverse impact on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE UPON MANAGEMENT AND KEY PERSONNEL


     The Company's future performance depends in significant part upon the continued service of its senior management, including Bruce J. Barrett, President and Chief Executive Officer, Raymond W. Gunn, Executive Vice President and Chief Financial Officer, and certain scientific, technical and manufacturing personnel. The loss of any of such key personnel by the Company could have an adverse effect on the Company. The Company does not maintain key-man life insurance on any such key personnel. The Company also plans to hire additional key employees in fiscal 1997. Competition for qualified employees is intense, and an inability to attract and retain additional, highly-skilled employees required for the expansion of the Company's operations could adversely affect the Company's business, financial condition and results of operations. The Company's ability to retain existing employees and attract new employees may be adversely affected by its current financial situation. There can be no assurance that the Company will be able to retain its existing personnel or attract additional, qualified persons when required and on acceptable terms. See "Business -- Employees," and "-- Management."


DEPENDENCE ON DISTRIBUTORS


     The Company is substantially dependent on its distributors to generate sales of Cerebral Oximeters, especially internationally. Although the Company believes its current distributors to be knowledgeable and has a training program for new distributors concerning the Company's technology and its product, independent distributors might not have sufficient knowledge about, or familiarity with, the Company's technology or its product to demonstrate adequately its operation and clinical benefits. Failure of distributors to market, promote and sell the Company's product adequately would have an adverse effect on the Company's business, financial condition and results of operations.



     There can be no assurance that the Company will be able to engage additional distributors on a timely basis or enter into other third-party marketing arrangements, and retain or replace its existing distributors. The Company's inability to engage, replace or retain distributors could have an adverse effect on its ability to market and sell its product. Distributor terminations might increase the Company's costs. Even if such distributors are engaged and retained, they might incur conflicting obligations to sell other companies' products or might distribute other products that provide greater revenues than are provided by the Company's product.


     Two international distributors accounted for approximately 62% and 15%, respectively, of total revenues for fiscal 1996 and one international distributor and two United States distributors accounted for approximately 42%, 14% and 11%, respectively, of total revenues for the three months ended February 28, 1997. The loss of any of these distributors would have an adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing, Sales and Distribution."

PROPRIETARY RIGHTS; RISK OF INFRINGEMENT


     Although twelve United States patents have been issued to the Company with respect to its technology, only seven of such patents expressly refer to examination of the brain or developments involving the Cerebral Oximeter. Many patents have already been issued to third parties involving optical spectroscopy and the interaction of light with tissue, some of which relate to the use of optical spectroscopy in the area of brain metabolism monitoring, which is the primary use of the Cerebral Oximeter. No patent infringement claims have been asserted against the Company, although the development of a significant market for cerebral oximeters would give potential competitors more incentive to assert infringement claims or challenge the Company's patents. The costs of defense of patent litigation can be substantial and, if such defense were unsuccessful, the Company could be liable for substantial damages. In addition, if it were determined that the Company's product infringed any claims of an issued patent, the Company could be enjoined from manufacturing or selling its product or forced to obtain a license in order to continue the manufacture or sale of its product, requiring payment of a licensing fee or royalties of unknown magnitude on sales of its product. If the Company were required to obtain a license, it might not be available, or available on terms acceptable to the Company. Any inability to obtain required licenses on favorable terms, or at all, would adversely affect the Company's business, financial condition and results of operations.



     There can be no assurance that any additional patent applications will be allowed, any issued patents would be upheld, if challenged, any issued patents will provide the Company with significant competitive advantages, or challenges will not be instituted against the validity or enforceability of any patents owned by the Company or, if instituted, that such challenges will not be successful. If patents are not issued from future patent applications, the Company may be subject to greater competition. The cost of litigation to uphold the validity of a patent and prevent infringement can be very substantial and could be beyond the Company's financial capability even if the Company could otherwise prevail. Also, the laws of certain foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Furthermore, individuals and companies might independently develop similar technologies, duplicate the Company's technology or design around the patented aspects of the Company's technology, or the Company might infringe patents or other rights owned by other individuals and companies. The Company's technology primarily represents improvements or adaptations of known optical spectroscopy technology, which might be duplicated or discovered through its patents, reverse engineering or both. Two patents issued to an unaffiliated third party and relating to cerebral oximetry will expire in the next year, making that technology generally available. The development or emergence of competing products or technologies could have an adverse effect on the Company's business, financial condition and results of operations. The Company also relies on trade secret, copyright and other laws and on confidentiality agreements to protect its technology, but believes that neither its patents nor other legal rights will necessarily prevent other individuals and companies from developing or from using similar or related technology to compete against the Company's product. There can be no assurance that confidentiality agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to, or independently developed by, competitors. See "Business -- Proprietary Information."

MANAGEMENT OF GROWTH

     The Company anticipates entering a period of rapid growth and expansion, which is expected to place a significant strain on the Company's management, customer service, operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and future customers, the Company has increased and will continue to increase its workforce, which requires the Company to attract, train, motivate and manage qualified employees. The Company has incurred and continues to incur significant costs to retain qualified management, sales and marketing, engineering, production, manufacturing and administrative personnel and scientists, as well as for marketing and promotional activities. The Company's ability to manage its planned growth depends upon the Company's success in continuing to expand its operating, management, information and financial systems, which may significantly increase its operating expense. There can be no assurance that the Company will be able to manage effectively any future growth, and any failure to do so would have an adverse effect on the Company's business, financial condition and results of operations. See "Dependence Upon Management and Key Personnel," "Business -- Employees," and "Management -- Directors and Executive Officers."

RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT

     The Company has invested, and expects to continue to invest, substantial resources to further develop the Cerebral Oximeter, the related disposable SomaSensor, product extensions of the Cerebral Oximeter for use on children and newborns, and other applications of its technology. New products require extensive testing and regulatory clearance before they can be marketed, and substantial customer education concerning product use, advantages and effectiveness. In addition, the Company's products might meet market resistance in their primary markets because of resistance to major capital equipment expenditures by hospital purchasing committees and because hospitals might be concerned that the cost of a new device will lower their profits because medical insurers generally fix reimbursement amounts for the procedures in which the Company's products might be used. There can be no assurance that the Company will be able to successfully apply its technology in the development of commercially viable products. See "Use of Proceeds" and "Business -- Research and Development."

GOVERNMENT REGULATION

     The testing, manufacture and sale of the Company's product are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution, any of which actions could have an adverse effect on the Company's business, financial condition and results of operations.

     The Company has made modifications to the Cerebral Oximeter, which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. See "Business -- Government Regulation."

     There can be no assurance that the Company's current FDA clearance to market the Cerebral Oximeter in the United States will not be rescinded or that, if and when any additional products are developed by the Company, they will receive FDA clearance. If any current or future clearances or approvals are rescinded or denied, sales of the Company's product in the United States would be prohibited during the period the Company does not have such clearances. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis or at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, any limitations on the Company's market required by any clearances, any resulting delays in market introduction or failure to comply with existing or future regulatory requirements would have an adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

     The Company is subject to routine inspection by the FDA and certain state agencies for compliance with Good Manufacturing Practice ("GMP") and other applicable regulations. Changes in existing requirements or adoption of new requirements could have an adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have an adverse effect upon the Company's business, financial condition and results of operations.

     The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have an adverse effect upon the Company's ability to do business.

PRODUCT LIABILITY

     The testing, marketing and sale of patient monitoring devices entail an inherent risk that product liability claims will be asserted against the Company. The Cerebral Oximeter is intended to be used in operating rooms and other critical care hospital units with patients who may be seriously ill or may be undergoing dangerous procedures. On occasion, patients on whom the Cerebral Oximeter is being used may sustain injury or die as a result of their medical treatment or condition. If litigation is initiated because of such injury or death, the Company may be sued, and regardless of whether it is ultimately determined to be liable, the Company may incur significant legal expenses not covered by insurance. In addition, product liability litigation could damage the Company's reputation and therefore impair its marketing ability. Such litigation could also impair the Company's ability to retain products liability insurance or make such insurance more expensive. The Company has product liability insurance with a liability limit of $1,000,000. Such insurance is costly and even though it has been obtained, there can be no assurance that the Company will be able to retain such insurance or that such insurance would be sufficient to protect the Company in the event of a major defect in the Cerebral Oximeter. In the event of an uninsured or inadequately insured product liability claim based on the performance of the Cerebral Oximeter, the Company's business, financial condition and results of operations could be adversely affected. See "Business -- Insurance."

DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND SUPPLY


     The Company depends on various suppliers to manufacture the components for its Cerebral Oximeter and the related disposable SomaSensor. The Company believes each component is generally available from several potential suppliers. However, engaging additional or replacing existing suppliers of custom-designed components is costly and time consuming. The Company does not intend to maintain significant inventories of components, Cerebral Oximeters, or SomaSensors. Therefore, the Company might incur delays in meeting delivery deadlines in the event a particular supplier is unable or unwilling to meet the Company's requirements. The Company would require approximately three to four months to change SomaSensor suppliers. In addition, the Company does not have direct control over the activities of its suppliers and depends on them for quality control, capacity, processing technologies and, in required cases, compliance with FDA GMP regulations. If the Company cannot replace certain suppliers on a timely basis when necessary, its business, financial condition and results of operations may be adversely affected. In addition, because the Company does not have long-term agreements with its suppliers, it may be subject to unexpected price increases which may adversely affect its profit margins. See "Business -- Manufacturing."

SUBSTANTIAL DILUTION


     At February 28, 1997, the Company had a net tangible shareholders' equity of $1.17 per share. A purchaser of Common Shares in this offering will experience immediate and substantial dilution of $1.75 per share in that the offering price exceeds the net tangible book value of the Company after giving effect to the offering. To the extent outstanding options and warrants to purchase Common Shares are exercised, there will be further dilution to new investors. See "Dilution."


POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Shares may be highly volatile. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets, or the medical equipment industry, changes in financial estimates by securities analysts or failure by the Company to meet such estimates, litigation involving the Company, actions by governmental agencies or other developments affecting the Company or its competitors, could cause the market price of the Common Shares to fluctuate substantially. In particular, the stock market may experience significant price and volume fluctuations which may affect the market price of the Common Shares for reasons that are unrelated to the Company's operating performance and that are beyond the Company's control.

BROAD DISCRETION OF MANAGEMENT TO ALLOCATE NET PROCEEDS


     The Company intends to use the net proceeds of this offering primarily to finance its operations, including increased marketing and sales activities, expanding research and development programs and for other general corporate purposes, including working capital and sustaining ongoing operations. The amounts identified for the foregoing under "Use of Proceeds" in this Prospectus are estimates and the amounts actually expended for each such purpose and the timing of such expenditures may vary depending upon numerous factors. Management will retain broad discretion to determine the allocation of the net proceeds of this offering and the timing of expenditures.


FUTURE SALES OF COMMON SHARES; REGISTRATION RIGHTS; EXERCISE OF OPTIONS AND WARRANTS

     The number of the Company's outstanding Common Shares held by non-affiliates is large relative to the trading volume of the Common Shares. The Company is unable to predict the effect that sales of Common Shares may have on the then prevailing market price of the Common Shares. Any substantial sale of Common Shares or even the possibility of such sales occurring may have an adverse effect on the market price of the Common Shares.


     As of May 23, 1997, the Company had outstanding options and warrants to purchase an aggregate of 759,906 Common Shares. The Company has also reserved up to an additional 57,654 Common Shares for issuance upon exercise of options which have not yet been granted under the Company's stock option plans. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the options and warrants. In addition, holders of the Placement Agent Warrants have piggy-back registration rights with respect to the underlying securities, and holders of the Representative's Warrants to be granted in connection with this offering will have demand and piggy-back registration rights with respect to the underlying securities. Exercise of these registration rights may adversely affect the terms upon which the Company may obtain additional financing. Further, while its warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. See "Underwriting" and "Description of Capital Stock."

POTENTIAL ANTI-TAKEOVER EFFECT

     The Board of Directors has the authority, without further approval of the Company's shareholders, to issue preferred shares (the "Preferred Shares") having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of Preferred Shares could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Shares. In addition, the Company is subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions which might also hinder or delay a change in control of the Company. Anti-takeover provisions that could be included in the Preferred Shares when issued and the Michigan statutes regulating business combinations, takeovers and control share acquisitions can have a depressive effect on the market price of the Company's securities and can limit shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids.

     The directors of the Company serve staggered three-year terms, and directors may not be removed without cause. The Company's Restated Articles of Incorporation also set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, and require approval of holders of 90% of the Company's voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise or the removal of incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the Common Shares held by the Company's shareholders. See "Description of Capital Stock."


LANGFORD LAWSUIT MAY INVOLVE SIGNIFICANT AMOUNT TO DEFEND OR SETTLE



     On April 25, 1994, a shareholder of the Company filed suit in the United States District Court for the Eastern District of Michigan, individually and on behalf of all others similarly situated, against the Company and Gary D. Lewis, the Company's former Chairman of the Board, in an action captioned Benjamin Langford v. Somanetics Corporation and Gary D. Lewis. The plaintiff alleges that various registration statements filed under the Securities Act of 1933, as amended, various reports filed under the Securities Exchange Act of 1934, as amended, and various reports and press releases contained material misstatements and omissions and that the Company and the named officer of the Company made material misstatements and omissions. The plaintiff generally seeks unspecified rescissionary damages, interest, punitive damages and attorneys' fees. Its claims arise under Sections 11 and 12(2) of the Securities Act of 1933, as amended, Section 10(b) of the Securities Exchange Act of 1934, as amended, Rule 10b-5 under the Securities Exchange Act of 1934, as amended, and under common law. Because of the settlement of a prior class action, Mr. Langford's action is no longer a class action, but approximately 11 persons who opted out of the settlement (including Mr. Langford) are not barred by the settlement from pursuing their own claims against the Company. The Company's motion to dismiss the Langford action was denied and discovery is proceeding. Management believes it has substantial defenses to the Langford claim.



     The ultimate outcome of the Langford litigation cannot presently be determined. If the Company must pay any additional significant amount to defend or settle the Langford lawsuit or if it must pay a significant judgment in connection with this lawsuit, its financial condition and liquidity could be materially adversely affected, and capital intended for use in the marketing of the Cerebral Oximeter or to develop enhancements to, or product extensions of, the Cerebral Oximeter or other products may have to be reallocated to satisfy any such requirements. In addition, any such expenses will, when incurred, have the effect of increasing the Company's net loss (or decreasing its net income) during the periods in which they are incurred.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 Common Shares offered hereby after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $6,980,000 ($8,102,000 if the Underwriters' over-allotment option is exercised in full), at the public offering price of $4.00 per share.



     The Company currently intends to use the net proceeds from the sale of the Common Shares offered hereby to finance the Company's operations, including the following:



Increased Marketing and Sales Activities(1).................  $2,800,000
Expand Research and Development Programs(2).................     900,000
General Corporate Purposes, Including Sustaining the
  Company's Operations(3)...................................   3,280,000
                                                              ----------
     Total..................................................  $6,980,000
                                                              ==========


---------------

(1) Includes the cost of the Company's direct sales force, attendance at trade shows and other promotional activities.



(2) Includes the development of a Cerebral Oximeter for use on children and newborns, enhancements to the Cerebral Oximeter and the development of new products through its consulting arrangements with NeuroPhysics Corporation.



(3) Includes working capital and other ongoing Selling, General and Administrative expenses. See the Financial Statements as of, and for the quarter ended, February 28, 1997, included elsewhere in this Prospectus, for information about the Company's current working capital needs and ongoing Selling, General and Administrative expenses.


     The foregoing represents the Company's best estimate of its allocation of the estimated net proceeds from the sale of Common Shares offered hereby and is subject to a reapportionment of proceeds among the categories discussed above or to new categories in response to, among other things, changes in the Company's business plans, future revenues and expenses and industry, regulatory or competitive conditions. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations or business plan and changes in economic and industry conditions. Any such shifts will be at the discretion of the Board of Directors and the officers of the Company.

     Pending the application of such proceeds, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing investments.

                PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY


     The Common Shares trade on The Nasdaq SmallCap Market under the trading symbol "SMTS." On November 30, 1994, the Company's securities were delisted from The Nasdaq Stock Market and were traded in the over-the-counter market. As of December 27, 1994, the Common Shares were re-listed on, and are currently quoted in, The Nasdaq SmallCap Market. The following table sets forth, for the periods indicated, the range of high and low closing bid quotations as reported by Nasdaq. The prices set forth below have been adjusted to give effect to the 1-for-10 reverse stock split of the Common Shares effected on April 10, 1997.



                                                               HIGH      LOW
                                                               ----      ---
Fiscal Year Ended November 30, 1995
  First Quarter.............................................  $13.10    $ 7.50
  Second Quarter............................................   18.10     11.30
  Third Quarter.............................................   18.10      8.80
  Fourth Quarter............................................    9.40      5.00
Fiscal Year Ended November 30, 1996
  First Quarter.............................................  $17.50    $ 4.10
  Second Quarter............................................   25.00     10.00
  Third Quarter.............................................   40.00     14.40
  Fourth Quarter............................................   23.10     12.50
Fiscal Year Ending November 30, 1997
  First Quarter.............................................  $15.00    $ 5.63
  Second Quarter (through May 29, 1997).....................   11.25      3.38



     On May 29, 1997, the last reported sales price for the Common Shares on The Nasdaq SmallCap Market was $5.50 per share. At April 11, 1997, the Company had 602 shareholders of record.


     The bid quotations set forth above reflect inter-dealer prices, without retail markup, mark-down or commission and may not necessarily represent actual transactions.

     The Company has never paid cash dividends on its Common Shares and does not expect to pay such dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in the Company's business. The payment of any future dividends will be determined by the Board in light of the conditions then existing, including the Company's financial condition and requirements, future prospects, restrictions in future financing agreements, business conditions and other factors deemed relevant by the Board.

                                 CAPITALIZATION


     The following table sets forth the actual capitalization of the Company as of February 28, 1997 and as adjusted to give effect to the sale of the 2,000,000 Common Shares offered by the Company hereby at the public offering price of $4.00 and the application of the estimated net proceeds of $6,980,000 therefrom (after deducting underwriting discounts and commissions and estimated offering expenses) as described in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes to Financial Statements included elsewhere in this Prospectus.



                                                               AT FEBRUARY 28, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
Shareholders' equity:
  Preferred shares, authorized, 1,000,000 shares of $.01 par
     value; no shares issued or outstanding.................  $     --    $     --
  Common Shares; authorized, 6,000,000 shares of $.01 par
     value; issued and outstanding, 2,285,351 shares at
     February 28, 1997 (4,285,351 shares, as adjusted)(1)...        23          43
  Additional paid-in capital................................    34,253      41,213
  Deficit accumulated during the development stage(2).......   (31,519)    (31,519)
                                                              --------    --------
     Total shareholders' equity and total capitalization....  $  2,757    $  9,737
                                                              ========    ========


---------------


(1) Excludes (i) an aggregate of up to 622,646 Common Shares reserved for issuance under the Company's 1983 Stock Option Plan, 1991 Incentive Stock Option Plan, 1993 Director Stock Option Plan, 1997 Stock Option Plan and non-plan options, of which options to purchase an aggregate of 564,992 Common Shares were outstanding as of May 23, 1997, (ii) 79,394 Common Shares issuable upon the exercise of the Placement Agent Warrants issued in connection with the Regulation S Offerings, (iii) 115,520 Common Shares issuable upon the exercise of the Regulation S Warrants issued in connection with the Regulation S Offerings completed in July 1995 and April 1996 and
    (iv) 200,000 Common Shares issuable upon exercise of the Representative's Warrants. See Notes 3, 8 and 11 of Notes to Financial Statements.


(2) Management believes the deficit accumulated during the development stage has continued to increase during the second quarter ending May 31, 1997 and there has been a corresponding decrease in total capitalization.

                                    DILUTION


     The net tangible book value of the Company as of February 28, 1997 was $2,679,554, or $1.17 per Common Share. Net tangible book value per share represents the amount of net tangible assets, less total liabilities, divided by the number of Common Shares outstanding. After giving effect to the sale by the Company of 2,000,000 Common Shares offered hereby at the public offering price of $4.00 per share, the net tangible book value of the Company as of February 28, 1997 would have been $9,659,554, or $2.25 per share. This represents an immediate increase in such net tangible book value of $1.08 per share to existing shareholders and an immediate dilution of $1.75 per share to new investors. The following table illustrates this per share dilution:



Public offering price per share.............................          $4.00
  Net tangible book value per share at February 28, 1997....  $1.17
  Increase in net tangible book value per share attributable
     to new investors.......................................   1.08
                                                              -----
Net tangible book value per share after giving effect to
  this offering.............................................           2.25
                                                                      -----
Dilution per share to new investors.........................          $1.75
                                                                      =====



     The foregoing assumes no exercise of options and warrants after February 28, 1997. As of May 23, 1997, there were outstanding options and warrants to purchase an aggregate of 759,906 Common Shares, and the Company had also reserved up to an additional 57,654 Common Shares for issuance upon the exercise of options which had not yet been granted under the Company's stock option plans. To the extent outstanding options or warrants are exercised, there will be further dilution to new investors. See "Capitalization."

                            SELECTED FINANCIAL DATA


     The following selected financial data as of November 30, 1996, 1995, 1994, 1993 and 1992, and for each of the years in the five-year period ended November 30, 1996 have been derived from the audited financial statements of the Company, certain of which appear elsewhere in this Prospectus, together with the report of Deloitte & Touche LLP, independent auditors, whose report includes an explanatory paragraph relating to an uncertainty concerning the Company's ability to continue as a going concern. The following selected financial data as of February 28, 1997, and for the three-month periods ended February 28, 1997 and February 29, 1996, have been derived from the unaudited financial statements of the Company appearing elsewhere in this Prospectus, but in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for such periods and as of such date. The results of operations for the three months ended February 28, 1997 are not necessarily indicative of the results to be expected for the year ending November 30, 1997. The selected financial data should be read in conjunction with the financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                                             PERIOD FROM
                         THREE MONTHS ENDED                                                                   INCEPTION
                     ---------------------------              FISCAL YEAR ENDED NOVEMBER 30,              (JANUARY 15, 1982)
                     FEBRUARY 28,   FEBRUARY 29,   ----------------------------------------------------    TO FEBRUARY 28,
                         1997           1996         1996       1995       1994       1993       1992            1997
                     ------------   ------------   --------   --------   --------   --------   --------   ------------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS DATA:
Net sales(1)........   $   354        $    515     $    778   $  1,336   $    938   $  1,547   $     50        $  6,083
Cost of sales.......       180             211          385        658        464        763         48           2,808
Gross margin........       174             304          393        678        474        784          2           3,398
Research,
  development and
  engineering
  expenses..........       164              50          235        286        550      1,150      1,190           8,169
Selling, general and
  administrative
  expenses..........     1,359             590        3,550      3,303      4,347      6,063      4,313          27,549
Net loss............    (1,308)           (320)      (3,304)    (2,818)    (4,332)    (6,136)    (5,391)        (31,500)
Net loss per Common
  Share(2)..........      (.57)           (.18)       (1.77)     (1.67)     (3.41)     (5.75)     (5.96)         (41.03)
Weighted average
  number of Common
  Shares
  outstanding(2)....     2,285           1,778        1,867      1,684      1,270      1,068        905             768

                                         AT                          AT NOVEMBER 30,
                                    FEBRUARY 28,   ----------------------------------------------------
                                        1997         1996       1995       1994       1993       1992
                                    ------------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and marketable securities...     $  1,845     $  3,292   $    941   $  2,405   $  2,929   $  8,594
Working capital..................        2,577        3,862      1,846      2,982      3,326      8,776
Total assets.....................        3,367        4,672      2,861      4,327      5,142     10,310
Total liabilities................          610          618        568        808      1,039        835
Long-term debt and redeemable
  Convertible Preferred Shares...           --           --         20         20         60         80
Deficit accumulated during the
  development stage(4)...........      (31,519)     (30,211)   (26,907)   (24,089)   (19,757)   (13,622)
Shareholders' equity(3)(4).......        2,757        4,054      2,294      3,519      4,103      9,475

---------------
(1) The revenue recorded prior to the fiscal year ended November 30, 1991 consists primarily of product sales revenue from sales of the INVOS 2100. Marketing of the INVOS 2100 has been discontinued. Revenue recorded in the fiscal years ended November 30, 1992 and 1991 relates to the sale of Cerebral Oximeters primarily to specialty dealers for demonstration purposes only. Revenue recorded in the three months ended February 28, 1997 and February 29, 1996 and in fiscal years 1996, 1995, 1994 and 1993 relate primarily to the sale of Cerebral Oximeters and SomaSensors for commercial use. For a description of the current status of the Company's marketing efforts, the loss of, and regaining, FDA clearance to market the Cerebral Oximeter in the United States and the resulting changes in the Company's operations, see "Business -- Government Regulation," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Thus, the selected financial data presented above may not be indicative of the results to be expected for fiscal 1997.

(2) See Note 4 of Notes to Financial Statements included in this Prospectus for information with respect to the calculation of per share data. The net loss per Common Share data and weighted average number of Common Shares outstanding data have been adjusted to give effect to the 1-for-10 reverse stock split effective April 10, 1997.

(3) See Statements of Shareholders' Equity (Deficiency) of the Financial Statements included in this Prospectus for an analysis of Common Share transactions for the period from January 15, 1982 (date of inception) through February 28, 1997.

(4) The Company believes its deficit accumulated during the development stage has increased and shareholders' equity has decreased since February 28, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements with respect to the Company's future financial performance. These forward-looking statements are subject to various risks and uncertainties, including the factors described under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from historical results or those currently anticipated.

RESULTS OF OPERATIONS

OVERVIEW

     In 1988, the Company began clinical studies of the Cerebral Oximeter on human patients. In June 1992, the Company received 510(k) clearance from the FDA to market the Cerebral Oximeter in the United States for use on adults. The Company began commercial shipments of Cerebral Oximeters and SomaSensors in May 1993. In November 1993, the FDA rescinded the Company's clearance to market the Cerebral Oximeter and the related disposable SomaSensor in the United States, and the Company suspended all commercial sales. In February 1994, the Company resumed marketing its product in several foreign countries, and in June 1996 the Company received clearance from the FDA to market the Cerebral Oximeter and the related disposable SomaSensor in the United States.

     The Company is in the development stage and has accumulated losses of $31,499,623 through February 28, 1997. From its inception in January 1982 through February 28, 1997, its primary activities have consisted of research and development of the INVOS technology, a discontinued product, the Cerebral Oximeter and the related disposable SomaSensor. The Company believes that its accumulated deficit will continue to increase for the foreseeable future.

     The Company derives its revenues from sales of Cerebral Oximeters and SomaSensors to its distributors and, since the June 1996 FDA clearance, to hospitals through its direct sales employees. The Company recognizes revenues when it ships its product to its distributors or to hospitals. Payment terms are generally net 30 days for United States sales and net 60 days or longer for international sales. The Company's primary expenses, excluding the cost of its product, are selling, general and administrative and research, development and engineering, which are generally expensed as incurred. The Company capitalizes its patent costs and amortizes them over 17 years. Since May 1994, the Company has exchanged the new model 3100A Cerebral Oximeters for its model 3100 Cerebral Oximeters. The Company refurbishes the model 3100 Cerebral Oximeters it receives and sells them approximately at cost in countries that do not require compliance with the standards met by the model 3100A. Such sales reduce the Company's overall gross margin.

THREE MONTHS ENDED FEBRUARY 28, 1997 COMPARED TO THREE MONTHS ENDED FEBRUARY 29, 1996

     Net sales decreased by approximately $161,000, or 31%, from $515,079 in the three-month period ended February 29, 1996 to $353,863 in the three-month period ended February 28, 1997. The decrease in sales was primarily attributable to a 26% decrease in the average selling price of Cerebral Oximeters to Baxter Limited to make their price similar to that of other distributors and reduced shipments to Baxter Limited in Japan, which purchased its requirements for all of 1996 in the first quarter of fiscal 1996. Sales of refurbished model 3100 Cerebral Oximeters, model 3100A Cerebral Oximeters and SomaSensors comprised approximately 5%, 73% and 22%, respectively, of the Company's sales in the first quarter of fiscal 1997 and 5%, 84% and 11%, respectively, of the Company's sales in the first quarter of fiscal 1996. Approximately 63% of the Company's net sales in the first quarter of fiscal 1997 were export sales, compared to 100% of the Company's net sales in the first quarter of fiscal 1996. One international distributor and two United States distributors accounted for approximately 42%, 14% and 11%, respectively, of total net sales for the three months ended February 28, 1997, and two international distributors accounted for approximately 86% and 6% of total net sales for the three months ended February 29, 1996.

     Gross margin as a percentage of net sales for the quarters ended February 28, 1997 and February 29, 1996 was approximately 49% and 59%, respectively. Gross margin as a percentage of net sales decreased in the first quarter ended February 28, 1997 from the first quarter of fiscal 1996, primarily because the Company realized lower average selling prices for model 3100A Cerebral Oximeters, and the cost to the Company of the SomaSensor was higher in the first quarter of fiscal 1997. This decrease was partially offset by an approximately 4% decrease in materials cost for the Cerebral Oximeter in the first quarter of fiscal 1997.


     The Company's research, development and engineering expenses increased approximately $114,000, or 229%, from $49,936 for the three months ended February 29, 1996 to $164,211 for the three months ended February 28, 1997. The increase is primarily attributable to increased consulting fees in fiscal 1997 in connection with new product development, increased research, development and engineering personnel from two employees at February 29, 1996 to five employees at February 28, 1997, increased clinical testing in the first quarter of fiscal 1997, and increased obsolescence costs in the first quarter of fiscal 1997.


     Selling, general and administrative expenses increased approximately $768,000, or 130%, from $590,331 for the three months ended February 29, 1996 to $1,359,088 for the three months ended February 28, 1997. The increase in selling, general and administrative expense is primarily attributable to a $496,000 increase in salaries, wages and related expenses as a result of the additional employees hired since May 31, 1996 (from an average of 19 employees in the first quarter of fiscal 1996 to 36 employees in the first quarter of fiscal 1997) and an increase in incentive compensation accrual, and a $181,000 increase in selling-related expenses as a result of the costs associated with training and equipping direct sales personnel with demonstration equipment, the added cost of promotional equipment and materials in the United States, an increase in travel and related expenses due to distributor training and support and additional employees in sales and marketing, and an increase in trade show participation expenses.

     For the three-month period ended February 28, 1997, the Company realized a 309% increase in its net loss over the same period in fiscal 1996. The increase is primarily attributable to a 31% reduction in sales and a 137% increase in operating expenses.

FISCAL YEAR ENDED NOVEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1995

     Net sales decreased approximately $558,000, or 42%, from $1,335,970 in the fiscal year ended November 30, 1995 to $778,200 in the fiscal year ended November 30, 1996. The decrease in sales was primarily attributable to a more than 20% decrease in the average selling price of model 3100A Cerebral Oximeters to distributors and reduced shipments to Europe and to Baxter Limited in Japan. Approximately 96% and 100% of the Company's net sales in fiscal 1996 and 1995, respectively, were export sales. Sales of refurbished model 3100 Cerebral Oximeters, model 3100A Cerebral Oximeters and SomaSensors comprised approximately 14%, 63% and 23%, respectively, of the Company's fiscal year 1996 net sales, and 10%, 74% and 16%, respectively, of the Company's fiscal year 1995 net sales.

     Two international distributors accounted for approximately 62% and 15%, respectively, of net sales for fiscal year 1996, and approximately 53% and 13%, respectively, of net sales for fiscal year 1995. The Company terminated its Japanese distributor effective January 28, 1995. In March 1995, the Company announced the engagement of Baxter Limited as its exclusive distributor in Japan. In April 1995, the Company received its license from the Japanese Ministry of Health and Welfare to market its product in Japan.

     Gross margin as a percentage of net sales for the fiscal years ended November 30, 1996 and 1995 were approximately 50% and 51%, respectively. Gross margin as a percentage of net sales decreased in fiscal 1996 from fiscal 1995 primarily because 14% of net sales in fiscal 1996 consisted of sales of refurbished model 3100 Cerebral Oximeters, and because of lower average selling prices for model 3100A Cerebral Oximeters and an increase in the cost of the SomaSensor, partially offset by an approximately 10% decrease in materials cost for the Cerebral Oximeter in fiscal 1996. Excluding sales of refurbished model 3100 Cerebral Oximeters, gross margins were relatively unchanged from fiscal 1995 to fiscal 1996; lower material costs for the Cerebral Oximeter were offset by the lower average selling prices for model 3100A Cerebral Oximeters and the increased cost of the SomaSensor.

     The Company's research, development and engineering expenses decreased approximately $51,000, or 18%, from $285,893 for the fiscal year ended November 30, 1995 to $235,354 for the fiscal year ended November 30, 1996. The decrease in fiscal 1996 is primarily attributable to an approximately $70,000 charge in fiscal 1995 to engineering expenses for obsolete purchased parts inventory relating to engineering design changes to the model 3100A Cerebral Oximeter, partially offset by increased consulting fees in fiscal 1996 in connection with new product development since the Company received 510(k) clearance for the Cerebral Oximeter.


     Selling, general and administrative expenses increased approximately $247,000, or 7%, from $3,302,751 for the fiscal year ended November 30, 1995 to $3,549,939 for the fiscal year ended November 30, 1996. The increase for fiscal 1996 is primarily attributable to (i) a $217,000 increase in selling-related expenses, primarily due to the costs of providing Cerebral Oximeters for clinical research and to United States sales personnel and the added cost of promotional equipment and materials in the United States, partially offset by a decrease in travel and related expenses and two fewer sales and marketing employees for approximately seven months of the fiscal year, (ii) one-time charges of $175,000 for write-downs of excess refurbished model 3100 Cerebral Oximeters and obsolete inventory, (iii) an increase in nonproductive, indirect labor and overhead of $197,000 and (iv) a $71,000 increase in warranty expenses, partially offset by (a) a decrease of $237,000 in salaries and wages, primarily due to a reduction in payroll and related benefits, partially offset by an increase in temporary and contract labor and an increase in consulting services,
(b) a $134,000 decrease in occupancy costs principally due to the reduction in personnel and the expiration of operating leases and (c) a decrease in depreciation and amortization expenses of $67,000.


     The $121,500 bad debt recovery (resulting from the returns of INVOS 3100 Cerebral Oximeters by United States distributors whose receivables had been written off), $57,200 reversal of the reserve for the extra cost of exchanging new INVOS 3100A Cerebral Oximeters for INVOS 3100 Cerebral Oximeters held by United States distributors who had not yet paid for their Cerebral Oximeters, and the cost of upgrading model 3100 Cerebral Oximeters, and $27,600 reversal of the reserve for replacing SomaSensors recalled in 1993, were partially offset by a $150,000 reserve accrued for excess INVOS 3100 Cerebral Oximeters in inventory and obsolete inventory and a $46,000 reserve for doubtful accounts taken in connection with receivables from some foreign distributors. These amounts are included in selling, general and administrative expenses for fiscal 1996.

FISCAL YEAR ENDED NOVEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1994

     Net sales increased approximately $397,000, or 42%, from $938,531 in the fiscal year ended November 30, 1994 to $1,335,970 in the fiscal year ended November 30, 1995. The increase in sales can be attributed to sales to Baxter Limited in Japan and increased sales to distributors in South America, partially offset by lower sales to the Company's former Japanese distributor in the first quarter and the sale of refurbished model 3100 Cerebral Oximeters at substantially lower prices than model 3100A Cerebral Oximeters. In fiscal 1995 and 1994, 100% of the Company's net sales were export sales. Sales of refurbished model 3100 Cerebral Oximeters, model 3100A Cerebral Oximeters and SomaSensors comprised approximately 10%, 74% and 16%, respectively, of the Company's fiscal year 1995 net sales and 0%, 84% and 16%, respectively, of the Company's fiscal year 1994 net sales.


     Two international distributors accounted for approximately 53% and 13%, respectively, of net sales for fiscal year 1995 and approximately 43% and 10%, respectively, of net sales for fiscal year 1994. The Company terminated its former Japanese distributor effective in January 1995. In March 1995, the Company announced the engagement of Baxter Limited as its exclusive distributor in Japan. In April 1995, the Company received its license from the Japanese Ministry of Health and Welfare to market its product in Japan.



     Gross margin as a percentage of net sales for the fiscal years ended November 30, 1995 and 1994 was approximately 51%. Lower initial manufacturing, tooling and engineering costs in fiscal 1995, the reduced level of personnel in fiscal 1995 and the higher level of sales over which fixed costs of sales were spread in fiscal 1995, were offset by an increased allocation of overhead costs in fiscal 1995 as a result of the reallocation of space and indirect labor required for manufacturing, increased costs of the SomaSensor in fiscal 1995 and the sale of refurbished model 3100 Cerebral Oximeters in fiscal 1995 approximately at cost, thereby reducing overall gross margins.

     The Company's research, development and engineering expenses decreased approximately $264,000, or 48%, from $549,737 for the fiscal year ended November 30, 1994 to $285,893 for the fiscal year ended November 30, 1995. The decrease in fiscal 1995 is attributable to reductions in research, development, and engineering personnel from three employees at November 30, 1994 to two employees at November 30, 1995, decreased engineering consulting services and clinical testing in fiscal 1995 (incurred in fiscal 1994 in connection with preparing the Cerebral Oximeter Model 3100A for commercial sale and in connection with the Company's 510(k) application) and discontinued development of extensions of and enhancements to the Cerebral Oximeter and other INVOS technology (except for the INVOS 3100A Cerebral Oximeter), partially offset by an approximately $70,000 charge in the second quarter to engineering expenses for obsolete purchased parts inventory relating to engineering design changes to the INVOS 3100A Cerebral Oximeter and costs associated with the issuance of two patents relating to the Company's INVOS technology and Cerebral Oximeter.


     Selling, general and administrative expenses decreased approximately $1,044,000, or 24%, from $4,346,858 for the fiscal year ended November 30, 1994 to $3,302,751 for the fiscal year ended November 30, 1995. The decrease is primarily due to (i) a $542,000 reduction in legal and accounting fees, (ii) a $254,000 reduction in salaries, wages and related expenses, primarily due to a reduction in payroll and related benefits as a result of a reduction in workforce from 26 employees at November 30, 1994 to 20 employees at November 30, 1995 and a reduction in consulting expenses, (iii) a $76,000 reduction in depreciation expense, (iv) a $58,000 reduction in facility expenses, primarily due to the reduction in personnel and the expiration of operating lease commitments and (v) a $51,000 reduction in selling expenses, primarily due to the $115,400 accrual in fiscal 1994 in connection with the plan to replace INVOS 3100 Cerebral Oximeters with INVOS 3100A Cerebral Oximeters, clinical trial expenses in fiscal 1994 associated with the 510(k) filed in February 1995 and a reduction in advertising expenses in fiscal 1995, partially offset by an increase in trade show participation and travel expenses. This decrease was partially offset by the $72,000 settlement with a former distributor in Japan.


     Interest income increased approximately $26,000, or 39%, from $68,290 for the fiscal year ended November 30, 1994 to $94,769 for the fiscal year ended November 30, 1995. The increase in interest income for the fiscal year ended November 30, 1995 over the fiscal year ended November 30, 1994 is primarily due to interest income from the investment of the cash received from the Regulation S Offerings in July 1995 and August 1994.

EFFECTS OF INFLATION

     The Company does not believe that inflation has had a significant impact on its financial position or results of operations in the past three years.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used in operations during fiscal 1996 was approximately $2,815,000. Cash was used primarily to (i) fund the Company's net loss, including selling, general and administrative expenses and research, development and engineering expenses (approximately $3,237,000, net of depreciation and amortization expense) and (ii) decrease accrued liabilities primarily due to (a) the reversal of the reserves to replace unpaid United States Cerebral Oximeters and SomaSensors and upgrade the Cerebral Oximeters received, (b) use of the reserves to replace international Cerebral Oximeters and (c) payment of expenses and settlement costs associated with class action lawsuits (approximately $162,000). These uses of cash were partially offset by (i) a decrease in accounts receivable (approximately $252,000) primarily due to lower sales in fiscal 1996 and higher bad-debt expenses, (ii) a decrease in other assets (approximately $88,000) primarily due to the elimination of deferred offering costs and (iii) an increase in accounts payable (approximately $233,000) primarily due to increased expenses and inventory purchases in preparation for selling and marketing efforts in the United States combined with slower payment.

     Net cash used in operations during the three-month period ended February 28, 1997 was approximately $1,457,000. Cash was used primarily to (i) fund the Company's net loss, including selling, general and administrative expenses and research, development and engineering expenses (approximately $1,295,000, net of depreciation and amortization expense), (ii) increase accounts receivable (approximately $132,000) primarily due to higher sales in the first quarter of fiscal 1997 than in the prior two quarters, (iii) decrease accrued liabilities primarily as a result of the payment of professional fees (approximately $50,000) and (iv) increase inventories as a result of increased manufacturing activity in preparation for United States sales (approximately $21,000). These uses of cash were partially offset by an increase in accounts payable (approximately $42,000) primarily due to increased legal and professional expenses and inventory purchases in preparation for selling and marketing efforts in the United States combined with slower payment. Management expects working capital requirements to increase if sales increase.

     The Company's principal sources of operating funds have been the proceeds of equity investments from sales of the Company's Common Shares. See Statements of Shareholders' Equity (Deficiency) of the Company's Financial Statements included elsewhere in this Prospectus.

     Several transactions in fiscal 1996 had a significant impact on the Company's capitalization. Effective February 28, 1996, the Company redeemed all of its 198,425 outstanding Convertible Preferred Shares for $0.10 per share. On March 19, 1996, all 14,433.966 outstanding unit purchase options expired. Effective November 14, 1996, the Company redeemed all of its 407,518 outstanding redeemable Class B Warrants for $0.50 per warrant. On September 26, 1996, the remaining 3,098 outstanding Class M Warrants (warrants issued in a bridge financing before the Company's 1991 initial public offering) were exercised for $9.50 a Common Share, and on November 14, 1996, the remaining 500 outstanding nonredeemable Class B Warrants expired.


     On April 2, 1996, the Company completed the placement of 57,120 units, at a price of $25.00 per unit, through an offering complying with Regulation S under the Securities Act of 1933, as amended. The net proceeds to the Company were approximately $1,284,000. Each unit consisted of two Common Shares and one warrant to purchase one Common Share. The warrants are exercisable at an initial exercise price of $17.50 per share, subject to adjustment, at any time through April 1, 2001, unless earlier redeemed. The warrants are redeemable for $0.10 by the Company at any time if certain conditions are met; these conditions have not been met as of May 29, 1997. The Company also granted the placement agent warrants to purchase 11,424 Common Shares at $12.50 per share exercisable during the four-year period beginning April 2, 1997.


     During fiscal 1996, 14,600 warrants issued in the Company's 1995 Regulation S Offering and exercisable at $20.00 per share, and 2,000 warrants issued in the Company's April 1996 Regulation S Offering and exercisable at $17.50 per share, were exercised, resulting in net proceeds to the Company of approximately $311,000. Also during fiscal 1996, the Company received approximately $75,000 from the exercise of employee stock options.

     On November 21, 1996, the Company completed the placement of 366,841 Common Shares at a price of $11.50 per share through an offering complying with Regulation S under the Securities Act of 1933, as amended. The net proceeds to the Company, after deducting the placement agent's fee, the expenses of the offering and $129,318 of other deferred offering costs, were approximately $3,568,000.

     During fiscal 1996, the Company settled a class action lawsuit. For a description of the settlement, including the cost to the Company, see Note 7 of Notes to Financial Statements included elsewhere in this Prospectus.

     On November 6, 1996, Gary D. Lewis paid the Company $175,000 (the outstanding principal amount of the loan at the time) in full satisfaction of all of his obligations under a loan made by the Company to him on February 1, 1993, and the Company wrote off approximately $29,750 of accrued interest with respect to that loan.

     As of February 28, 1997 the Company had working capital of $2,577,418 and cash and cash equivalents of $1,844,674, total current liabilities of $610,096 and shareholder's equity of $2,756,955. The Company has no loan commitments.

     The Company expects that its primary needs for liquidity in fiscal 1997 will be (i) to fund its losses and sustain its operations, including funding (a) marketing costs for the Cerebral Oximeter; (b) additional sales and marketing, manufacturing, service, quality control and medical affairs personnel expected to be hired in fiscal 1997; (c) further development and testing of enhancements to, and product extensions of, the Cerebral Oximeter; and (d) additional research and development projects and (ii) for working capital, including increased accounts receivable and inventories of components and sales units to satisfy expected sales orders. In addition, management has budgeted approximately $120,000 for capital expenditures during fiscal 1997.

     The Company believes that the cash and cash equivalents on hand at February 28, 1997 together with the net proceeds of this offering will be sufficient to sustain the Company's operations at budgeted levels and its needs for liquidity at least into the second half of fiscal 1998. By that time the Company will be required to raise additional cash either (i) through additional sales of its product, (ii) through sales of securities, (iii) by incurring indebtedness or
(iv) by a combination of the foregoing. If the Company is unable to raise additional cash by that time, it will be required to reduce or discontinue its operations.


     Also as of February 28, 1997, there were 60,400 redeemable warrants outstanding, exercisable at $20.00 per share until July 13, 2000 and 55,120 redeemable warrants outstanding exercisable at $17.50 per share until April 1, 2001. These warrants were issued in the Company's 1995 and April 1996 Regulation S Offerings. The conditions permitting the Company to redeem these warrants have not been met as of May 23, 1997. In addition, the placement agents and their transferees hold warrants to purchase 52,970 Common Shares exercisable at $12.50 per share, 15,000 warrants exercisable at $14.40 per share and 11,424 warrants exercisable at $12.50 per share. It is unlikely that these warrants will be exercised if the exercise price exceeds the market price of the Common Shares. The Company has the right to reduce the exercise price of these warrants.


     For a description of a lawsuit alleging various securities law violations filed by a shareholder of the Company on April 25, 1994, see Note 7 of Notes to Financial Statements included elsewhere in this Prospectus.

     The Company's ability to use its accumulated net operating loss carryforwards to offset future income, if any, for income tax purposes, is limited due to the initial public offering of its securities in March 1991. See
Note 6 of Notes to Financial Statements included elsewhere in this Prospectus.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which requires the Company to review for impairment long-lived assets, certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 is effective for the Company's 1997 fiscal year. The Company has evaluated the impact of the new standard on its financial position, results of operations and cash flows and has determined the effect to be immaterial.

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation" which also will be effective for the Company's 1997 fiscal year. The Company does not expect SFAS 123 to have a material impact on its financial position, results of operations, or cash flows. SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or it allows companies to continue to apply the existing accounting rules under APB Opinion 25 "Accounting for Stock Issued to Employees," but requires additional financial footnote disclosure. The Company has decided to continue to account for stock-based compensation arrangements under APB Opinion 25 and will include additional footnote disclosure in its fiscal 1997 annual report.

     In March 1997, the FASB issued SFAS No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly-held common shares or potential common shares. This Statement replaces the presentation of primary EPS and fully-diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. This Statement is not expected to have a material effect on the Company's reported EPS amounts. The Statement is effective for the Company's financial statements for the year ending November 30, 1998.

                                    BUSINESS

THE COMPANY

     Somanetics develops, manufactures and markets the Cerebral Oximeter, the only FDA-cleared, non-invasive patient monitoring system that continuously measures changes in the blood oxygen level in the adult brain. The Cerebral Oximeter was developed to meet the need for information about oxygen in the brain, the organ least tolerant of oxygen deprivation. Brain oxygen information, therefore, is important, especially in surgical procedures requiring general anesthesia and in other critical care situations with a high risk of brain oxygen imbalances. The Company is initially targeting cardiovascular and vascular surgeries and surgeries on elderly patients involving abnormal blood pressure, because these surgeries involve a high risk of brain oxygen imbalances, both during and after surgery. Surgeons, anesthesiologists and other medical professionals use the Cerebral Oximeter to identify brain oxygen imbalances and take corrective action, potentially improving patient outcome and reducing the cost of care.

     The Cerebral Oximeter is a relatively inexpensive, portable and easy-to-use monitoring system placed at a patient's bedside in hospital critical care areas, especially operating rooms, recovery rooms, ICUs and emergency rooms. It is comprised of (i) a portable unit including a computer and a display monitor,
(ii) a single-use, disposable sensor, the SomaSensor, (iii) proprietary software and (iv) a preamplifier cable. The SomaSensor is adhered to a patient's forehead and connected to the computer through the preamplifier cable. The computer uses the Company's proprietary software to analyze information received from the SomaSensor and provides a continuous digital and trend display on the monitor of an index of the oxygen saturation in the area of the brain under the SomaSensor. Users of the Cerebral Oximeter will be required to purchase disposable SomaSensors on a regular basis because of their single-use nature.

     Under the direction of the Company's President and Chief Executive Officer, Bruce Barrett, formerly with Abbott Laboratories, the Company obtained FDA clearance in June 1996 to sell the Cerebral Oximeter in the United States and implemented a new business strategy. The Company's objective is to establish the Cerebral Oximeter as a "standard of care" in surgical procedures requiring general anesthesia and in other critical care situations.

MARKET OVERVIEW

INDUSTRY BACKGROUND

     The brain is the human organ least tolerant of oxygen deprivation. Without sufficient oxygen, brain damage may occur within a few minutes, which can result in paralysis, severe and complex disabilities or death. Undetected brain hypoxia (insufficiency of oxygen delivery) and ischemia (tissue oxygen starvation due to the obstruction of the inflow of arterial blood) are common causes of brain damage and death during and after many surgical procedures and in other critical care situations. A December 1996 article in The New England Journal of Medicine reported on a 24-institution study and concluded that adverse cerebral outcomes after coronary artery bypass graft surgery are relatively common and serious and are associated with substantial increases in death, length of hospitalization and use of intermediate- or long-term care facilities. Adverse cerebral outcomes occurred in 6.1% of the patients included in the study. Additional studies have estimated that a higher percentage of patients experience some neurological decline after heart surgery and that insufficiency of oxygen delivery to the brain is a frequent cause of this problem. The New England Journal article concluded that new diagnostic and therapeutic strategies must be developed to lessen such injury.

     Oxygen is carried to the brain by hemoglobin in the blood. Hemoglobin passes through the lungs, bonds with oxygen and is pumped by the heart through arteries and capillaries to the brain. Brain cells extract the oxygen and the blood carries away carbon dioxide through the capillaries and veins back to the lungs. Brain oxygen imbalances can be caused by several factors, including changes in oxygen saturation (the percentage of hemoglobin contained in a given amount of blood which carries oxygen) in the arteries, blood flow to the brain, hemoglobin concentration and oxygen consumption by the brain.

     Brain oxygen information is important in surgical procedures requiring general anesthesia, in other critical care situations with a high risk of brain oxygen imbalances, as well as in the treatment of patients with head injuries or strokes. These procedures include cardiovascular and vascular surgeries, surgeries on elderly patients involving abnormal blood pressure, any neurosurgery, major surgeries involving the neck, transplant surgeries and treatment of patients with diseases resulting from high blood pressure, lung problems, or head, organ or heart injuries and treatment of patients suffering from strokes. These patients are most commonly found in operating rooms as well as in the other critical care areas of hospitals, especially recovery rooms, ICUs and emergency rooms. The Company believes that medical professionals need immediate and continuous information about changes in the oxygen levels in the blood in the brain to identify brain oxygen imbalances. After they are alerted to such imbalances, medical professionals have the information to take corrective action through the introduction of medications, anesthetic agents or mechanical intervention, potentially improving patient outcome and reducing the costs of care. Immediate and continuous information about changes in brain oxygen levels also provides immediate feedback regarding the adequacy of the selected therapy. Equally important, without information about brain oxygen levels, therapy that may not be necessary might be initiated to assure adequate brain oxygen levels. Unnecessary therapy can have an adverse impact on patient safety and increase hospital costs.


     Based on a 1995 survey, industry sources estimate that more than 24 million surgeries were performed in the United States. Industry sources also estimate that, in 1993, there were more than 4.4 million surgeries involving the heart or the blood vessels around the heart. Such surgeries include more than 600,000 open heart surgeries and 89,000 endarterectomies (the removal of blockage in the artery). Industry sources estimate, based on a 1985 survey, that there were more than 26,800 operating rooms in the United States and, based on a 1993 survey, that there were more than 6,100 ICUs in the United States with more than 90,000 beds.


     Currently, several different methods are used to detect one or more of the factors affecting brain oxygen levels or the effects of brain oxygen imbalances. These methods include invasive jugular bulb catheter monitoring, transcranial Doppler, electroencephalograms ("EEG"), intracranial pressure monitoring and neurological examination. These methods have not been widely adopted to monitor brain oxygen levels in critical care situations for a variety of reasons. The use of any of these methods is limited because it is either expensive, difficult or impractical to use as a brain monitor, invasive, not available under certain circumstances (such as when the patient is unconscious or has suppressed neural activity), not able to measure all of the factors that may affect brain oxygen imbalances, not organ specific or not able to provide continuous information or able to measure only the effects of brain oxygen imbalances.


     Arterial oxygen saturation is only one of the factors that can affect oxygen imbalances in the brain. Pulse oximetry measures oxygen saturation in the arteries. It is non-invasive, uses optical spectroscopy and has become a standard of care for measuring arterial oxygen saturation in critical care situations. However, pulse oximeters require a strong pulse, making them unavailable during bypass surgeries, surgeries involving induced hypothermia or any other time the patient does not have a strong peripheral pulse. Pulse oximeters provide information about the oxygen saturation of the arteries in a finger or earlobe, not oxygen imbalances in the brain. Changes in the oxygen balance in the brain may not have any affect on the oxygen levels in a finger or earlobe. For example, a blocked artery to the brain would affect oxygen in the brain, but would not affect the amount of oxygen in the arteries in the finger.

     The Cerebral Oximeter is the only FDA-cleared non-invasive monitoring system that provides continuous information about changes in the blood oxygen level in the adult brain. It is easy to use and relatively inexpensive and provides medical professionals with new information to help them identify brain oxygen imbalances. This information may facilitate timely intervention, provide feedback regarding the adequacy of the selected therapy and provide medical professionals with additional assurance when they make decisions regarding the need for therapy, thereby potentially improving patient outcome and reducing the cost of care.

MARKET TRENDS

     The Company believes the market for its product is driven by the following market trends:

     Demand to Reduce Health Care Costs. Hospitals in the United States are increasingly faced with direct economic incentives to control health care costs and improve the efficiency of health care through improved labor productivity, shortened hospital stays and more selective performance of medical procedures and use of facilities and equipment. Hospitals often receive a fixed fee from Medicare, managed care organizations and private insurers based on the disease diagnosed, rather than based on the services actually performed. Therefore, hospitals are increasingly focused on avoiding unexpected costs, such as those associated with increased hospital stays resulting from patients with brain damage or other adverse outcomes following surgery. This focus on avoiding unexpected costs is especially pronounced in the operating room and other hospital critical care areas due to their high operating costs. The economic and human costs of brain damage can be tremendous. Even short extensions of hospital stays resulting from brain damage can be expensive. In addition, overtreating a patient as a result of lack of knowledge about brain oxygen levels can result in unnecessary costs.

     Organ-Specific Monitoring; Current Emphasis on the Brain. The Company believes that physicians and hospitals are increasingly interested in monitoring the status of specific organs in the body, especially the brain. It also believes there is an increased interest in understanding how the brain functions and in finding ways to prevent injury to, and cures to diseases affecting, the brain. The Company believes that this interest has led to a greater focus on monitoring the brain, both to determine how it functions and to monitor the effects of various actions on the brain. In July 1989, Congress passed a resolution, and President Bush signed a proclamation, designating the 1990s as the "Decade of the Brain."

     Less Invasive Medical Procedures. The Company believes there is a trend toward less invasive medical procedures. Notable examples include laparoscopic procedures in general surgery and arthroscopic procedures in orthopedic surgery. Such procedures are designed to reduce trauma, thereby decreasing complications, reducing pain and suffering, speeding recovery and decreasing costs associated with patient care. The Company also believes that there is a trend to minimize invasive procedures relating to the brain to increase the safety of patients and medical professionals, reduce recovery time and minimize costs.

     Aging Population. According to the Administration on Aging, United States Department of Health and Human Services, approximately 33.5 million persons in the United States were age 65 or older in 1995, representing 13% of the population. The number of Americans age 65 or older increased by approximately
2.3 million, or 7%, between 1990 and 1995, compared to an increase of 5% for the under-65 population. The Administration on Aging predicts that the number of Americans age 65 or older will increase to approximately 34.7 million by the year 2000 and to approximately 53.2 million by the year 2020. The Company believes that older patients require a higher level of medical care using more procedures in which the patient or the procedure involves a risk of brain oxygen imbalances. Medical and surgical procedure growth rate has remained steady recently, and industry analysts expect this trend to continue.

BUSINESS STRATEGY

     The Company's objective is to establish the Cerebral Oximeter as a "standard of care" in surgical procedures requiring general anesthesia and in other critical care situations. Key elements of the Company's strategy are as follows:

     Target Surgical Procedures With a High Risk of Brain Oxygen Imbalances. The Company is targeting its initial marketing efforts primarily on the use of the Cerebral Oximeter in surgical procedures with a high risk of brain oxygen imbalances, such as cardiovascular and vascular surgeries and surgeries on elderly patients involving abnormal blood pressure. The Company believes that the medical professionals involved in these surgeries are the most aware of the risks of brain damage resulting from brain oxygen imbalances. Therefore, the Company believes that it will be easier to demonstrate the clinical benefits of the Cerebral Oximeter and potentially gain market acceptance for its product in connection with these surgeries.

     Demonstrate Clinical Benefits and Promote Acceptance of the Cerebral Oximeter. The Company sponsors clinical studies using the Cerebral Oximeter to provide additional evidence of its benefits. The resulting publication of any favorable peer-reviewed papers is used to help convince the medical community of the clinical benefits of the Cerebral Oximeter. The Company also promotes acceptance of the Cerebral Oximeter in the medical community by encouraging surgeons, anesthesiologists and nurses in leading hospitals, whose opinions and practices the Company believes are valued by other hospitals and physicians, to use the Cerebral Oximeter on a trial basis. The Company believes that successful evaluations of the Cerebral Oximeter by these medical professionals will accelerate the acceptance of the Cerebral Oximeter by other medical professionals. The Company sponsors discussions among physicians who have used the Cerebral Oximeter about its clinical benefits.

     Expand Marketing and Sales Activities. The Company has recently established a distribution network consisting of its direct sales employees and distributors. The Company is expanding its marketing and sales efforts to increase the medical community's exposure to its INVOS technology and the Cerebral Oximeter, including increased participation in trade shows and medical conferences and increased product evaluations. The Company is aggressively marketing its product through its existing sales force and leverages its sales resources through the use of its distributors, including Baxter Limited in Japan.

     Develop Additional Applications of the Cerebral Oximeter. The Company is in the process of developing product-line extensions of the Cerebral Oximeter for use on children and newborns. The Company believes that these natural extensions of its existing product will increase the market for the Cerebral Oximeter without the more significant development efforts required for entirely new products. The Company believes that non-invasive monitoring is important for newborns, as they have higher risks of oxygen imbalances and less blood volume from which medical professionals can make invasive blood gas measurements.

     License Technology to Medical Device Manufacturers. The Company plans to license its Cerebral Oximeter technology to other medical device manufacturers to expand the installed base of Cerebral Oximeters and increase the demand for SomaSensors. Such a license might be made to a company interested in incorporating the Cerebral Oximeter into a multi-function monitor. The Company believes that such an arrangement could provide another distribution channel for the Company's Cerebral Oximeter. The Company, however, has no current commitments for any such licenses.

     In addition, the Company is analyzing the feasibility of other applications of its technology. The Company has entered into a consulting arrangement with NeuroPhysics Corporation in connection with research into the feasibility of four new products.

PRODUCT AND TECHNOLOGY

THE CEREBRAL OXIMETER

     The Company's Cerebral Oximeter is the only FDA-cleared, non-invasive patient monitoring system that provides continuous information about changes in the blood oxygen level in the adult brain. It is a portable and easy-to-use monitoring system that is placed at a patient's bedside in hospital critical care areas, especially operating rooms, recovery rooms, ICUs and emergency rooms. Surgeons, anesthesiologists and other medical professionals use the information provided by the Cerebral Oximeter to identify brain oxygen imbalances and take corrective action, potentially improving patient outcome and reducing the cost of care. Once the cause of a cerebral oxygen imbalance is identified and therapy is initiated, the Cerebral Oximeter provides immediate feedback regarding the adequacy of the selected therapy. It can also provide medical professionals with an additional level of assurance when they make decisions regarding the need for therapy.

     Unlike certain existing monitoring methods, the Cerebral Oximeter functions even when the patient is unconscious, lacks a strong peripheral pulse or has suppressed neural activity. The measurement made by the Cerebral Oximeter is dominated by the blood in the veins. Therefore, it responds to the changes in factors that affect the balance between cerebral oxygen supply and demand, including changes in arterial oxygen saturation, cerebral blood flow, hemoglobin concentration and cerebral oxygen consumption. The Cerebral Oximeter responds to global changes in brain oxygen levels and to events that affect the brain oxygen levels in the region beneath the SomaSensor.

     The Cerebral Oximeter monitoring system is comprised of (i) a portable unit including a computer and a display monitor, (ii) a single-use, disposable sensor, the SomaSensor, (iii) proprietary software and (iv) a preamplifier cable. The SomaSensor is adhered to a patient's forehead and connected to the computer through the preamplifier cable. The SomaSensor continuously transmits and receives predetermined wavelengths of light sent through the scalp, muscle and skull into the brain tissue. The computer receives the information about the intensity of the light scattered by the blood and tissue in the area being monitored. The computer uses the Company's proprietary software to analyze this information and provide a continuous digital and trend display on the monitor of an index of the oxygen saturation in the area of the brain under the SomaSensor.


     The portable unit includes a menu-driven user interface which provides easy access for setting high and low audible alarms and permits a customized display format and data retrieval. Single-function keys offer a convenient means of powering the Cerebral Oximeter, silencing alarms, marking important events and printing results that can be stored for up to 24 hours and retrieved by a variety of standard, commercially available printers. The portable unit measures 12 inches wide, 6 inches high and 13 inches deep and weighs approximately 15 pounds.


     The suggested list prices for the Cerebral Oximeter and the SomaSensor in the United States are $8,995 and $59, respectively. Users of the Cerebral Oximeter will be required to purchase disposable SomaSensors on a regular basis. The SomaSensor may only be used once because after one use it may become contaminated and its effectiveness is not warranted by the Company. The Company provides a one-year warranty on the Cerebral Oximeter, which the Company will satisfy by repairing or exchanging those units in need of repair. The Company also expects to offer maintenance agreements and service for the Cerebral Oximeter for a fee after the warranty expires.

     The following table summarizes the principal features and related benefits of the Cerebral Oximeter:


                      FEATURES                                             BENEFITS
    ------------------------------------------------------------------------------------------------------
    FDA-cleared                                      -  Access to United States and certain foreign
                                                     markets
    ------------------------------------------------------------------------------------------------------
    Non-invasive                                     -  Consistent with market trend toward less invasive
                                                         medical procedures
                                                     -  No risk to patients and medical professionals
                                                     -  No added patient recovery costs
    ------------------------------------------------------------------------------------------------------
    Continuous Information                           -  Immediate information regarding brain oxygen
                                                         imbalances
                                                     -  Real-time guide to therapeutic interventions
    ------------------------------------------------------------------------------------------------------
    New Organ-Specific Information                   -  Provides information about oxygen imbalances in
                                                         the brain
    ------------------------------------------------------------------------------------------------------
    Relatively Inexpensive                           -  Low cost relative to other brain monitors and
                                                         medical devices
                                                     -  Small portion of the cost of the procedures in
                                                         which it is used
                                                     -  New information can potentially improve patient
                                                         outcome and reduce the cost of care
    ------------------------------------------------------------------------------------------------------
    Easy-to-Use                                      -  Does not require a trained technician to operate
                                                         or interpret
                                                     -  Automatic SomaSensor calibration
                                                     -  Simple user interface and controls
                                                     -  Audible alarm limits
    ------------------------------------------------------------------------------------------------------
    Effective in Difficult Circumstances             -  Provides information when the patient is
                                                         unconscious, lacks a strong peripheral pulse or
                                                         has suppressed neural activity, specifically
                                                         during cardiac arrest, hypothermia, hypertension,
                                                         hypotension and hypovolemia
                                                     -  Indicates oxygen imbalances in the brain, not just
                                                         blood flow, oxygenation of the arteries or the
                                                         effects of imbalances
    ------------------------------------------------------------------------------------------------------
    Portable                                         -  Placed at patient's bedside
    ------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

OPTICAL SPECTROSCOPY TECHNOLOGY

     The Company's proprietary In Vivo Optical Spectroscopy ("INVOS") technology is based primarily on the physics of optical spectroscopy. Optical spectroscopy is the interpretation of the interaction between matter and light. Spectrometers and spectrophotometers function primarily by shining light through matter and measuring the extent to which such light is transmitted through, or scattered or absorbed by, matter. Physicians and scientists can use spectrophotometers to examine human blood and tissue. Although most human tissue is opaque to ordinary light, certain wavelengths penetrate tissue more easily than others. Therefore, by shining light of appropriate wavelengths into the body and measuring its transmission, scattering and absorption, or a combination, physicians can obtain information about the matter under analysis. Optical spectroscopy generates no ionizing radiation and produces no known hazardous effects.

     Optical spectroscopy was first used clinically in the 1940s at the Sloan-Kettering Institute for cancer research. The pulse oximeter uses optical spectroscopy to determine the oxygen saturation of the blood in the arteries in peripheral tissue, such as in a finger or an earlobe. By identifying the hemoglobin and the oxygenated hemoglobin and measuring the relative amounts of each, oxygen saturation of hemoglobin can be measured. However, the use of optical spectroscopy in the body has not generally been useful when the substances to be measured are surrounded by, are behind, or are near bone, muscle or other tissue, because the transmission, scattering and absorption of the transmitted light produces extraneous data that interferes with analysis of the data from the area being examined.

INVOS TECHNOLOGY


     The Cerebral Oximeter is based on INVOS technology. In 1982, the Company commenced research and development efforts in connection with a spectroscopic instrument for the measurement of breast tissue abnormalities. The Company's first product, the Somanetics INVOS 2100 System (the "INVOS 2100"), used the same INVOS technology as the Cerebral Oximeter. Subsequently, the Company commenced analysis of the application of INVOS technology to the measurement of changes in cellular metabolism in the brain. Early studies conducted in conjunction with the Henry Ford Neurosurgical Institute demonstrated the ability of the Company's INVOS technology to make certain measurements which were highly correlated to controlled changes in animal brain cell metabolism. In 1988, the Company began clinical studies of the Cerebral Oximeter on human patients in operating rooms, emergency rooms and ICUs at Henry Ford Hospital and later at Bowman Gray School of Medicine and Mount Sinai Medical Center.


     Like other applications of optical spectroscopy, INVOS technology also analyzes various characteristics of human blood and tissue by measuring and analyzing low-intensity visible and near-infrared light transmitted into portions of the body. It measures the composition of substances by detecting the effect they have on light. The INVOS technology measurement is made by transmitting low-intensity visible and near-infrared light through a portion of the body and detecting the manner in which the molecules of the exposed substance interact with light at specific wavelengths. INVOS technology detects this interaction by measuring the intensity of the various wavelengths of light received by light sensors. By measuring the effect on specific wavelengths of light caused by oxygenated hemoglobin contained in blood in the region of the brain being monitored, the Cerebral Oximeter can monitor changes in the approximate oxygen saturation of the hemoglobin in such region of the brain.

                                  [DIAGRAM]

     The Company has developed a method of reducing extraneous spectroscopic data caused by surrounding bone, muscle and other tissue. This method allows data to be gathered from areas of the body which previously could not be analyzed using optical spectroscopy. The dual detector design of the SomaSensor enables the measurement of scattered light intensities from the intermediate tissues of skin, muscle and skull in a separate process. As illustrated above, the depth of penetration of the light signal is related to the distance between the light source and the shallow and deep detectors. While both detectors receive similar information about the tissue outside the brain, the detector further from the light source receives more information specific to the brain than does the detector closer to the light source. By subtracting the two measurements, INVOS technology is able to suppress the influence of the tissues outside the brain to provide a measurement of changes in brain oxygen saturation.

RESEARCH AND DEVELOPMENT

     The Company is currently focusing its research and development efforts on product-line extensions of the Cerebral Oximeter for use on children and newborns and enhancements to the Cerebral Oximeter. The Company is currently sponsoring clinical studies of the Cerebral Oximeter for use on children and newborns, but expects to redesign the SomaSensor for use on smaller heads. The Company believes that non-invasive monitoring is especially important in newborns, who have higher risks of oxygen imbalances and less blood volume from which medical professionals can make invasive blood gas measurements.

     In addition to the Company's internal research and development activities, the Company has entered into a consulting arrangement with NeuroPhysics Corporation pursuant to which the Company is funding a portion of NeuroPhysics' research into the feasibility and development of prototypes of four new products. The United States government is also funding a portion of the research pursuant to two research grants. NeuroPhysics has granted the Company certain ownership and commercialization rights in the new products, subject to the rights of the United States government and royalties payable to NeuroPhysics. The new products are intended to be non-invasive, in vivo, near-infrared spectroscopy devices that (i) monitor liver oxygenation for assessing and controlling hemorrhagic shock (shock resulting from loss of blood), (ii) locate and assess subdural hematomas (bleeding between the brain and the skull) in head trauma patients, (iii) monitor certain blood gasses and (iv) monitor fetal cerebral blood oxygenation during labor and delivery.

     During the three months ended February 28, 1997, the Company spent $164,211 on research, development and engineering. During fiscal years 1996, 1995 and 1994 the Company spent $235,354, $285,893 and $549,737, respectively, on research, development and engineering.

MARKETING, SALES AND DISTRIBUTION

MARKETING

     The Cerebral Oximeter is for use on patients at risk of brain oxygen imbalances. These patients are most commonly found in operating rooms amongst those undergoing general anesthesia for various surgical procedures as well as in the other critical care areas of hospitals, especially recovery rooms, ICUs and emergency rooms. After the Cerebral Oximeter is accepted in hospitals, future markets might include free-standing operating rooms, clinics, ambulances and nursing homes.

     The Company markets the Cerebral Oximeter primarily to cardiovascular and vascular surgeons, neurosurgeons and anesthesiologists. The Company believes that these specialists are the medical professionals most aware of the risks of brain damage resulting from brain oxygen imbalances. The Company and its distributors have initially concentrated on sales to the major teaching hospitals in selected foreign markets in which the Company has commenced commercial sales and the 2,000 largest United States hospitals, especially those the Company considers opinion leaders. Product evaluations have already begun at over 100 university and other hospitals. In addition, the Company is sponsoring discussions among physicians who have used the Cerebral Oximeter about its clinical benefits.

     The Company believes that favorable peer review is a key element to a product's success in the medical equipment industry. Accordingly, the Company supports clinical research programs with third-party clinicians and researchers intended to demonstrate the need for, and clinical benefits of, the Cerebral Oximeter with the specific objective of publishing the results in peer-reviewed journals. The research consists primarily of comparing the measurements obtained from the Cerebral Oximeter to the data obtained from existing diagnostic methods, including EEG, transcranial Doppler and invasive jugular bulb catheter monitoring or reports of the results of the use of the Cerebral Oximeter in various procedures. The Company attends trade shows and medical conferences in order to introduce and promote the Cerebral Oximeter and to meet medical professionals with an interest in submitting peer-reviewed papers to appropriate medical journals and to major national meetings. In fiscal year 1996, a total of 30 presentations concerning the Cerebral Oximeter were presented to 20 meetings, and 13 peer-reviewed articles mentioning the Cerebral Oximeter were published.

SALES AND DISTRIBUTION

     The Company sells the Cerebral Oximeter through its direct sales force and independent distributors. The Company has engaged distributors to provide it with increased geographic coverage and local sales contacts. In the United States, the Company sells the Cerebral Oximeter through its 19 direct salespersons covering 21 states exclusively and 29 states in which they support five distributors. Sales compensation and incentive plans are designed to motivate the Company's direct sales force by making half of their targeted compensation dependent on meeting targeted sales levels. The Company believes that the minimum selling cycle for new medical devices is approximately six to nine months.

     In March 1997, the Company entered into a marketing arrangement with Health Services Corporation of America, the representative of a buying group for many small hospitals and extended care facilities. Health Services Corporation of America will inform its member hospital administrators that the Company is its sole supplier of cerebral oximetry equipment and will forward the Company's marketing materials to such administrators. In exchange, for its marketing assistance, the Company's product will be available to the members of the buying group at a discount.

     Since FDA clearance in June 1996 through April 11, 1997, the Company sold 61 Cerebral Oximeters to distributors and customers. United States hospitals that have purchased Cerebral Oximeters include the Mayo Clinic Scottsdale, the University of Kentucky Hospital, LAC-University of Southern California, UCLA Medical Center and Orlando Regional Medical Center. In addition, Cerebral Oximeters are in use at more than 100 United States hospitals for clinical research and product evaluation, including the Duke Heart Center, Emory University School of Medicine, Brigham & Women's Hospital, the University of Louisville Hospital and the University of Pittsburgh. The Company did not have any backlog of firm orders as of April 11, 1997 and does not believe that this is indicative of trends in its business, especially because the Company is in the development stage and received its FDA 510(k) clearance in June 1996.


     Internationally, the Company has distribution agreements with 27 distributors covering 78 countries. In March 1995, the Company engaged Baxter Limited as its exclusive distributor in Japan. In April 1995, the Company was licensed by the Japanese Ministry of Health and Welfare to market its product in Japan. In September 1996, the Company entered into a Master Distributor Agreement with MedLink Europe, an operational services company located in The Netherlands, with offices in other parts of Europe. MedLink assists United States-based companies in executing their marketing activities throughout Europe and is expected to provide the Company with sales and marketing support as well as distribution, customer service and technical product advice. In February 1997, the Company engaged Mitani & Co., LLC to assist the Company in finding new and replacement distributors in specified far-eastern markets.


     For a description of sales to major customers, see Note 10 of Notes to Financial Statements included elsewhere in this Prospectus. The Company's distributor in Japan has been the Company's largest customer in the first three months of fiscal 1997 and in each of fiscal 1996, 1995 and 1994. The Company is dependent on its sales to Baxter Limited, and the loss of Baxter Limited as a customer would have an adverse effect on the Company's business, financial condition and results of operations.

     The Company's export sales for the three months ended February 28, 1997 were approximately $218,000. The Company's export sales for the fiscal years ended November 30, 1996, 1995 and 1994 were approximately $745,000, $1,336,000 and $938,500, respectively. For a description of the breakdown of sales between refurbished model 3100 Cerebral Oximeters, model 3100A Cerebral Oximeters and SomaSensors, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

MANUFACTURING

     The Company assembles the Cerebral Oximeter in its facilities in Troy, Michigan, from components purchased from outside suppliers. The Company assembles the Cerebral Oximeter to control its quality and costs and to permit it to make changes to the Cerebral Oximeter faster than it could with third-party assembly. The Company believes that each component is generally available from several potential suppliers. The SomaSensor, the printed circuit boards, other mechanical components and the unit enclosure are the primary components that must be manufactured according to specifications provided by the Company. Although the Company is currently dependent on one manufacturer of the SomaSensor, the Company believes that several potential suppliers are available to assemble the components of the Cerebral Oximeter. The Company would, however, require approximately three to four months to change SomaSensor suppliers. The Company does not currently intend to manufacture on a commercial scale the disposable SomaSensor or the components of the Cerebral Oximeter.

COMPETITION

     The Company does not believe there is currently any direct commercial competition for the Cerebral Oximeter. The Company believes, however, that the market for cerebral oximetry products is in the early stages of its development and, if it develops, may become highly competitive. The Company is aware of foreign companies that have sold products relating to cerebral metabolism monitoring for research or evaluation.

     The medical equipment industry is characterized by intense competition and extensive research and development. Other companies and individuals are engaged in research and development of non-invasive cerebral oximeters, and the Company believes there are many other potential entrants into the market, including the Critikon division of Johnson & Johnson. Some of these potential competitors have well established reputations, customer relationships and marketing, distribution and service networks, and have substantially longer histories in the medical equipment industry, larger product lines and greater financial, technical, manufacturing, research and development and management resources than those of the Company. Many of these potential competitors have long-term product supply relationships with the Company's potential customers. These potential competitors may succeed in developing products that are at least as reliable and effective as the Company's product, that make additional measurements, or that are less costly than the product developed by the Company. These potential competitors may be more successful than the Company in manufacturing and marketing their products and may be able to take advantage of the significant time and effort invested by the Company to gain medical acceptance of cerebral oximetry. In addition, two patents issued to an unaffiliated third party and relating to cerebral oximetry will expire in the next year, making that technology generally available and potentially helping the development of competing products. See "Market Overview."

     The Company also competes indirectly with the numerous companies that sell various types of medical equipment to hospitals for the limited amount of funding allocated to capital equipment in hospital budgets. The market for medical equipment is subject to rapid change due to an increasingly competitive, cost-conscious environment and to government programs intended to reduce the cost of medical care. Many of these manufacturers of medical equipment are large, well-established companies whose resources, reputations and ability to leverage existing customer relationships may give them a competitive advantage over the Company. The Company's product and technology also compete indirectly with many other methods currently used to measure blood oxygen levels or the effects of low blood oxygen levels.

     The Company believes that a manufacturer's reputation for producing accurate, reliable and technically advanced products, references from users, features (speed, safety, ease of use, patient convenience and range of applicability), product effectiveness and price are the principal competitive factors in the medical equipment industry.

PROPRIETARY INFORMATION


     The Company has twelve United States patents and three foreign patents. The Company's patents basically cover methods and apparatus for introducing light into a body part and receiving, measuring and analyzing the resulting light and its interaction with tissue. Such methods also involve receiving, measuring and analyzing the light transmissivity of various body parts of a single subject, as well as of body parts of different subjects which provides a standard against which a single subject can be compared. Although the Company believes that one or more of its issued patents cover some of the underlying technology used in the Cerebral Oximeter, only seven of the issued patents expressly refer to examination of the brain or developments involving the Cerebral Oximeter.


     The Company's initial United States patent, covering the in vivo tissue examination technology developed in conjunction with the INVOS 2100 and its predecessor, the SOMA 100, was allowed and issued in 1986 and will expire on October 14, 2003. The corresponding Canadian patent was issued in 1987, the corresponding European Community patent was issued in 1990, and the corresponding Japanese patent was issued in 1991. The Company's eleven additional United States patents expire on various dates from February 2005 to December 2013. The Company has filed three additional patent applications in the United States with respect to other aspects of its technology relating to the interaction of light with tissue.

     Many patents have previously been issued to third parties involving optical spectroscopy and the interaction of light with tissue, some of which relate to the use of optical spectroscopy in the area of brain metabolism monitoring, the primary use of the Cerebral Oximeter. No patent infringement claims have been asserted against the Company.

     In addition to its patent rights, the Company has obtained United States Trademark registrations for its trademarks "SOMANETICS," "SOMAGRAM," "INVOS," "SOMASENSOR" and "WINDOW TO THE BRAIN," and has also obtained registrations of its basic mark, "SOMANETICS," in thirteen foreign countries.

     The Company also relies on trade secret, copyright and other laws and on confidentiality agreements to protect its technology, but believes that neither its patents nor other legal rights will necessarily prevent third parties from developing or from using similar or related technology to compete against the Company's product. Moreover, the Company's technology primarily represents improvements or adaptations of known optical spectroscopy technology, which might be duplicated or discovered through its patents, reverse engineering or both.

GOVERNMENT REGULATION

     The testing, manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution.


     A medical device may be marketed in the United States only with prior authorization from the FDA unless it is subject to a specific exemption. Devices classified by the FDA as posing less risk than class III devices are categorized as class I or II and are eligible to seek "510(k) clearance." Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use to a class I or II device already legally on the market or to a "preamendment" class III device (i.e., one that has been in commercial distribution since before May 28, 1976) for which the FDA has not called for PMA applications (as defined below). The FDA in recent years has been requiring a more rigorous demonstration of substantial equivalence than in the past, including requiring clinical trial data in some cases. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. The Company believes that it now usually takes from one to four months from the date of submission to obtain 510(k) clearance, but it can take substantially longer. The Cerebral Oximeter has been categorized as a class II device.


     A device requiring prior marketing authorization that does not qualify for 510(k) clearance is categorized as class III, which is reserved for devices classified by FDA as posing the greatest risk (e.g., life-sustaining, life-supporting or implantable devices), or devices that are not substantially equivalent to a legally marketed class I or class II device. A class III device generally must receive approval of a premarket approval ("PMA") application, which requires proving the safety and effectiveness of the device to the FDA. The process of obtaining PMA approval is expensive and uncertain. The Company believes that is usually takes from one to three years after filing, but it can take longer.

     If human clinical trials of a device are required, whether for a 510(k) or a PMA application, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval.

     In June 1992, the Company received 510(k) clearance from the FDA to market the Cerebral Oximeter in the United States for use on adults. The Company began commercial shipments of Cerebral Oximeters and SomaSensors in May 1993. In November 1993, the Company received notification that the FDA had rescinded the Company's 510(k) clearance to market the Cerebral Oximeter. As a result, all commercial sales of the Company's product were suspended. In February 1994, the Company resumed marketing its product in several foreign countries. In June 1996, the Company received 510(k) clearance from the FDA to market the Cerebral Oximeter, including the SomaSensor, in the United States.

     The Company has made modifications to the Cerebral Oximeter, which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

     Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed GMP requirements, which including testing, control and documentation requirements. Manufacturers must also comply with Medical Device Reporting requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements and other applicable regulations. The FDA has recently finalized changes to the GMP regulations that will likely increase the cost of compliance with GMP requirements. The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances.

     If any of the Company's FDA clearances are denied or rescinded, sales of the Company's product in the United States would be prohibited during the period the Company does not have such clearances. In such cases the Company would consider shipping its product internationally and/or assembling them overseas if permissible and if the Company determines its product to be ready for commercial shipment. The FDA's current policy is that a medical device that is not in commercial distribution in the United States, but which needs 510(k) clearance to be commercially distributed in the United States, can be exported without the submission of an export request and prior FDA clearance provided that (i) a company believes the device can be found to be substantially equivalent through a 510(k) submission, (ii) the device is labeled and intended for export only,
(iii) the device is in accord with the specifications of the foreign purchaser and (iv) other conditions of the export provisions of the Food, Drug and Cosmetic Act have been met.

INSURANCE


     Because the Cerebral Oximeter is intended to be used in hospital critical care units with patients who may be seriously ill or may be undergoing dangerous procedures, the Company may be exposed to serious potential product liability claims. The Company has obtained products liability insurance with a liability limit of $1,000,000. The Company also maintains coverage for property damage or loss, general liability, business interruption, travel-accident, directors' and officers' liability and workers' compensation. The Company does not maintain key-man life insurance.


EMPLOYEES


     As of May 23, 1997, the Company employed 40 full-time individuals, including 23 in sales and marketing, five in research and development, seven in general and administration and five in manufacturing, quality and service. The Company also uses three contract employees and four consultants. The Company believes that its future success is dependent, in large part, on its ability to attract and retain highly qualified managerial, marketing and technical personnel. The Company's employees are not represented by a union or subject to a collective bargaining agreement. The Company believes that its relations with its current employees are good.

PROPERTIES


     The Company leases 23,392 square feet of office, manufacturing and warehouse space in Troy, Michigan, of which approximately 12,000 square feet is office space for sales and marketing, engineering, accounting and other administrative activities. The lease expires December 31, 1997. The Company is currently negotiating an extension of its lease. The minimum lease payments as of November 30, 1996 through the end of 1997 total $199,000, excluding other occupancy costs. The Company believes that, depending on sales of the Cerebral Oximeter, its current facility is more than suitable and adequate for its current needs, including assembly of the Cerebral Oximeter by the Company and conducting Company operations in compliance with prescribed FDA/GMP guidelines and will allow for substantial expansion of the Company's business and number of employees. The Company has subleased a portion of its warehouse space on a month-to-month basis for $2,700 per month.


LEGAL PROCEEDINGS

     For a description of a suit filed by a shareholder of the Company on March 14, 1994 in the United States District Court for the Eastern District of Michigan, individually and on behalf of all others similarly situated, against the Company, four current and former directors and four other officers, former officers or employees of the Company in an action captioned Jacobson, et al v. Somanetics Corporation, et al, and the settlement of that lawsuit in fiscal 1996, see Note 7 of Notes to Financial Statements included elsewhere in this Prospectus.


     For a description of a suit filed by another shareholder of the Company on April 25, 1994 in the United States District Court for the Eastern District of Michigan, individually and on behalf of all others similarly situated, against the Company and Gary D. Lewis, former Chairman of the Board, in an action captioned Benjamin Langford v. Somanetics Corporation and Gary D. Lewis, see "Risk Factors -- Langford Litigation May Involve Significant Amount to Defend or Settle;" and Note 7 of Notes to Financial Statements included elsewhere in this Prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The executive officers and directors of the Company as of May 23, 1997 are as follows:


                   NAME                     AGE                        POSITION
                   ----                     ---                        --------
Bruce J. Barrett..........................  38     President, Chief Executive Officer and a Director

Raymond W. Gunn...........................  39     Executive Vice President, Chief Financial
                                                   Officer, Treasurer and Secretary

H. Raymond Wallace (1)....................  61     Chairman of the Board

Daniel S. Follis (1)......................  59     Director

Dr. James I. Ausman.......................  59     Director

---------------

(1) Member of the Compensation Committee and Member of the Audit Committee.

     Bruce J. Barrett. Mr. Barrett has served as the Company's President and Chief Executive Officer and a director since June 1, 1994. Mr. Barrett previously served, from June 1993 until May 31, 1994, as the Director, Hospital Products Division for Abbott Laboratories, Ltd., a health care equipment manufacturer and distributor, and from September 1989 until May 1993, as the Director, Sales and Marketing for Abbott Critical Care Systems, a division of Abbott Laboratories, Inc., a health care equipment manufacturer and distributor. While at Abbott Critical Care Systems, Mr. Barrett managed Abbott's invasive oximetry products for approximately four years. Mr. Barrett received a B.S. degree in marketing from Indiana State University and an M.B.A. degree from Arizona State University.

     Raymond W. Gunn, CPA. Mr. Gunn has served as the Company's Executive Vice President and Secretary since May 1993 and as its Chief Financial Officer and Treasurer since February 1991. From November 1992 to May 1993, he served as the Company's Vice President, Finance and Administration and Assistant Secretary. From February 1991 to November 1992, Mr. Gunn served as the Company's Vice President, Finance. His prior experience includes serving as a financial manager with Pulte Home Corporation and a senior accountant with Deloitte Haskins & Sells. Mr. Gunn received a B.S. degree in management from Oakland University.

     H. Raymond Wallace. Mr. Wallace has served as the Company's Chairman of the Board since January 1995 (as a non-officer Chairman of the Board since April
1995) and as a director of the Company since June 1994. He also served as a consultant to the Company from April 1994 until January 1995. He has also served as Chairman of the Board of Cardiometrics, Inc., a cardiovascular medical device company, since December 1993, and as a self-employed consultant to medical device and other companies since January 1994. From September 1986 until May 1993 (when he retired), he served as Vice President and General Manager of Abbott Critical Care Systems. Mr. Wallace received a B.A. degree from Ohio State University and an M.B.A. degree from the University of California, Berkeley.


     Daniel S. Follis. Mr. Follis has served as a director of the Company since April 1989. Since 1981, he has served as President of Verschuren & Follis, Inc., which advises and administers The Infinity Fund, a limited partnership which invests in emerging growth companies. Mr. Follis received a B.A. degree in business from Michigan State University.


     James I. Ausman, M.D., Ph.D. Dr. Ausman has served as a director of the Company since June 1994. He has been Professor and Head of the Department of Neurosurgery at the University of Illinois at Chicago since August 1991. From September 1978 until July 1991 he was Chairman of the Department of Neurosurgery at Henry Ford Hospital. From December 1987 until July 1991 he served as Director of the Henry Ford Neurosurgical Institute, also at Henry Ford Hospital. In addition, he was Clinical Professor of Surgery, Section of Neurosurgery at the University of Michigan in Ann Arbor from 1980 until 1991. Dr. Ausman received a B.S. degree in chemistry and biology from Tufts University, a Doctorate of Medicine from Johns

Hopkins University School of Medicine, a Masters of Arts in Physiology, from the State University of New York at Buffalo, and a Ph.D. in Pharmacology from George Washington University. He has also received graduate training in neurosurgery at the University of Minnesota and has obtained board certification from the American Board of Neurological Surgery.

     Messrs. Gunn and Barrett are each parties to employment agreements with the Company pursuant to which they are required to be elected to the offices of the Company they currently hold. Officers of the Company serve at the discretion of the Board of Directors.

     Effective November 4, 1996, Gary D. Lewis, a former director, resigned as a director of the Company. The size of the Board was reduced to four members, and Bruce J. Barrett was changed from a Class II director to a Class III director to make the number of directors in each class as nearly equal as possible. Mr. Barrett will now serve until the 1998 Annual Meeting of Shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The directors of the Company will hold office until the Annual Meeting of Shareholders to be held in 1998 for Bruce J. Barrett, the Annual Meeting of Shareholders to be held in 1999 for Daniel S. Follis and Dr. James I. Ausman, and the Annual Meeting of Shareholders to be held in 2000 for
H. Raymond Wallace, and until their successors are elected and qualified. Directors may not be removed without cause.

     Pursuant to an amended agreement with Rauscher Pierce & Clark, Inc. and Rauscher Pierce & Clark Limited (collectively, the "Placement Agent") in connection with the April 2, 1996 Regulation S Offering, the Company agreed to permit a person designated by the Placement Agent to attend meetings of the Company's Board of Directors until the 1998 Annual Meeting of Shareholders and to participate in discussions at such meetings. The Placement Agent designated Mr. Alan Nash as the designee.

OTHER KEY PERSONNEL

     The following persons, although not executive officers of the Company, are regarded by management as key employees of the Company:

     Richard Scheuing. Mr. Scheuing has served as the Company's Director of Research and Development since March 1993. He joined the Company in 1991 as its Director of Mechanical Engineering. He is an inventor on two of the Company's issued patents, and one patent that is pending. Before joining the Company, he was Director of Mechanical Engineering for Irwin Magnetic Systems, Inc. from 1987 until 1991 and was a Development Engineer with the Sarns division of Minnesota Mining and Manufacturing Company ("3M") from 1982 to 1987. He received a B.S. degree in mechanical engineering from the University of Michigan.

     Ronald Widman. Mr. Widman has served as the Company's Director of Medical Affairs since August 1994. Before joining the Company as Marketing Manager in 1991, he was employed by Mennen Medical, Inc., a manufacturer and marketer of medical monitoring and diagnostic devices, for 12 years, where he held various positions in domestic and international medical product marketing, including Senior Product Manager from 1982 until 1991. He is the author of several papers and articles related to medical care and monitoring devices.

SCIENTIFIC ADVISORS TO THE COMPANY


     The Company uses scientific advisors primarily for individual consultation in their areas of expertise, including assisting it with technical issues regarding its technology and identifying and evaluating potential additional applications of the Company's INVOS technology.


     The following are scientific advisors to the Company:

     James I. Ausman, M.D., Ph.D. For a description of the principal occupation and employment of Dr. Ausman, see "Directors and Executive Officers."

     Gregory Crosby, M.D. Dr. Crosby has served as the Evan & Marion Helfaer Professor and Chairman of the Department of Anesthesiology at the University of Wisconsin Medical School since 1996. For 15 years prior to 1996, he was affiliated with Harvard Medical School and Massachusetts General Hospital. Dr. Crosby is a neuroanesthesiologist who serves as an examiner on the American Board of Anesthesiology, on the American Society of Anesthesiologists subcommittee on Clinical Neurosciences, as Associate Editor of Anesthesiology, as Section Editor for Neuroanesthesia of the Journal of Clinical Anesthesia and as a member of the editorial board for the Journal of Neurosurgical Anesthesiology.

     Robert R. Di Loreto, M.D. Dr. Di Loreto has held senior staff appointments in the Department of Surgery, Urology Section and the Department of Pediatrics, Pediatric Urology Section, at St. John Hospital and Medical Center in Detroit since 1980. In addition, he has been the Medical Director of Michigan Mobile Lithotripsy Inc. since 1988 and has served on the adjunct teaching staff, Department of Urology, at Henry Ford Hospital since 1980. Dr. Di Loreto also has sat as a panel member, Center for Device Evaluation, Division of Gastroenterology and Urology, at the FDA, since 1990.

     Manuel Dujovny, M.D. Dr. Dujovny has served as the Professor and Associate Head of the Department of Neurosurgery, College of Medicine and Neuropsychiatric Institute, University of Illinois Hospital at Chicago, since August 1991. He also is the Director of Imaging Guided Stereotactic Surgery and Radiosurgery at the University Hospital. Previously, he served as Director of Neurosurgical Research at the Henry Ford Neurological Institute from 1981 until August 1991. From 1984 until 1991 he also served as the Director of the Brain and Spinal Cord Tumor Center at Henry Ford Hospital. He serves on numerous FDA working groups examining materials and products and on the American Society of Testing Materials (ASTM) committee for neurological surgery. Dr. Dujovny has also written numerous articles on cerebral ischemia-related difficulties.

     George A. Kling, M.D. Dr. Kling has served as Chairman and Professor of the Department of Radiology at Wayne State University School of Medicine in Detroit since July 1984 and Chief of the Department of Radiology, Harper-Grace Hospitals in Detroit since July 1976. Dr. Kling has served Wayne State University and Harper-Grace Hospitals, and the radiological community, in a number of capacities since 1962, including American Roentgen Ray Society Councilor to the American College of Radiology and committee appointments to the Michigan State Medical Society and the Wayne County Medical Society.

     Donald S. Prough, M.D. Dr. Prough has served as Professor and Chairman of the Department of Anesthesiology at The University of Texas Medical Branch in Galveston since February 1992. Before that he served as Professor of Anesthesia and Neurology; Head, Section on Critical Care; and Medical Director, Cerebral Blood Flow Laboratory, at The Bowman Gray School of Medicine, of Wake Forest University, Winston-Salem, North Carolina, since 1980. He also is editor of the Neurosurgical Anesthesia Section of Anesthesia and Analgesia and a member of the editorial board of Critical Care Medicine. Dr. Prough has spoken frequently about brain monitoring at national meetings of anesthesiologists and physicians specializing in intensive care.


     Hugh F. Stoddart. Mr. Stoddart has served as a consultant to business in the fields of science and technology. For forty years he has invented and developed products for medicine and industry using diverse technologies such as imaging, image processing, radiation detection, optics, x-rays, spectroscopy, lasers, computers and electronics. Examples include the first commercial brain scanner based on positron emission, the Harvard scanner for high resolution imaging of brain function and systems for non-invasive infrared spectroscopy of the human body. He is presently Principal Investigator on two R&D projects, funded by the National Institute of Health and the United States Army, involving medical applications of in vivo near-infrared spectroscopy. He has participated as president, vice-president, director or product manager in a number of medical device and high-technology companies, including the Atomic Instrument Company, Baird, Atomium, Perkin-Elmer, Bedford Engineering, Cleon, Union Carbide Imaging Systems, Strichman Medical and NeuroPhysics, where he is currently Chairman and Senior Scientist. He served as President and Chief Executive Officer of Strichman Medical Equipment Inc. from 1988 to 1993, and Vice President and Director of Union Carbide Imaging Systems from 1976 to 1980. Strichman Medical is a manufacturer of computer workstations for nuclear medicine and scanners for producing images of the functioning of the human brain. Union Carbide Imaging Systems is a developer and manufacturer of nuclear medical imaging equipment.


     The scientific advisors are employed by and/or have consulting agreements with entities other than the Company, and they are expected to devote only a small portion of their time to the Company. They do not actively participate in the Company's activities or in the development of the Company's technology. Certain of the institutions with which the scientific advisors are affiliated may have regulations or policies which limit the ability of such personnel to act as part-time consultants or in other capacities for a commercial enterprise. Regulations or policies currently in effect or adopted in the future might limit the ability of the scientific advisors to consult with the Company.

COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information for each of the fiscal years ended November 30, 1996, 1995 and 1994 concerning compensation of (i) all individuals serving as the Company's Chief Executive Officer during the fiscal year ended November 30, 1996 and (ii) each other executive officer of the Company whose total annual salary and bonus exceeded $100,000 in fiscal 1996:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                               ANNUAL COMPENSATION    ------------------
                                              ---------------------       SECURITIES        ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR    SALARY        BONUS    UNDERLYING OPTIONS   COMPENSATION
     ---------------------------       ----   --------      -------   ------------------   ------------
Bruce J. Barrett.....................  1996   $195,000      $    --         43,200(1)        $    --
  President and Chief Executive        1995    195,000           --         33,000(1)             --
  Officer (since 6/1/94)               1994     98,250(2)    24,375(3)       40,000           18,091
Raymond W. Gunn......................  1996    105,000           --         19,100(1)             --
  Executive Vice President and Chief   1995     95,625           --         10,000(1)             --
  Financial Officer                    1994     91,667           --         22,500(4)             --

---------------

(1) The fiscal 1995 numbers include options to purchase 16,500 and 5,000 Common Shares which were granted to Messrs. Barrett and Gunn, respectively, and which were subject to shareholder approval of an amendment to the Company's 1991 Incentive Stock Option Plan at the 1995 Annual Meeting of Shareholders. Although more than 85% of those voting approved the proposed amendment to the 1991 Incentive Stock Option Plan, as a result of a significant number of broker non-votes, there were insufficient votes in favor of the amendment, it was not approved and the options were cancelled. The fiscal 1995 numbers also include options to purchase 16,500 and 5,000 Common Shares granted to Messrs. Barrett and Gunn, respectively, after the 1995 Annual Meeting of Shareholders and subject to shareholder approval of an amendment to the Company's 1991 Incentive Stock Option Plan at the next meeting of the Company's shareholders. These options were cancelled in December 1995 (and the proposed amendment was cancelled) in exchange for options covering the same number of shares and exercisable at the same exercise price, but granted independent of the Company's stock option plans and not subject to shareholder approval. The fiscal 1996 numbers include these new options to purchase 16,500 and 5,000 Common Shares granted to Messrs. Barrett and Gunn, respectively.

(2) Mr. Barrett became an employee of the Company on June 1, 1994.

(3) Mr. Barrett received a signing bonus pursuant to his employment agreement.

(4) Includes 10,000 options granted to Mr. Gunn that replaced options with higher exercise prices previously granted to him.

COMPENSATION OF DIRECTORS AND SCIENTIFIC ADVISORS

     The Company's directors who are not officers or employees of the Company (collectively, the "Outside Directors") receive $1,000 for each Board meeting attended in person, $250 for each telephonic Board meeting attended and $250 for each Board committee meeting attended on a date other than the date of a

Board meeting. The Company also reimburses Outside Directors for their reasonable expenses of attending Board and Board committee meetings.

     In January 1993, the Board of Directors adopted the Somanetics Corporation 1993 Director Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the grant of options to purchase 1,500 shares every three years beginning June 30, 1993 and ending June 30, 2002 to each director who is not an officer or employee of the Company. The exercise price of the options is the fair market value of the Common Shares on the date of grant. Options vest in one-third annual increments beginning on the date of grant and expire ten years after the date of grant. In addition, each director who is not an officer or employee of the Company and who first becomes a director of the Company after the date the Directors Plan was adopted is automatically granted an option to purchase a pro-rata portion of 1,500 Common Shares vesting over the period remaining until the next regular grant of options under the Directors Plan.

     Options to purchase 1,500 Common Shares exercisable at $26.30 per share were granted pursuant to the Directors Plan to each of Messrs. Wallace and Follis, Dr. Ausman and Gary D. Lewis, a former director of the Company, as of June 30, 1996. Options to purchase 1,000 Common Shares expired upon Mr. Lewis's resignation as a director effective November 4, 1996. In addition, effective May 21, 1996, each of Messrs. Wallace and Follis and Dr. Ausman was granted a ten-year option to purchase 1,500 Common Shares exercisable at $19.10 per share. Each of the options is exercisable 50% on June 5, 1996 (the date the Company received FDA 510(k) clearance) and 25% on June 5, 1997 and 1998, respectively. Each option becomes 100% exercisable immediately 10 business days before or upon specified changes in control of the Company. In addition, effective December 22, 1995, Dr. Ausman was granted a ten-year option independent of the Company's stock option plans to purchase 2,000 Common Shares exercisable at $5.00 per share. The option is exercisable in one-fourth cumulative annual installments beginning December 22, 1996. The option becomes 100% exercisable immediately 10 business days before or upon specified changes in control of the Company.

     Scientific advisors are not presently compensated by the Company for their services as scientific advisors. The Company pays scientific advisors their reasonable expenses for advising the Company. No such expenses were incurred for the fiscal year ended November 30, 1996, although some advisors received consulting fees.


     Under a consulting agreement dated February 28, 1983, Mr. Stoddart has agreed to provide consulting services to the Company for a term ending February 28, 1998, which term is automatically renewed each year unless terminated by either party by at least 30 days notice prior to the renewal of the agreement. Pursuant to the agreement, the Company has entered into a Consulting Order with NeuroPhysics Corporation, a research and development company owned by Mr. Stoddart and his son, pursuant to which the Company is supporting NeuroPhysics Corporation's research into the feasibility and development of prototypes of four new products. See "Business--Research and Development." During fiscal 1996, the Company paid approximately $81,050 in fees and expenses to Mr. Stoddart and Neurophysics Corporation under the agreement. In addition, effective December 22, 1995, the Company granted Mr. Stoddart ten-year options to purchase 2,000 Common Shares at $5.00 per share, replacing options previously granted to him for the same number of shares at higher exercise prices. Also, effective November 18, 1996, the Company granted Mr. Stoddart's son, also a consultant to the Company, ten-year options to purchase 1,500 Common Shares at $14.375 per share.


     For a description of the Company's former distribution agreement with Mr. Follis, see "Compensation Committee Interlocks and Insider Participation." For a description of the Company's consulting agreement with Gary D. Lewis, a former director and a former officer of the Company, see "Certain Transactions."

OPTION GRANTS TABLE

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended November 30, 1996 to each of the executive officers of the Company named in the Summary Compensation Table above:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL
                                          PERCENT OF                               REALIZABLE VALUE AT
                                            TOTAL                                     ASSUMED ANNUAL
                            NUMBER OF      OPTIONS                                 RATES OF STOCK PRICE
                            SECURITIES    GRANTED TO                                   APPRECIATION
                            UNDERLYING    EMPLOYEES     EXERCISE                     FOR OPTION TERM
                             OPTIONS      IN FISCAL       PRICE      EXPIRATION    --------------------
           NAME              GRANTED         YEAR       PER SHARE       DATE          5%         10%
           ----             ----------    ----------    ---------    ----------       --         ---
Bruce J. Barrett..........     16,500(1)     11.7%       $13.125      3/13/05      $123,100    $305,132
                               26,700(2)     18.9          5.625      1/05/06        94,452     239,360
Raymond W. Gunn...........      5,000(1)      3.5         13.125      3/13/05        37,303      92,464
                               14,100(2)      3.4          5.625      1/05/06        49,879     126,404

---------------

(1) In December 1995, in exchange for the cancellation of certain outstanding stock options, which were granted subject to shareholder approval, the Company granted options to purchase an aggregate of 68,900 Common Shares (most of which were granted independent of the Company's stock option plans and none of which was granted subject to shareholder approval) to each then current employee of the Company and two advisors to the Company, including options to purchase 16,500 and 5,000 Common Shares granted to Messrs. Barrett and Gunn, respectively. Except for the options granted to officers, the new options cover the same number of shares and are subject to substantially the same terms and conditions as the options previously granted to such persons under the 1991 Incentive Stock Option Plan (the "Plan"), except that (i) the exercise price of the new options is the fair market value of the Company's Common Shares as of the date of grant ($5.00 per share), (ii) the new options become exercisable in one-fourth cumulative annual increments beginning December 22, 1996 and expire December 22, 2005 and (iii) the new options are not subject to shareholder approval. The new options granted to Messrs. Barrett and Gunn are the same as those granted to other persons, except that the exercise price of the new options is the same as the exercise price of their cancelled options ($13.125 per share) and the new options become exercisable at the same times as their cancelled options: one-fourth cumulative annual increments beginning March 13, 1996, expiring March 13, 2005.

(2) Options to purchase 26,700 and 14,100 Common Shares were granted to Messrs. Barrett and Gunn, respectively, in fiscal 1996 independent of the Company's stock option plans, exercisable at the then current fair market value of the underlying common shares. Each of the options set forth in the table is exercisable 50% on June 5, 1996 (the date the Company received FDA 510(k) clearance) and 25% on June 5, 1997 and 1998, respectively, and expire on January 5, 2006.


     With respect to each of the options described above, the portion of such option which is exercisable at the date of termination of employment remains exercisable until the expiration date of the option, unless termination is for cause. If, upon exercise of these options, the Company must pay any amount for income tax withholding, in the Compensation Committee's or the Board of Directors' sole discretion, either the optionee will pay such amount to the Company or the number of Common Shares delivered by the Company to the optionee will be appropriately reduced to reimburse the Company for such payment. The Compensation Committee or the Board may also permit the optionee to choose to have such shares withheld or to tender Common Shares the optionee already owns. The Compensation Committee or the Board may also make such other arrangements with respect to income tax withholding as it shall determine. All options granted under the Company's stock option plans through May 23, 1997, that are not already 100% exercisable immediately, including options granted to Messrs. Barrett and Gunn, become 100% exercisable immediately 10 business days before or upon specified changes in control of the Company.

     Effective April 24, 1997, the Company granted ten-year options under the 1997 Stock Option Plan to purchase 251,200 Common Shares to 47 employees and consultants of the Company at an exercise price of $4.75 a share (the closing sale price of the Common Shares on the date of grant), including options to purchase 135,000 and 45,000 shares granted to Mr. Barrett and Mr. Gunn, respectively.



     The Company will not grant options or warrants to officers, directors, employees, promoters, 5% shareholders or affiliates with an exercise price of less than 85% of the fair market value of the Common Shares on the date of grant.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended November 30, 1996 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of November 30, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                     OPTIONS AT 11/30/96               AT 11/30/96
                              ACQUIRED ON    VALUE     ---------------------------   ---------------------------
                               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              -----------   --------   -----------   -------------   -----------   -------------
Bruce J. Barrett............        -         $ -        57,475         25,725        $208,562       $100,768
Raymond W. Gunn.............        -           -        30,800         10,800          68,020         53,145


---------------

"Value Realized" represents the fair value of the underlying securities on the exercise date minus the aggregate exercise price of such options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Bruce J. Barrett. As of May 13, 1994, the Company entered into an employment agreement with Bruce J. Barrett, pursuant to which, as amended, he is employed as President and Chief Executive Officer (or in such other position as the Board of Directors determines) for a period ending April 30, 2000. Mr. Barrett's annual base salary is $195,000, which may be increased by the Board of Directors, and he received a one-time signing bonus equal to $24,375 upon execution of the agreement. Mr. Barrett is also entitled to participate in any bonus plan established by the Compensation Committee of the Board of Directors. There was no bonus plan in fiscal 1996, but one has been adopted for fiscal 1997. Mr. Barrett is entitled to various fringe benefits under the agreement, including 12 months of compensation and six months of benefits if his employment under the agreement is terminated without cause or if the agreement expires without being renewed. Mr. Barrett has agreed not to compete with the Company during specified periods following the termination of his employment.

     Raymond W. Gunn. Pursuant to the employment agreement between the Company and Mr. Gunn, dated December 1, 1992, as amended, Mr. Gunn is employed as Executive Vice President and Chief Financial Officer, Treasurer and Secretary of the Company (or in such other position as the Board of Directors determines) for a period ending April 30, 2000. Mr. Gunn's annual base salary under the agreement is currently $110,250, which may be increased by the Board of Directors. Mr. Gunn is entitled to a bonus determined at the discretion of the Company's Board of Directors. Mr. Gunn is entitled to various fringe benefits under the agreement, including disability insurance, a leased automobile and twelve months of compensation and benefits if his employment under the agreement is terminated without cause or if the agreement expires without being renewed. The agreement also provides that Mr. Gunn will not compete against the Company during specified periods following the termination of his employment.


     Stock Option Terms. All options granted under the Company's stock option plans through May 23, 1997, that are not already 100% exercisable immediately, including options granted to Messrs. Barrett and Gunn, become 100% exercisable immediately 10 business days before or upon specified changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended November 30, 1996, Daniel S. Follis and H. Raymond Wallace served as the members of the Company's Compensation Committee. None of the members of the Company's Compensation Committee was, during the fiscal year ended November 30, 1996, an officer or employee of the Company, or a former officer of the Company, except that Mr. Wallace became the Company's non-salaried Chairman of the Board on January 27, 1995 and became a non-officer Chairman of the Board effective April 6, 1995. Mr. Follis has the relationships with the Company described below:

     Exchange Warrants and Class M Warrants. On September 1, 1990, in connection with the renewal of notes payable to shareholders of the Company, the Company issued Exchange Warrants to purchase an aggregate of 4,500 Common Shares at $20.00 per share, including Exchange Warrants to purchase 216 Common Shares issued to a corporation affiliated with Mr. Follis, a director and shareholder of the Company. During September through December 1990, the Company also issued Class M Warrants, warrants to purchase 62,835 Common Shares at $10.00 per share, including Class M Warrants to purchase 715 Common Shares at $9.50 per share issued to Mr. Follis. Mr. Follis exercised his Class M Warrants on September 26, 1996. The Company has registered for resale the Common Shares issuable upon exercise of the Class M Warrants and intends to update the registration when Mr. Follis desires to sell his Common Shares. The Exchange Warrants expired unexercised on March 27, 1997.

     Distributorship Agreement. The Company entered into a distributorship agreement with Somatek, Inc., an entity 50% owned by Mr. Follis. The distributorship covered the territory of Michigan. The agreement was approved by the Company's disinterested directors and was made in the ordinary course of business on the Company's standard form of distributorship agreement. Transactions pursuant to the distributorship agreement were on substantially the same terms, including the purchase price of the Company's product covered by such agreement, as those prevailing at the time for comparable agreements and transactions with other distributors.


     During fiscal 1996, the Company entered into new distribution agreements with its United States distributors, including Somatek, Inc. The Company wrote off $67,690 of its receivables from Somatek, Inc. in exchange for the return of 15 INVOS 3100 Cerebral Oximeters and 108 SomaSensors from Somatek, Inc. and its customers. During the fiscal years ended November 30, 1996, 1995 and 1994, the Company had no sales to Somatek, Inc. pursuant to its distributor agreement. As of November 30, 1996 and May 23, 1997, Somatek, Inc. had no outstanding indebtedness to the Company. As of November 30, 1995 and 1994, Somatek, Inc. owed the Company $67,690. Effective February 28, 1997, the Company terminated its distribution agreement with Somatek, Inc.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Michigan Business Corporation Act, as amended, authorizes a corporation under specified circumstances to indemnify its directors and officers (including reimbursement for expenses incurred). The provisions of the Company's Bylaws relating to indemnification of directors and executive officers generally provide that directors and executive officers will be indemnified to the fullest extent permissible under Michigan law. The provision also provides for the advancement of litigation expenses at the request of a director or executive officer. These obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act of 1933, as amended, or the Michigan Uniform Securities Act, as amended. The Company's Bylaws and Mr. Barrett's and Mr. Gunn's employment agreements also provide for indemnification. The Company believes that such indemnification will assist the Company in continuing to attract and retain talented directors and officers in light of the risk of litigation directed against directors and officers of publicly-held corporations.


     The Michigan Business Corporation Act, as amended, also permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The provisions of the Company's Restated

Articles of Incorporation limit director liability to the maximum extent currently permitted by Michigan law. Michigan law allows a corporation to provide in its articles of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for specified acts. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. These provisions, however, do not affect liability under the Securities Act of 1933, as amended.

     In addition, the Company has obtained Directors' and Officers' liability insurance. The policy provides for $1,000,000 in coverage including prior acts dating to the Company's inception and liabilities under the Securities Act of 1933, as amended, in connection with the Company's initial public offering, the exercise of Class A Warrants and this offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

     See "Compensation -- Compensation Committee Interlocks and Insider Participation" for a description of Exchange Warrants and Class M Warrants issued to Mr. Follis, and a distributorship agreement between the Company and Somatek, Inc., an entity 50% owned by Mr. Follis.


     Pursuant to an Agreement and Release, dated and effective as of February 1, 1995, between the Company and Gary D. Lewis, a director of the Company until November 4, 1996 and the Company's former Chairman of the Board (until January 27, 1995) and President and Chief Executive Officer (until May 31, 1994), (i) Mr. Lewis voluntarily resigned from all of his positions with the Company, except as a director of the Company, and his employment agreement terminated without any obligation to either party, (ii) Mr. Lewis agreed to provide consulting services to the Company through January 31, 1997, (iii) the Company agreed to provide Mr. Lewis with (a) $150,000 a year for two years, (b) the same health, medical and dental benefits as are provided to the Company's executive officers from time to time for two years, (c) a facsimile machine, computer equipment and office furniture and (d) $2,500 for legal fees and reimbursement of Mr. Lewis' business-related expenses, (iv) the Company and Mr. Lewis amended and restated the Company's note receivable from Mr. Lewis, (v) Mr. Lewis agreed to confidentiality, non-compete and non-solicitation provisions for periods specified in the agreement and (vi) each party released the other from all claims through the date of the agreement.


     On February 1, 1993, the Company made a $200,000 loan to Gary D. Lewis, the Company's former Chairman of the Board, President and Chief Executive Officer and a former director of the Company, secured by a second mortgage on the home Mr. Lewis purchased at that time. The principal and all accrued interest were originally due on January 31, 1998. The loan bore interest at 8% a year. In July 1994, Mr. Lewis agreed to make regular periodic reductions in the outstanding principal balance of the note, with the entire amount to be paid back to the Company within one year. Mr. Lewis paid the Company $25,000 toward the outstanding principal balance on November 30, 1994.

     Pursuant to the Agreement and Release between Mr. Lewis and the Company, the Company and Mr. Lewis amended and restated the promissory note evidencing the loan. As amended, Mr. Lewis' promissory note provided for the repayment of the $175,000 balance from the Company on January 31, 1998, with interest at an annual rate equal to the Company's bank's prime rate plus .75%. The note was further secured by 17,500 of Mr. Lewis' options to purchase the Company's stock and the underlying securities.

     On November 6, 1996, Gary D. Lewis paid the Company $175,000 (the outstanding principal amount of the loan at the time) in full satisfaction of all of his obligations under the loan, and the Company wrote off approximately $29,750 of accrued interest with respect to that loan. The largest principal amount of the loan outstanding during fiscal 1996 was $175,000 (not including approximately $29,750 of accrued interest), and as of January 27, 1997 the loan was fully repaid.


     The Company will not enter into any future transactions with directors, officers, key employees or shareholders of the Company or their affiliates or affiliated companies unless they are on terms no less favorable to the Company than if entered into with unrelated third parties.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the Company's Common Shares as of May 23, 1997, and as adjusted to reflect the sale of the Common Shares offered hereby, by (i) each director of the Company, (ii) each executive officer of the Company and each executive officer of the Company named in the Summary Compensation Table above, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own more than 5% of the Company's Common Shares.



                                                                                         PERCENTAGE
                                                                                     BENEFICIALLY OWNED
                                                              NUMBER OF         ----------------------------
                                                            COMMON SHARES        BEFORE THE      AFTER THE
              NAMED OF BENEFICIAL OWNER                   BENEFICIALLY OWNED    OFFERING (1)    OFFERING (2)
              -------------------------                   ------------------    ------------    ------------
BRUCE J. BARRETT......................................         65,092(3)            2.8%            1.5%

RAYMOND W. GUNN.......................................         33,650(4)            1.5%              *

H. RAYMOND WALLACE....................................          5,361(5)              *               *

DANIEL S. FOLLIS......................................         27,181(6)            1.2%              *

DR. JAMES I. AUSMAN...................................         17,035(7)              *               *

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (5
PERSONS)..............................................        148,319(8)            6.2%            3.4%


---------------

* Represents less than 1% of outstanding Common Shares.


(1) Based on 2,285,351 Common Shares outstanding as of May 23, 1997.



(2) Based on 4,285,351 Common Shares outstanding, assuming all 2,000,000 Common Shares offered hereby are sold to third parties.


(3) Includes 61,600 Common Shares that Mr. Barrett has the right to acquire within 60 days and 500 shares owned by his wife.

(4) Includes 32,050 Common Shares that Mr. Gunn has the right to acquire within 60 days.

(5) Includes 3,761 Common Shares that Mr. Wallace has the right to acquire within 60 days and 1,000 shares held in a living trust; Mr. Wallace has sole voting and dispositive power over the shares held in the trust.

(6) Includes 5,750 Common Shares that Mr. Follis has the right to acquire within 60 days. The 27,181 Common Shares shown above as beneficially owned by Mr. Follis include 8,820 Common Shares owned by The Infinity Fund, a limited partnership in which Mr. Follis is a 6.068% limited partner and a 50% general partner and which is administered by Verschuren & Follis, Inc., a corporation in which Mr. Follis is a 50% shareholder, a director and the President.

(7) Includes 4,261 Common Shares that Dr. Ausman has the right to acquire within 60 days, 9,744 Common Shares owned jointly with his wife and 3,030 shares held in an individual retirement account over which Dr. Ausman exercises sole voting and investment control.

(8) Includes 107,422 Common Shares which all executive officers and directors as a group have the right to acquire within 60 days.


     Effective April 24, 1997, the Company granted ten-year options under the 1997 Stock Option Plan to purchase 251,200 Common Shares to 47 employees and consultants of the Company at an exercise price of $4.75 a share (the closing sale price of the Common Shares on the date of grant), including options to purchase 135,000 and 45,000 shares granted to Mr. Barrett and Mr. Gunn, respectively.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital shares of the Company consist of an aggregate of 6,000,000 Common Shares, par value $0.01 per share, and 1,000,000 Preferred Shares, par value $0.01 per share. As of May 23, 1997, 2,285,351 Common Shares and no Preferred Shares were outstanding. All of the shares being offered in this offering are Common Shares.


COMMON SHARES


     Holders of Common Shares have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to the net assets of the Company upon liquidation. Holders of Common Shares participate ratably in dividends and distributions as may be declared by the Board of Directors from funds legally available for that purpose, have no conversion rights, are not redeemable and are not entitled to any preemptive or subscription rights. See "Price Range of Common Shares and Dividend Policy." The Common Shares currently outstanding are, and the shares to be issued in connection with this offering will be, duly authorized, validly issued, fully paid and non-assessable. Holders of Common Shares have no cumulative voting rights, and accordingly, holders of a majority of the outstanding Common Shares are able to elect all of the Company's directors.


     The directors of the Company serve staggered three-year terms. The directors of the Company will hold office until the Annual Meeting of Shareholders to be held in 1998 for Bruce J. Barrett, the Annual Meeting of Shareholders to be held in 1999 for Daniel S. Follis and Dr. James I. Ausman, and the Annual Meeting of Shareholders to be held in 2000 for H. Raymond Wallace, and until their successors are elected and qualified. Directors may not be removed without cause. The Restated Articles of Incorporation also set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, and require approval of holders of 90% of the Company's voting shares to amend this provision.

BUSINESS COMBINATION PROVISIONS

     Chapters 7A and 7B of the Michigan Business Corporation Act, as amended, may affect attempts to acquire control of the Company. In general, under Chapter 7A, "business combinations" (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an "interested shareholder" (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation's outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the "interested shareholder" or affiliates, unless five years have elapsed after the person involved became an "interested shareholder" and unless certain price and other conditions are satisfied. The Board of Directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders.

     In general, under Chapter 7B, an entity that acquires "Control Shares" of the Company may vote the Control Shares on any matter only if a majority of all shares, and of all non-"Interested Shares", of each class of shares entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by officers of the Company, employee-directors of the Company and the entity making the "Control Share Acquisition" (as defined). Control Shares are shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of the three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. The Board of Directors may amend the bylaws before a "Control Share Acquisition" occurs to provide that Chapter 7B does not apply to the Company.

PREFERRED SHARES


     The Company has also authorized the issuance of up to 1,000,000 Preferred Shares, par value $0.01 per share, none of which is outstanding as of the date of this Prospectus. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, each series of Preferred Shares and to fix the number of shares of any series of Preferred Shares and the designation of any such series. The issuance of Preferred Shares could be used, under certain circumstances, as a method of preventing a takeover of the Company and could permit the Board of Directors, without any action of the holders of the Common Shares, to issue Preferred Shares which could have a detrimental effect on the rights of holders of the Common Shares, including loss of voting control. Anti-takeover provisions that could be included in the Preferred Shares when issued may have a depressive effect on the market price of the Company's securities and may limit shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids. The Company has no present plans to issue any Preferred Shares.


TRANSFER AGENT

     American Stock Transfer & Trust Company serves as transfer agent for the Common Shares. As of April 11, 1997 there were 602 holders of record of the Company's Common Shares.

REGISTRATION RIGHTS


     The placement agents for three of the Company's Regulation S Offerings in 1994, 1995 and 1996 and their transferees have piggy-back registration rights with respect to the Common Shares underlying the 79,394 Placement Agent Warrants. In addition, the Representative will be granted demand and piggy-back registration rights with respect to the Representative's Warrants issued to it in connection with this offering. See "Underwriting." These rights allow the holders to include their Common Shares in any registration of the Company's securities in a registration statement under the Securities Act of 1933, as amended, subject to specified limitations.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to Brean Murray & Co., Inc. (the "Underwriters"), for which Brean Murray & Co., Inc. is acting as representative (the "Representative"), and the Underwriters have agreed to purchase from the Company 2,000,000 Common Shares.



     Upon the terms and subject to the conditions of the Underwriting Agreement, the Company is obligated to sell, and the Underwriters are obligated to purchase, all of the Common Shares set forth in the above table if any of the Common Shares are purchased.



     The Underwriters propose to offer the Common Shares to the public initially at the public offering price set forth on the cover page of this Prospectus, and to selected dealers at such public offering price less a concession not to exceed $0.16 per share. After the offering to the public, the offering price and the concession to selected dealers may be changed by the Representative. The Underwriters do not intend to sell any of the Common Shares in this offering to accounts for which they exercise discretionary authority.



     The offering price was determined by negotiation between the Company and the Representative.



     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 300,000 additional Common Shares to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. If the Underwriters exercise this option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriters' initial commitment as indicated in the table above. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Shares offered hereby.



     The Company and its officers and directors (who beneficially hold in the aggregate 148,319 Common shares, including Common Shares issuable upon exercise of outstanding options beneficially owned by them) have agreed not to sell, offer to sell, issue, distribute or otherwise dispose of any Common Shares of the Company for a period of 180 days from the date of this Prospectus (subject to certain limited exceptions) without the prior written consent of the Representative.



     In connection with the offering made hereby, the Company has agreed to sell to the Representative and its designees, for nominal consideration, the Representative's Warrants to purchase 200,000 Common Shares from the Company (10% of the number of shares issued in this offering). The Representative's Warrants are exercisable, in whole or in part, at an exercise price equal to 120% of the public offering price set forth on the cover page of this Prospectus at any time during the four-year period commencing one year after the effective date of the Registration Statement of which this Prospectus is a part. The warrant agreement pursuant to which the Representative's Warrants will be issued will contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the Representative's Warrants should any one or more of certain specified events occur. The Representative's Warrants grant to the holders thereof demand and piggy-back registration rights for the securities issuable upon exercise of the Representative's Warrants.



     The Company has agreed to reimburse the Underwriters for up to $150,000 of the Underwriters' out-of-pocket expenses (including fees of their counsel) in connection with the sale of the Common Shares offered hereby. The Company has also agreed to indemnify the Underwriters or contribute to losses arising out of certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act of 1933, as amended.


     In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Shares on The Nasdaq SmallCap Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on The Nasdaq SmallCap Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Shares during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     In connection with this offering, the Underwriters and selling group members, if any, may engage in stabilizing, syndicate short covering transactions, penalty bids or other transactions during the offering that may stabilize, maintain or otherwise affect the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Stabilizing transactions are bids for and purchases of the Common Shares for the purpose of preventing or retarding a decline in the market price of the Common Shares to facilitate the offering. Syndicate short covering transactions are bids to purchase and actual purchases of Common Shares on behalf of the Underwriters to provide them with enough Common Shares to deliver to those purchasing Common Shares in the offering. A penalty bid is an arrangement that permits the Representative to reclaim a selling concession when the Common Shares originally sold by the syndicate member are purchased in a syndicate covering transaction. Such stabilizing, syndicate short covering transactions, penalty bids and other transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Honigman Miller Schwartz and Cohn, Detroit, Michigan. Certain legal matters will be passed upon for the Underwriters by Piper & Marbury L.L.P., New York, New York.

                                    EXPERTS

     The financial statements included in this Prospectus, the related financial statement schedule included elsewhere in the registration statement and the financial statements from which the selected financial data included in this Prospectus have been derived, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty concerning the Company's ability to continue as a going concern), and have been so included herein and elsewhere in the registration statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611). Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission can be contacted at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Securities Exchange Act of 1934, as amended, filings are also available to the public on the Commission's Internet site (http://www.sec.gov).

     This Prospectus, which constitutes part of a Registration Statement on Form S-1 filed with the Commission under the Securities Act of 1933, as amended, by the Company (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits to the Registration Statement for further information about the Company and the Common Shares. Statements in this Prospectus concerning provisions of documents are summaries of such documents, and each statement is qualified by reference to the copy of the applicable document filed with the Commission. Copies of such material, including the complete Registration Statement and the exhibits, can be inspected, without charge at the offices of the Commission, or obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                    GLOSSARY

     As used in this Prospectus, the following terms have the meanings set forth below.

ARTERY: One of the vessels carrying blood from the heart to the tissues. The arteries carry oxygenated blood from the right and left ventricles of the heart to all parts of the body.

BRAIN OXYGEN IMBALANCE: The difference between brain oxygen supply and demand. Brain oxygen imbalances can be caused by several factors, including changes in oxygen saturation in the arteries, blood flow to the brain, hemoglobin concentration and oxygen consumption by the brain.

CAPILLARIES: The smallest vessels in the blood-vascular system, connecting the arteries with the veins.

CAROTID ENDARTERECTOMY: The removal of atherosclerotic placque from the carotid artery.

CORONARY ARTERY BYPASS GRAFT: A bypass, established surgically, which permits blood to travel from the aorta to a branch of the coronary artery at a point past an obstruction. It is used in treating coronary artery disease.

ELECTROENCEPHALOGRAM ("EEG"): A device that measures electrical activity in the brain, which can be affected by decreased oxygen supply.

FDA-CLEARED: A medical device may be marketed in the United States only with prior authorization from the FDA unless it is subject to a specific exemption. Devices classified by the FDA as posing less risk are placed either in class I or II and are eligible to seek "510(k) clearance." Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use to a class I or II device already legally on the market or to a "preamendment" class III device (i.e., one that has been in commercial distribution since before May 28, 1976) for which FDA has not called for PMA applications. The FDA in recent years has been requiring a more rigorous demonstration of substantial equivalence than in the past, including requiring clinical trial data in some cases. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. The Company believes that it now usually takes from one to four months from the date of submission to obtain 510(k) clearance, but it can take substantially longer. After such clearance the Company may market its product in the United States.

GENERAL ANESTHESIA: Complete anesthesia, affecting the entire body with loss of consciousness when the anesthetic agent acts upon the brain. This type of anesthesia is usually accomplished following the administration of inhalational or intravenous anesthetics. Commonly used for surgical procedures.

HEMOGLOBIN: Virtually all the oxygen carried by the blood is bound to hemoglobin, the red protein in the red blood cells. Hemoglobin passes through the lungs, bonds with oxygen and is pumped by the heart through arteries and capillaries to various parts of the body. Those parts of the body extract the oxygen and the blood carries away carbon dioxide through the capillaries and veins back to the lungs.

HEMORRHAGIC SHOCK: Shock due to massive loss of blood.

HYPERTENSION: High blood pressure.

HYPOTENSION: Decreased blood pressure; occurs in shock, hemorrhages, infections, fevers or cancer or under other conditions.

HYPOTHERMIA: Having a body temperature below normal.

HYPOVOLEMIA: Diminished blood volume.

HYPOXEMIA: Insufficient oxygenation of the blood.

HYPOXIA: Insufficiency of oxygen delivery to tissue; decreased concentration of oxygen in the inspired air.

IN VIVO: In the living body.

INTRACRANIAL PRESSURE MONITORING: A sensor is placed in the intracranial space through a drilled hole to monitor the pressure on the brain inside the patient's skull, which may increase as a secondary effect of certain brain damage or head injuries.

INVASIVE JUGULAR BULB CATHETER MONITORING: Blood is drawn from a patient's jugular vein (a vein in the neck near the base of the brain), and the oxygen content, acidity and other blood gases are analyzed directly from the removed blood.

INVOS: In Vivo Optical Spectroscopy is the name of the patented technology that the Company uses in the operation of the INVOS Cerebral Oximeter.

ISCHEMIA: Tissue oxygen starvation due to the obstruction of the inflow of arterial blood.

NEUROLOGICAL EXAM: Uses physical responses to test for signs of brain damage.

NEUROSURGERY: Surgery of the nervous system, including the brain.

OPEN HEART SURGERY: Any cardiac surgical procedure where the heart is exposed, such as a valve replacement or repair, heart transplant or congenital repair. It includes bypass surgery.

OPTICAL SPECTROSCOPY: Study of the spectra (series of colors). Relates to the theories behind INVOS and the interaction between matter and light.

OXIMETRY: Use of photoelectric apparatus for determining the amount of oxygen in the blood. Usually done by measuring the amount of light transmitted through a translucent part of the tissue.

OXYGEN SATURATION: The percentage of total hemoglobin contained in a given amount of blood which is combined (saturated) with oxygen.

OXYGENATED HEMOGLOBIN: Hemoglobin that is bound to oxygen.

PULMONARY ARTERY: The artery that carries the venous blood from the right ventricle to the lungs.

PULSE OXIMETRY: A device that measures hemoglobin oxygen saturation in the arteries in peripheral tissue.

SPECTROPHOTOMETER: A device for measuring the amount of color in a solution by comparison with the spectrum.

SPECTROPHOTOMETRY: The estimation of coloring of matter in a solution by use of a spectrophotometer or spectroscope.

STROKE: The sudden loss of consciousness caused by hemorrhage into the brain, the formation of an embolus or thrombus that blocks an artery, or the rupture of an extracerebral artery causing ischemia in parts of the brain.

SUBDURAL HEMATOMA: Internal bleeding between the skull and brain.

TRANSCRANIAL DOPPLER: A device using ultrasound for measuring velocity of blood in a vessel.

VENOUS BLOOD: The dark blood carried back to the heart by the veins, after oxygen has been extracted by the tissues.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets -- February 28, 1997 (Unaudited) and November
  30, 1996 and 1995.........................................  F-3
Statements of Operations -- For the Three-Month Periods
  Ended February 28, 1997 and February 29, 1996 (Unaudited)
  and for the Years Ended November 30, 1996, 1995 and 1994
  and Cumulative For the Period January 15, 1982 (Date of
  Inception) Through February 28, 1997 (Unaudited)..........  F-4
Statements of Shareholders' Equity (Deficiency) -- For the
  Period January 15, 1982 (Date of Inception) through
  February 28, 1997 (Unaudited).............................  F-5
Statements of Cash Flows -- For the Three-Month Periods
  Ended February 28, 1997 and February 29, 1996 (Unaudited)
  and for the Years Ended November 30, 1996, 1995 and 1994
  and Cumulative for the Period January 15, 1982 (Date of
  Inception) through February 28, 1997 (Unaudited)..........  F-7
Notes to Financial Statements...............................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Somanetics Corporation
Troy, Michigan

We have audited the accompanying balance sheets of Somanetics Corporation (the "Company") (a development stage company) as of November 30, 1996 and 1995 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the years ended November 30, 1996, 1995 and 1994 and for the period from January 15, 1982 (date of inception) to November 30, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at November 30, 1996 and 1995 and the results of its operations and its cash flows for the years ended November 30, 1996, 1995 and 1994 and for the period from January 15, 1982 (date of inception) to November 30, 1996 in conformity with generally accepted accounting principles.

The Company is in the development stage as of November 30, 1996. As discussed in
Note 2 to the financial statements, the Company's attainment of profitable operations is dependent upon future events, including obtaining adequate financing, maintaining regulatory approval and achieving market acceptance and demand for its product at levels adequate to support the Company's cost structure.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing, manufacturing and marketing processor-based medical diagnostic and patient monitoring equipment. As discussed in Note 2 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DELOITTE & TOUCHE LLP

Detroit, Michigan
January 24, 1997
(April 10, 1997 as to paragraph 1 of Note 11)

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                               NOVEMBER 30,
                                                       FEBRUARY 28,    ----------------------------
                                                           1997            1996            1995
                                                       ------------    ------------    ------------
                                                       (UNAUDITED)
                                              ASSETS
Current Assets:
  Cash and cash equivalents (Note 4)...............    $  1,844,674    $  3,291,911    $    941,426
  Accounts receivable, net of allowance for
     doubtful accounts of approximately $46,000,
     $46,000 and $194,000 at February 28, 1997,
     November 30, 1996 and November 30, 1995,
     respectively (Notes 7 and 9)..................         323,775         191,436         443,859
  Inventory (Note 4)...............................         951,932         931,135         936,421
  Prepaid expenses.................................          67,133          65,435          72,161
                                                       ------------    ------------    ------------
     Total current assets..........................       3,187,514       4,479,917       2,393,867
                                                       ------------    ------------    ------------
Property and Equipment: (Note 4)
  Machinery and equipment..........................         478,012         479,757         412,217
  Furniture and fixtures...........................         193,683         193,343         193,339
  Leasehold improvements...........................         166,770         166,770         166,770
                                                       ------------    ------------    ------------
     Total.........................................         838,465         839,870         772,326
  Less accumulated depreciation and amortization...        (752,929)       (743,775)       (685,835)
                                                       ------------    ------------    ------------
     Net property and equipment....................          85,536          96,095          86,491
                                                       ------------    ------------    ------------
Other Assets:
  Note receivable -- related party (Note 9)........              --              --         190,240
  Patents and trademarks, net (Note 4).............          77,401          79,129          86,041
  Other............................................          16,600          16,600         104,616
                                                       ------------    ------------    ------------
     Total other assets............................          94,001          95,729         380,897
                                                       ------------    ------------    ------------
Total Assets.......................................    $  3,367,051    $  4,671,741    $  2,861,255
                                                       ============    ============    ============

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.................................    $    406,143    $    364,032    $    131,401
  Accrued liabilities (Notes 5 and 7)..............         203,953         254,110         416,356
                                                       ------------    ------------    ------------
     Total current liabilities.....................         610,096         618,142         547,757
                                                       ------------    ------------    ------------
Commitments and Contingencies (Notes 7 and 11).....              --              --              --
Redeemable Convertible Preferred Shares: (Note 3)
  Authorized, 2,116,648 shares of $.01 par value;
  1,984,250 shares issued and outstanding at
  November 30, 1995................................              --              --          19,843
Shareholders' Equity: (Notes 3 and 11)
  Preferred shares; authorized, 1,000,000 shares of
     $.01 par value; no shares issued or
     outstanding...................................              --              --              --
  Common shares; authorized, 6,000,000 shares of
     $.01 par value; issued and outstanding,
     2,285,351, 2,285,351 and 1,776,855 shares at
     February 28, 1997, November 30, 1996 and
     November 30, 1995, respectively...............          22,854          22,854          17,769
  Additional paid-in capital.......................      34,253,566      34,241,798      29,183,236
  Deficit accumulated during the development stage
     ..............................................     (31,519,465)    (30,211,053)    (26,907,350)
                                                       ------------    ------------    ------------
     Total shareholders' equity....................       2,756,955       4,053,599       2,293,655
                                                       ------------    ------------    ------------
Total Liabilities and Shareholders' Equity.........    $  3,367,051    $  4,671,741    $  2,861,255
                                                       ============    ============    ============

                       See notes to financial statements

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                           CUMULATIVE
                                   FOR THE THREE-MONTH                                                   FOR THE PERIOD
                                      PERIODS ENDED                                                     JANUARY 15, 1982
                               ---------------------------      FOR THE YEARS ENDED NOVEMBER 30,       (DATE OF INCEPTION)
                               FEBRUARY 28,   FEBRUARY 29,   ---------------------------------------     TO FEBRUARY 28,
                                   1997           1996          1996          1995          1994              1997
                               ------------   ------------   -----------   -----------   -----------   -------------------
                                       (UNAUDITED)                                                         (UNAUDITED)
Revenues:
  Net sales (Notes 4, 9 and
    10)......................  $   353,863     $  515,079    $   778,200   $ 1,335,970   $   938,531      $  6,082,795
  Research and development
    activities...............           --             --             --            --            --           122,500
                               -----------     ----------    -----------   -----------   -----------      ------------
    Total revenues...........      353,863        515,079        778,200     1,335,970       938,531         6,205,295
Cost of sales................      180,271        211,134        385,136       657,614       464,322         2,807,522
                               -----------     ----------    -----------   -----------   -----------      ------------
Gross margin.................      173,592        303,945        393,064       678,356       474,209         3,397,773
                               -----------     ----------    -----------   -----------   -----------      ------------
Operating Expenses:
  Research, development and
    engineering (Note 4).....      164,211         49,936        235,354       285,893       549,737         8,169,122
  Selling, general and
    administrative (Note
    9).......................    1,359,088        590,331      3,549,939     3,302,751     4,346,858        27,548,810
                               -----------     ----------    -----------   -----------   -----------      ------------
    Total operating
      expenses...............    1,523,299        640,267      3,785,293     3,588,644     4,896,595        35,717,932
                               -----------     ----------    -----------   -----------   -----------      ------------
Operating loss...............   (1,349,707)      (336,322)    (3,392,229)   (2,910,288)   (4,422,386)      (32,320,159)
                               -----------     ----------    -----------   -----------   -----------      ------------
Other income (expense):
  Interest income............       33,195         13,660         61,603        94,769        68,290         1,154,343
  Interest expense...........           --             --           (449)         (772)       (3,892)         (231,674)
  Other......................        8,100          3,073         27,372        (2,112)       26,488          (102,133)
                               -----------     ----------    -----------   -----------   -----------      ------------
    Total other
      income.................       41,295         16,733         88,586        91,885        90,886           820,536
                               -----------     ----------    -----------   -----------   -----------      ------------
Net loss.....................  $(1,308,412)    $ (319,589)   $(3,303,703)  $(2,818,403)  $(4,331,500)     $(31,499,623)
                               ===========     ==========    ===========   ===========   ===========      ============
Net loss per Common Share
  (Notes 4 and 11)...........  $      (.57)    $     (.18)   $     (1.77)  $     (1.67)  $     (3.41)     $     (41.03)
                               ===========     ==========    ===========   ===========   ===========      ============
Weighted average number of
  Common Shares outstanding
  (Notes 4 and 11)...........    2,285,351      1,778,046      1,866,751     1,684,368     1,269,743           767,745
                               ===========     ==========    ===========   ===========   ===========      ============

                       See notes to financial statements

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY) (NOTE 11)

                                                                                                                      TOTAL
                                                          PRICE                       ADDITIONAL      ACCUM-      SHAREHOLDERS'
                                                           PER               SHARE      PAID-IN       ULATED         EQUITY
                                             DATE         SHARE    SHARES    VALUE      CAPITAL       DEFICIT     (DEFICIENCY)
                                        ---------------   ------   -------   ------   -----------   -----------   -------------
ISSUANCE OF COMMON SHARES:
  For shareholders' contributions of
    test equipment....................  January, 1982     $ 0.32    83,037   $  830   $    25,670   $        --    $    26,500
  For cash............................  July, 1982         13.08     7,835       79       101,921                      102,000
  Net loss from January 15, 1982 (date
    of inception) to November 30,
    1982..............................                                                                 (107,083)      (107,083)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1982..........                              90,872      909       127,591      (107,083)        21,417
  For cash............................  December, 1982     13.08     3,917       39        50,961                       51,000
  For services........................  January, 1983      13.08     1,567       16        20,484                       20,500
  For cash, less issuance costs of
    $5,863............................  July, 1983         26.17    11,624      116       298,185                      298,301
  For services........................  November, 1983     26.17       784        8        20,492                       20,500
  Net loss for the year ended November
    30, 1983..........................                                                                 (291,986)      (291,986)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1983..........                             108,764    1,088       517,713      (399,069)       119,732
  For cash, less issuance costs of
    $7,735............................  December, 1983-
                                        April, 1984        26.17    19,421      194       500,252                      500,446
  For patents.........................  February, 1984     26.17     4,895       49       128,020                      128,069
  For cash............................  November, 1984     35.10     3,730       37       130,899                      130,936
  Net loss for the year ended November
    30, 1984..........................                                                                 (700,380)      (700,380)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1984..........                             136,810    1,368     1,276,884    (1,099,449)       178,803
  For cash, less issuance costs of
    $3,726............................  December, 1984-
                                        June, 1985         35.10    13,029      130       453,485                      453,615
  For cash............................  November, 1985     70.20    14,484      145     1,016,655                    1,016,800
  Net loss for the year ended November
    30, 1985..........................                                                                 (559,871)      (559,871)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1985..........                             164,323    1,643     2,747,024    (1,659,320)     1,089,347
  Exercise of stock options for
    cash..............................  December, 1985     35.10       783        8        27,492                       27,500
  For cash............................  January, 1986      70.20    10,444      104       733,097                      733,201
  Net loss for the year ended November
    30, 1986..........................                                                               (1,222,772)    (1,222,772)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1986..........                             175,550    1,755     3,507,613    (2,882,092)       627,276
  For cash, less issuance costs of
    $9,500............................  March, 1987-
                                        September, 1987    51.06    10,359      104       519,296                      519,400
  Net loss for the year ended November
    30, 1987..........................                                                               (1,143,081)    (1,143,081)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1987..........                             185,909    1,859     4,026,909    (4,025,173)         3,595
  For cash, less issuance costs of
    $10,500...........................  February, 1988-
                                        April, 1988        51.06     3,291       33       157,467                      157,500
  Net loss for the year ended November
    30, 1988..........................                                                                 (352,311)      (352,311)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1988..........                             189,200    1,892     4,184,376    (4,377,484)      (191,216)
  For cash and the exchange of debt
    due a shareholder.................  January, 1989-
                                        July, 1989         51.06     4,524       45       230,955                      231,000
  Net loss for the year ended November
    30, 1989..........................                                                                 (446,642)      (446,642)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1989..........                             193,724    1,937     4,415,331    (4,824,126)      (406,858)
  For services........................  August, 1990       51.06     4,701       47       239,953                      240,000
  Net loss for the year ended November
    30, 1990..........................                                                               (1,328,518)    (1,328,518)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1990..........                             198,425    1,984     4,655,284    (6,152,644)    (1,495,376)
  For cash, less issuance costs of
    $1,630,241........................  March, 1991        20.00   360,000    3,600     5,566,159                    5,569,759
  Unit Purchase Option................  March, 1991                                           120                          120
  Redeemable Convertible Preferred
    Stock dividend....................  April, 1991                                                     (19,843)       (19,843)
  For cash, less issuance costs of
    $126,900..........................  April, 1991        20.00    54,000      540       952,560                      953,100
  Net loss for the year ended November
    30, 1991..........................                                                               (2,058,493)    (2,058,493)
                                                                   -------   ------   -----------   -----------    -----------
Balance at November 30, 1991..........                             612,425   $6,124   $11,174,123   $(8,230,980)   $ 2,949,267

                       See notes to financial statements

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

    STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY) (NOTE 11) -- (CONTINUED)

                                                                                                                      TOTAL
                                                       PRICE                         ADDITIONAL       ACCUM-      SHAREHOLDERS'
                                                        PER                 SHARE      PAID-IN        ULATED         EQUITY
                                          DATE         SHARE    SHARES      VALUE      CAPITAL       DEFICIT      (DEFICIENCY)
                                     ---------------   -----   ---------   -------   -----------   ------------   -------------
Balance at November 30, 1991.......                              612,425   $ 6,124   $11,174,123   $ (8,230,980)   $ 2,949,267
  Exercise of Class A Warrants for
    cash, less issuance costs of
    $702,917.......................  December, 1991-
                                     May, 1992         30.00     413,900     4,139    11,709,944                    11,714,083
  Exercise of Class B Warrants for
    cash...........................  February, 1992-
                                     November, 1992    40.00       3,406        34       136,186                       136,220
  Exercise of stock options for
    cash...........................  July, 1992-       20.00-
                                     November, 1992    21.90       3,010        30        66,045                        66,075
  Net loss for year ended November
    30, 1992.......................                                                                  (5,390,637)    (5,390,637)
                                                               ---------   -------   -----------   ------------    -----------
Balance at November 30, 1992.......                            1,032,741    10,327    23,086,298    (13,621,617)     9,475,008
  Exercise of Class B Warrants for
    cash...........................  December, 1992-
                                     October, 1993     40.00       2,976        30       119,034                       119,064
  Exercise of Class M Warrants for
    cash...........................  March, 1993-
                                     October, 1993     10.00      60,018       601       599,578                       600,179
  Exercise of stock options for
    cash...........................  March, 1993-      20.00-
                                     September, 1993   43.80         310         3        13,147                        13,150
  Exercise of Unit Purchase Options
    and underlying Class A Warrants
    for cash.......................  May, 1993-        30.00-
                                     October, 1993     33.00       1,000        10        31,496                        31,506
  Net loss for the year ended
    November 30, 1993..............                                                                  (6,135,830)    (6,135,830)
                                                               ---------   -------   -----------   ------------    -----------
Balance at November 30, 1993.......                            1,097,045    10,971    23,849,553    (19,757,447)     4,103,077
  For cash, less issuance costs of
    $490,790.......................  August, 1994       8.00     529,700     5,297     3,741,513                     3,746,810
  Exercise of stock options for
    cash...........................  November, 1994    16.25-
                                                       35.90          10        --           202                           202
  Net loss for the year ended
    November 30, 1994..............                                                                  (4,331,500)    (4,331,500)
                                                               ---------   -------   -----------   ------------    -----------
Balance at November 30, 1994.......                            1,626,755    16,268    27,591,268    (24,088,947)     3,518,589
  Exercise of stock options for
    cash...........................  February, 1995     8.40         100         1           843                           844
  For cash, less issuance costs of
    $282,475.......................  July, 1995        12.50     150,000     1,500     1,591,125                     1,592,625
  Net loss for the year ended
    November 30, 1995..............                                                                  (2,818,403)    (2,818,403)
                                                               ---------   -------   -----------   ------------    -----------
Balance at November 30, 1995.......                            1,776,855    17,769    29,183,236    (26,907,350)     2,293,655
  Exercise of stock options for
    cash...........................  January, 1996-     8.40-
                                     June, 1996        14.70       7,717        77        75,030                        75,107
  For cash, less issuance costs of
    $143,587.......................  April, 1996       12.50     114,240     1,143     1,283,270                     1,284,413
  Exercise of warrants for cash,
    less issuance costs of
    $16,350........................  June, 1996-
                                     September, 1996   20.00      19,698       197       339,886                       340,083
  For cash, less issuance costs of
    $650,872.......................  November, 1996    11.50     366,841     3,668     3,564,135                     3,567,803
  Redemption of Class B Warrants...  November, 1996     0.50                            (203,759)                     (203,759)
  Net loss for the year ended
    November 30, 1996..............                                                                  (3,303,703)    (3,303,703)
                                                               ---------   -------   -----------   ------------    -----------
Balance at November 30, 1996.......                            2,285,351    22,854    34,241,798    (30,211,053)     4,053,599
(UNAUDITED)
  Reduce issuance costs for
    November, 1996 offering........                                                       11,768                        11,768
  Net loss for the three-month
    period ended February 28,
    1997...........................                                                                  (1,308,412)    (1,308,412)
                                                               ---------   -------   -----------   ------------    -----------
Balance at February 28, 1997
  (unaudited)......................                            2,285,351   $22,854   $34,253,566   $(31,519,465)   $ 2,756,955
                                                               =========   =======   ===========   ============    ===========

                       See notes to financial statements

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                                  CUMULATIVE
                                          FOR THE THREE-MONTH                                                   FOR THE PERIOD
                                             PERIOD ENDED                                                      JANUARY 15, 1982
                                      ---------------------------      FOR THE YEARS ENDED NOVEMBER 30,       (DATE OF INCEPTION)
                                      FEBRUARY 28,   FEBRUARY 29,   ---------------------------------------     TO FEBRUARY 28,
                                          1997           1996          1996          1995          1994              1997
                                      ------------   ------------   -----------   -----------   -----------   -------------------
                                              (UNAUDITED)                                                         (UNAUDITED)
Cash flows from operating
  activities:
  Net loss..........................  $(1,308,412)    $(319,589)    $(3,303,703)  $(2,818,403)  $(4,331,500)     $(31,499,623)
  Adjustments to reconcile net loss
    to net cash used in operations:
    Depreciation and amortization...       13,863        15,883          66,222       133,128       209,030           843,072
    Expenses paid through the
      issuance of common shares.....           --            --              --            --            --           408,068
    Loss on disposal of property....           --            --              --            --            --            44,861
    Changes in assets and
      liabilities:
      Accounts receivable
        (increase) decrease.........     (132,340)     (144,084)        252,423       (17,913)      (11,631)         (323,776)
      Inventory (increase)
        decrease....................      (20,797)      135,070           5,286       (61,452)      (24,379)         (951,932)
      Prepaid expenses (increase)
        decrease....................       (1,697)       (6,250)          6,726        (8,083)       45,942           (67,132)
      Other assets (increase)
        decrease....................           --         1,280          88,016        (9,545)       59,219          (127,332)
      Accounts payable increase
        (decrease)..................       42,111       (11,392)        232,631       (98,807)     (138,409)          406,143
      Accrued liabilities increase
        (decrease)..................      (50,157)      (59,688)       (162,246)     (111,532)      (62,254)          203,953
                                      -----------     ---------     -----------   -----------   -----------      ------------
    Net cash (used in) operations...   (1,457,429)     (388,770)     (2,814,645)   (2,992,607)   (4,253,984)      (31,063,698)
                                      -----------     ---------     -----------   -----------   -----------      ------------
Cash flows from investing
  activities:
  Purchases of marketable
    securities......................           --            --              --            --    (2,075,044)      (12,166,540)
  Proceeds from sale of marketable
    securities......................           --            --              --     1,564,826     2,700,979        12,166,540
  Acquisition of property and
    equipment (net).................       (1,576)        3,255         (68,914)      (19,267)      (12,334)         (912,637)
  Proceeds (investment) under note
    receivable-related party........           --        (4,010)        190,240       (15,240)       25,000                --
                                      -----------     ---------     -----------   -----------   -----------      ------------
    Net cash provided by (used in)
      investing activities..........       (1,576)         (755)        121,326     1,530,319       638,601          (912,637)
                                      -----------     ---------     -----------   -----------   -----------      ------------
Cash flows from financing
  activities:
  Proceeds from issuance of Common
    Shares..........................       11,768        61,458       5,267,406     1,593,469     3,747,012        34,044,611
  Redemption of Redeemable
    Convertible Preferred Shares....           --       (19,843)        (19,843)           --            --           (19,843)
  Redemption of Class B Warrants....           --            --        (203,759)           --            --          (203,759)
  Proceeds from issuance of notes
    payable and long-term debt......           --            --         205,000            --            --         2,515,223
  Repayment of notes payable and
    long-term debt..................           --            --        (205,000)      (30,000)      (30,000)       (2,515,223)
                                      -----------     ---------     -----------   -----------   -----------      ------------
    Net cash provided by financing
      activities....................       11,768        41,615       5,043,804     1,563,469     3,717,012        33,821,009
                                      -----------     ---------     -----------   -----------   -----------      ------------
Net increase (decrease) in cash and
  cash equivalents..................   (1,447,237)     (347,910)      2,350,485       101,181       101,629         1,844,674
Cash and cash equivalents, beginning
  of period.........................    3,291,911       941,426         941,426       840,245       738,616                --
                                      -----------     ---------     -----------   -----------   -----------      ------------
Cash and cash equivalents, end of
  period............................  $ 1,844,674     $ 593,516     $ 3,291,911   $   941,426   $   840,245      $  1,844,674
                                      ===========     =========     ===========   ===========   ===========      ============

Supplemental disclosure of noncash financing activities:

     See Statements of Shareholders' Equity (Deficiency) for details of shares issued in exchange for noncash consideration.

Supplemental disclosure of cash flow information:

     Cash paid for interest for the three-month periods ended February 28, 1997 and February 29, 1996 (unaudited) and for the years ended November 30, 1996, 1995 and 1994 approximated $0, $0, $450, $1,000 and $4,000, respectively.
                       See notes to financial statements

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

     Somanetics Corporation (the "Company"), a Michigan corporation formed in January 1982, develops, manufactures and markets the INVOS 3100A Cerebral Oximeter (the "Cerebral Oximeter"), the only FDA-cleared, non-invasive patient monitoring system that continuously measures changes in the blood oxygen level in the adult brain. The Cerebral Oximeter is based on the Company's proprietary In Vivo Optical Spectroscopy ("INVOS(R)") technology. INVOS analyzes various characteristics of human blood and tissue by measuring and analyzing low-intensity visible and near-infrared light transmitted into portions of the body. The Company is in the development stage and has incurred research, product development and other expenses involved in designing, developing, marketing and selling its product, as well as devoting efforts to raising capital.

2. FINANCIAL STATEMENT PRESENTATION

     The Company is in the development stage and, accordingly, has not achieved sales necessary to support operations. The Company has incurred an accumulated deficit of $30,211,053 through November 30, 1996. The Company had working capital of $3,861,775, cash and cash equivalents of $3,291,911, total current liabilities of $618,142 and shareholders' equity of $4,053,599, as of November 30, 1996.


     On November 22, 1993, the Company received notification that the FDA had rescinded the Company's previous 510(k) clearance to market the Cerebral Oximeter. As a result, all commercial sales of the Company's product were suspended and the Company notified its United States distributors to stop selling the Cerebral Oximeter and to advise their customers to stop using the Cerebral Oximeter. In February 1994, the Company resumed marketing its product in several foreign countries, including Japan, its largest market outside the United States. On June 6, 1996 the Company received clearance from the FDA to market the Cerebral Oximeter in the United States. The Company's current financial condition and recent results of operations and the status of its product marketing efforts and sales have been affected by the process of obtaining such clearance.



     As of January 17, 1997, the Company had 26 international distributors, 6 United States distributors, 16 direct sales personnel and 1 international sales consultant. During fiscal 1996, the Company sold its product to 14 of its international distributors and devoted most of its United States marketing to entering into distribution agreements with distributors, hiring direct sales personnel and replacing existing Cerebral Oximeters with the 3100A Cerebral Oximeter. There can be no assurance that the Company will be successful or profitable in marketing the Cerebral Oximeter and the related SomaSensor.


     Management believes that markets exist for the product the Company has developed; however, there is an inherent uncertainty associated with the success of such new product. The likelihood of success of the Company must be considered in view of the Company's limited resources and current financial condition, the problems and expenses frequently encountered in connection with formation of a new business, the ability to raise new funds, the development and application of new technology and the competitive environment in which the Company intends to operate.

     The net proceeds from the sales of Common Shares and Units in the Regulation S offerings in July 1995 and April and November 1996 (Note 3) and exercises of warrants and options, were sufficient to fund the Company's working capital requirements for the fiscal year ended November 30, 1996. Current sales are not sufficient to fund operations. During fiscal 1996, the Company received approximately $4.9 million in net proceeds from the sale of Common Shares and Units in offerings complying with Regulation S under the Securities Act of 1933, as amended (Note 3). In addition, during fiscal 1996, the Company received approximately $.4 million in proceeds from the exercise of warrants issued in Regulation S Offerings, Class M Warrants and stock options (Notes 3 and 8).

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company believes that the cash and cash equivalents on hand at November 30, 1996 will be sufficient to sustain the Company's operations at budgeted levels and its needs for liquidity into the third quarter of fiscal 1997. By that time the Company will be required to raise additional cash either through additional sales of its product, through sales of securities, by incurring indebtedness or by some combination of the foregoing. If the Company is unable to raise additional cash by that time, it will be required to reduce or discontinue its operations.

     The estimated length of time current cash and cash equivalents will sustain the Company's operations is based on certain estimates and assumptions made by the Company. Such estimates and assumptions are subject to change as a result of actual experience. There can be no assurance that actual capital requirements necessary to market the Cerebral Oximeter and SomaSensor, to develop enhancements to, and product extensions of, the Cerebral Oximeter, to conduct research and development concerning additional potential applications of INVOS technology and related technologies and for working capital will not be substantially greater than current estimates.

     The Company does not believe that product sales will be sufficient to fund the Company's operations in fiscal 1997.


     The Company has entered into a Letter Agreement, dated as of January 17, 1997, as amended, pursuant to which the Company has exclusively retained a managing underwriter to underwrite a proposed public offering by the Company of 2,000,000 newly-issued Common Shares (after giving effect to the one-for-ten reverse stock split effected April 10, 1997) (Note 11). There can be no assurance that the Company will be able to raise any capital or capital in amounts it desires, or on terms and conditions acceptable to the Company.


     The Company has no loan commitments.

     There can be no assurance that even if the Company receives additional capital, it will be able to achieve the level of sales necessary to sustain its operations. There can be no assurance that the Company will obtain any funds on terms acceptable to the Company and at times required by the Company through sales of the Company's product, sales of securities or loans in sufficient quantities.

     These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

  1997 Interim Information (Unaudited)

     The accompanying unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. Operating results for the three-month period ended February 28, 1997, are not necessarily indicative of the results that may be expected for the year ending November 30, 1997, although the Company expects to continue to incur operating losses for the foreseeable future.

     The Company is in the development stage and, accordingly, has not achieved sales necessary to support operations. The Company has incurred an accumulated deficit of $31,519,465 through February 28, 1997. The Company had working capital of $2,577,418, cash and cash equivalents of $1,844,674, total current liabilities of $610,096 and shareholders' equity of $2,756,955, as of February 28, 1997.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. STOCK OFFERINGS AND COMMON SHARES

     The Company has authorized 6,000,000 Common Shares (par value $.01 per share), which entitle the holders to one vote per share. The Company has also authorized 1,000,000 Preferred Shares (par value $.01 per share).

     Pursuant to a registration statement under the Securities Act of 1933, in March and April 1991, the Company sold to the public 138,000 units, consisting of 414,000 Common Shares (par value $.01 per share) and 414,000 redeemable Class A Warrants. 413,900 Class A Warrants were exercised, each entitling the holder to one Common Share and one Class B Warrant, and 100 Class A Warrants were redeemed in 1992. 6,382 Class B Warrants were exercised in 1992 and 1993. The Company redeemed all 407,518 then outstanding redeemable Class B Warrants on November 14, 1996, at $.50 per Class B Warrant, or approximately $203,759.

     On March 27, 1991, the Company sold, for $120 to the underwriter an option to purchase up to 12,000 units at $99.00 a unit, subject to adjustment, until March 20, 1996 (the "Unit Purchase Option"). Such units were identical to the units sold to the public, except that Class A and Class B Warrants were not redeemable by the Company. 167 Unit Purchase Options and the 500 underlying Class A Warrants were exercised in fiscal 1993. The Company issued 1,000 Common Shares and 500 non-redeemable Class B Warrants as a result of such exercises. As a result of various anti-dilution adjustments, there were approximately 14,434 Unit Purchase Options outstanding on March 19, 1996, all of which expired unexercised on that date. The 500 non-redeemable Class B Warrants expired unexercised on November 14, 1996.

     On February 28, 1996, the Company redeemed all of its outstanding Convertible Preferred Shares for $.10 per share at a total redemption cost to the Company of approximately $19,843.


     In September 1990, the Company issued notes in exchange for notes outstanding held by some of the Company's shareholders. The shareholders were also issued warrants (the "Exchange Warrants") to purchase 4,500 Common Shares at $20.00 per share (exercisable for five years beginning March 27, 1992). The notes were repaid in fiscal 1991.


     On August 2, 1994, the Company completed the placement of 529,700 newly-issued Common Shares, par value $.01 per share, at a price of $8.00 per share through an offering complying with Regulation S under the Securities Act of 1933, as amended (the "Act"). Gross proceeds from the offering were $4,237,600. The Company also granted the placement agent warrants to purchase 52,970 Common Shares at $12.50 per share exercisable during the four-year period beginning August 2, 1995. The net proceeds to the Company, after deducting the placement agent's fee and expenses of the offering, were approximately $3.7 million. The Common Shares offered were not registered under the Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.


     On July 14, 1995 the Company completed the placement of 75,000 Units, at a price of $25.00 per Unit, for gross proceeds of $1,875,000, through an offering complying with Regulation S under the Act. The net proceeds to the Company, after deducting the placement agents' fee and the expenses of the offering, were approximately $1,593,000. Each Unit consisted of two newly-issued Common Shares, par value $.01 per share, and one warrant to purchase one Common Share.


     The Warrants are immediately exercisable and transferable separately from the Common Shares. Each Warrant entitles the holder to purchase one Common Share at an initial exercise price of $20.00 per share, subject to adjustment, at any time through July 13, 2000, unless earlier redeemed. The Warrants are redeemable for $.10 by the Company at any time after January 13, 1996, if certain conditions are met; these conditions had not been met as of January 24, 1997.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company also granted the placement agent warrants to purchase 15,000 Common Shares at $14.375 per share exercisable during the four-year period beginning July 14, 1996.

     On April 2, 1996, the Company completed the placement of 57,120 Units, at a price of $25.00 per Unit, for gross proceeds of $1,428,000, through an offering complying with Regulation S under the Act. The net proceeds to the Company, after deducting the placement agents' fee and the expenses of the offering, were approximately $1,284,000. Each Unit consists of two newly-issued Common Shares, par value $.01 per share, and one warrant to purchase one Common Share.

     The Warrants are immediately exercisable and transferable separately from the Common Shares. Each Warrant entitles the holder to purchase one Common Share at an initial exercise price of $17.50 per share, subject to adjustment, at any time through April 1, 2001, unless earlier redeemed. The Warrants are redeemable for $.10 by the Company at any time if certain conditions are met; these conditions have not been met as of January 24, 1997.

     The Company also granted the placement agent warrants to purchase 11,424 Common Shares at $12.50 per share exercisable during the four-year period beginning April 2, 1997.

     Pursuant to an amended agreement with Rauscher Pierce & Clark, Inc. and Rauscher Pierce & Clark Limited (collectively, the "Placement Agent") in connection with the April 2, 1996 Regulation S offering, the Company agreed to permit a person designated by the Placement Agent to attend meetings of the Company's Board of Directors until the 1998 Annual Meeting of Shareholders and to participate in discussions at such meetings.

     Also, on November 21, 1996, the Company completed the placement of 366,841 newly-issued Common Shares at a price of $11.50 per share through an offering complying with Regulation S under the Act. The net proceeds to the Company were approximately $3,568,000.

     During fiscal 1996, 14,600 warrants issued in the Company's 1995 Regulation S Offering and exercisable at $20.00 per share, and 2,000 warrants issued in the Company's April 1996 Regulation S Offering and exercisable at $17.50 per share, were exercised, and the Company paid the placement agent in such offerings a $16,350 fee in connection with those exercises. As of November 30, 1996, there were 60,400 redeemable warrants outstanding exercisable at $20.00 per share until July 13, 2000 and 55,120 redeemable warrants outstanding exercisable at $17.50 per share until April 1, 2001. These warrants were issued in the Company's 1995 and April 1996 Regulation S Offerings. The conditions permitting the Company to redeem these warrants have not been met as of January 24, 1997. In addition, the Placement Agent and their transferees hold warrants to purchase 52,970 Common Shares exercisable at $12.50 per share, 15,000 Common Shares exercisable at $14.40 per share and 11,424 Common Shares exercisable at $12.50 per share. There can be no assurance that additional warrants will be exercised and it is unlikely that they will be exercised if the exercise price exceeds the market price of the Common Shares. The Company has the right to reduce the exercise price of these warrants.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Common shares reserved for future issuance upon exercise of stock options and warrants as discussed above at November 30, 1996, are as follows:

1983 Stock Option Plan (Note 8).............................      9,317
1991 Incentive Stock Option Plan (Note 8)...................    110,288
1993 Director Stock Option Plan (Note 8)....................     23,998
Options Granted Independent of Option Plans (Note 8)........    171,343
Exchange Warrants...........................................      4,500
Placement Agent Warrants....................................     79,394
Regulation S Warrants.......................................    115,520
                                                                -------
          Total reserved for future issuance................    514,360
                                                                =======

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents consist of short-term, interest-bearing investments maturing within three months of their acquisition by the Company.

     Inventory is stated at the lower of cost or market on a first-in, first-out
(FIFO) basis. Inventory consists of:

                                                                     NOVEMBER 30,
                                               FEBRUARY 28,    ------------------------
                                                   1997           1996          1995
                                               ------------    ----------    ----------
                                               (UNAUDITED)
Finished goods.............................     $  419,465     $  437,079    $  516,420
Work in process............................        347,929        307,510       219,076
Purchased components.......................        383,358        386,996       296,003
                                                ----------     ----------    ----------
  Sub-total................................      1,150,752      1,131,585     1,031,499
Less reserve for obsolete and excess
  inventory................................       (198,820)      (200,450)      (95,078)
                                                ----------     ----------    ----------
       Total...............................     $  951,932     $  931,135    $  936,421
                                                ==========     ==========    ==========

     Property and Equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

     Patents and Trademarks are recorded at cost and are being amortized on the straight-line method over 17 years. Accumulated amortization was $34,332 (Unaudited), $32,604 and $25,692 at February 28, 1997 and November 30, 1996 and 1995, respectively.

     Revenue Recognition occurs upon shipment to customers.

     Research, Development and Engineering costs are expensed as incurred.

     Loss Per Common Share is computed using the weighted average number of common shares outstanding during each period. Common Shares issuable under stock options and warrants have not been considered in the computation of the net loss per Common Share because such inclusion would be antidilutive. On April 10, 1997, the Company effected a 1-for-10 reverse stock split (Note 11).

     Accounting Pronouncements In March 1995, The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," which requires the Company to review for impairment long-lived assets, certain identifiable intangibles and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 is effective for the Company's 1997

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

fiscal year. The Company has evaluated the impact of the new standard on its financial position, results of operations and cash flows and has determined the effect to be immaterial.

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation" which also will be effective for the Company's 1997 fiscal year. The Company does not expect SFAS 123 to have a material impact on its financial position, results of operations, or cash flows. SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or it allows companies to continue to apply the existing accounting rules under APB Opinion 25 "Accounting for Stock Issued to Employees," but requires additional financial footnote disclosure. The Company has determined to continue to account for stock-based compensation arrangements under APB Opinion 25 and will include additional footnote disclosure in its fiscal 1997 annual report.

     In March 1997, the FASB issued SFAS No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly-held common shares or potential common shares. This Statement replaces the presentation of primary EPS and fully-diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. This Statement is not expected to have a material effect on the Company's reported EPS amounts. The Statement is effective for the Company's financial statements for the year ending November 30, 1998.

     Use Of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses for each fiscal period. Actual results could differ from those estimated.

5. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                   NOVEMBER 30,
                                                 FEBRUARY 28,   -------------------
                                                     1997         1996       1995
                                                 ------------     ----       ----
                                                 (UNAUDITED)
Professional Fees..............................    $ 33,739     $101,697   $ 75,702
Shareholder Lawsuits (Note 7)..................          --           --    144,717
Product Upgrades...............................      16,341       18,261    149,954
Warranty.......................................      17,467       12,421     15,000
Accrued Insurance..............................      34,613       32,231         --
Accrued Incentive..............................      37,863           --         --
Other..........................................      63,930       89,500     30,983
                                                   --------     --------   --------
     Total.....................................    $203,953     $254,110   $416,356
                                                   ========     ========   ========

6. INCOME TAX

     The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes ("SFAS No. 109"), as of December 1, 1993. This statement supersedes the provisions of APB No. 11 which was previously used by the Company. Prior years' financial statements were not restated and the adoption of SFAS No. 109 had no impact on net income for the year ended November 30, 1994.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes, under SFAS 109, reflect the estimated future tax effect of (i) temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations and (ii) net operating loss and tax credit carryforwards. The Company's deferred tax assets primarily represent the tax benefit of net operating loss carryforwards and research and general business tax credit carryforwards. The Company had deferred tax assets of approximately $9,124,000 and $8,103,000 for the years ended November 30, 1996 and 1995, respectively, which were entirely offset by valuation allowances, due to the uncertainty of utilizing such assets against future earnings, prior to their expiration. The components of deferred income tax assets as of November 30, 1996 and 1995 were as follows:

                                                               NOVEMBER 30,
                                                             -----------------
                                                              1996      1995
                                                              ----      ----
                                                              (IN THOUSANDS)
Net operating loss carryforwards...........................  $ 8,718   $ 7,581
Accrued liabilities........................................      139       255
Research and general business tax credit carryforwards.....      267       267
                                                             -------   -------
     Subtotal..............................................    9,124     8,103
Valuation allowance........................................   (9,124)   (8,103)
                                                             -------   -------
     Deferred tax asset....................................  $    --   $    --
                                                             =======   =======

     As of November 30, 1996, net operating loss carryforwards of approximately $25.6 million, respectively, were available for Federal income tax purposes. The Company's ability to use the net operating loss carryforwards incurred on or before March 27, 1991 (the date the Company completed its initial public offering) is limited to approximately $296,000 per year. Research and business general tax credits of $267,000 are also available to offset future taxes. These losses and credits expire, if unused, at various dates from 1997 through 2011.

     Utilization of the Company's net operating loss carryforwards, tax credit carryforwards and certain future deductions could be restricted, in the event of future changes in the Company's equity structure, by provisions contained in the Tax Reform Act of 1986.

7. COMMITMENTS AND CONTINGENCIES

     On September 10, 1991 the Company entered into a lease agreement for a 23,392 square foot, stand-alone office, assembly and warehouse facility. The lease expires December 31, 1997.

     Operating and building lease expense for the three months ended February 28, 1997 (unaudited) and for the years ended November 30, 1996, 1995 and 1994 was approximately $42,800, $173,500, $278,000 and $294,000, respectively.
Approximate future minimum lease commitments are as follows:

                  YEAR ENDED NOVEMBER 30,
                  -----------------------
     1997...................................................     184,000
     1998...................................................      15,000
                                                                --------
            Total...........................................    $199,000
                                                                ========

     In December 1991, the Company amended and restated its profit sharing plan to include a 401(k) plan covering substantially all employees. Under provisions of the plan, participants may contribute, annually, between 1% and 15% of their compensation. The Company, at the discretion of its Board of Directors, may contribute matching contributions or make other annual discretionary contributions to the plan, all of which, together with the participants' contributions, cannot exceed 15% of the total compensation paid by the

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company to eligible employees. No Company matching or discretionary contributions were made to the plan for the three months ended February 28, 1997 (unaudited) or for the years ended November 30, 1996, 1995 or 1994.

     Distributors might terminate their agreements with the Company or be terminated by the Company. Distributor terminations may increase the Company's costs. There can be no assurance that the Company will be able to replace distributors desiring to terminate their distribution agreements, engage distributors in additional territories, or retain its existing distributors. The Company's inability to engage, replace or retain distributors could have an adverse effect on its ability to market and sell its product.

     On March 14, 1994, a shareholder of the Company filed suit in the United States District Court for the Eastern District of Michigan, individually and on behalf of all others similarly situated, against the Company, four of its present and former directors and four other officers, former officers or employees of the Company in an action captioned Jacobson, et al v. Somanetics Corporation, et al. The plaintiff alleged that various registration statements filed under the Act, various reports filed under the Securities Exchange Act of 1934 and various annual reports and press releases contained material misstatements and omissions and that the Company and the named officers, former officers and employees of the Company made material misstatements and omissions. The plaintiffs sought recovery pursuant to Sections 11, 12(2) and 15 of the Act, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934"), Rule 10b-5 under the Securities Exchange Act of 1934 and under common law for (i) rescission of their investment and compensation for the lost use of the money invested, (ii) other compensatory damages, (iii) punitive damages in the amount of $10,000,000, (iv) consequential damages, (v) reasonable attorneys' fees, (vi) costs and disbursements and (vii) such other relief as the court may deem just and proper.

     On April 25, 1994, another shareholder of the Company filed suit in the United States District Court for the Eastern District of Michigan, individually and on behalf of all others similarly situated, against the Company and Gary D. Lewis, the Company's former Chairman of the Board, in an action captioned Benjamin Langford v. Somanetics Corporation and Gary D. Lewis. The allegations, relief requested and consequences of the action are similar to those in the Jacobson case described above.

     The Company entered into a Stipulation And Agreement Of Compromise And Understanding (the "Agreement") with counsel for plaintiff Earl J. Jacobson. On July 3, 1996 the court issued a final judgment approving the Agreement and certifying the class. The Agreement (along with an understanding with the Company's insurance company) required the Company to pay $250,000 in cash, less the amount of its legal fees incurred in this action, and the Company's insurance company was required to pay $250,000 in cash, plus the amount the Company has incurred in attorneys' fees. Pursuant to the Agreement, the Company and its insurance company paid an aggregate of $500,000 to an escrow agent in the second quarter ended May 31, 1996. However, approximately 11 persons, including Benjamin Langford, opted out of the Jacobson action and this settlement and, therefore, are not barred by the settlement from pursuing their own claims against the Company. Mr. Langford's action is still pending against the Company, although it is no longer a class action. The Company's motion to dismiss the Langford action was denied and discovery is proceeding. Management believes it has substantial defenses to the Langford claim.

     The ultimate outcome of the Langford litigation cannot presently be determined. If the Company must pay any additional significant amount to defend or settle the Langford lawsuit or if it must pay a significant judgment in connection with this lawsuit, its financial condition and liquidity could be materially adversely affected, and capital intended for use in the marketing of the Cerebral Oximeter or to develop enhancements to, or product extensions of, the Cerebral Oximeter or other products may have to be reallocated to satisfy any such requirements. In addition, any such expenses will, when incurred, have the effect of increasing the Company's net loss (or decreasing its net income) during the periods in which they are incurred.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     At November 30, 1996, the Company had employment agreements with Bruce J. Barrett, its President and Chief Executive Officer ("Mr. Barrett"), and Raymond
W. Gunn, its Executive Vice President and Chief Financial Officer ("Mr. Gunn"). The employment agreements, as amended, expire May 31, 1997 for Mr. Barrett and November 30, 1997 for Mr. Gunn, unless earlier terminated as provided in the agreements. Messrs. Barrett and Gunn were entitled to receive annual base salaries which at November 30, 1996 were $195,000 and $105,000, respectively, plus potential discretionary bonuses. Both parties have agreed not to compete with the Company during specified periods.

     The Company may become subject to product liability claims by patients or physicians, and may become a defendant in product liability or malpractice litigation. The Company has obtained product liability insurance and an umbrella policy. There can be no assurance that the Company will be able to maintain such insurance or that such insurance would be sufficient to protect the Company against such product liability.

8. STOCK OPTION PLANS

     In January 1983 and in February 1991, the Company adopted stock option plans (the "1983 Plan" and the "1991 Plan," respectively) for key management employees, directors, consultants and advisors of the Company. The plans provide for the issuance of options by the Company to purchase a maximum of 15,668 Common Shares under the 1983 Plan and 115,000 Common Shares under the 1991 Plan. In addition, the Company granted options to employees independent of the plans ("Non-Plan"). Awards and expirations under the 1983 Plan, 1991 Plan and Non-Plan during the three months ended February 28, 1997 (unaudited) and during the years ended November 30, 1996, 1995 and 1994 are listed below.

     Except for one option granted before the Company's initial public offering, the exercise price of all options equals or exceeds the fair market value of the underlying shares at the date of grant. At February 28, 1997 (unaudited) and at November 30, 1996, no additional options may be granted under the 1983 Plan and 376 Common Shares were available for options to be granted under the 1991 Plan.

     In January 1993, the Company adopted the Somanetics Corporation 1993 Director Stock Option Plan (the "Directors Plan"). The Directors Plan provides up to 24,000 Common Shares for the grant of options to purchase 1,500 shares every three years beginning June 30, 1993 and ending June 30, 2002, to each director who is not an officer or employee of the Company. In addition, each director who is not an officer or employee

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of the Company and who first becomes a director of the Company after the date the Directors Plan was adopted is automatically granted an option to purchase a pro-rata portion of 1,500 Common Shares.

                                1983 PLAN                  1991 PLAN                 NON PLAN               DIRECTORS PLAN
                        -------------------------   -----------------------   -----------------------   ----------------------
                        COMMON       PRICE RANGE    COMMON     PRICE RANGE    COMMON     PRICE RANGE    COMMON    PRICE RANGE
                        SHARES        PER SHARE     SHARES      PER SHARE     SHARES      PER SHARE     SHARES     PER SHARE
                        ------      -------------   -------   -------------   -------   -------------   ------   -------------
Options outstanding
  November 30, 1993...  15,426(1)   $13.10-$36.25    84,250   $20.00-$56.90                             4,500           $35.90
  Options granted.....                              123,016    $8.40-$16.25    55,000   $10.00-$12.50   2,022           $15.00
  Options exercised...                                   (8)         $16.25                                (2)          $35.90
  Options canceled....                              (92,723)  $14.70-$56.90                            (1,000)          $35.90
                        ------                      -------                   -------                  ------
Options outstanding
  November 30, 1994...  15,426      $13.10-$36.25   114,535    $8.40-$42.50    55,000   $10.00-$12.50   5,520    $15.00-$35.90
  Options granted.....                               76,950   $11.90-$13.10     4,666   $14.70-$20.00
  Options exercised...                                 (100)          $8.40
  Options canceled....  (6,109)     $20.00-$36.25   (25,593)   $8.40-$42.50
                        ------                      -------                   -------                  ------
Options outstanding
  November 30, 1995...   9,317      $13.10-$36.25   165,792    $8.40-$42.50    59,666   $10.00-$20.00   5,520    $15.00-$35.90
  Options granted.....                               23,785           $5.00   135,540    $5.00-$23.10   6,000           $26.25
  Options exercised...                               (3,508)   $8.40-$14.70    (3,432)  $10.00-$13.10
  Options canceled....                              (76,157)   $5.00-$14.70   (20,431)   $5.00-$13.10  (1,000)          $26.25
                        ------                      -------                   -------                  ------
Options outstanding
  November 30, 1996...   9,317      $13.10-$36.25   109,912    $5.00-$42.50   171,343    $5.00-$23.10  10,520    $15.00-$35.90
(UNAUDITED)
  Options granted.....                                                         12,700          $13.10
  Options exercised...
  Options canceled....
                        ------                      -------                   -------                  ------
Options outstanding
  February 28,
  1997(2)(3)..........   9,317      $13.10-$36.25   109,912    $5.00-$42.50   184,043    $5.00-$23.10  10,520    $15.00-$35.90
                        ======                      =======                   =======                  ======

---------------

(1) Plus 13,239 redeemable Convertible Preferred Shares.

(2) Exercise dates range from February 21, 1991 to January 15, 2007.

(3) Options to purchase 177,508 Common Shares were exercisable at November 30, 1996.

Also, see Note 11 herein for approval of a new employee stock option plan (unaudited).

9. RELATED PARTY TRANSACTIONS

     The Company received legal services from certain shareholders. Services from such parties amounted to approximately $74,600 (unaudited), $348,570, $236,000 and $439,000 during the three months ended February 28, 1997 and during the years ended November 30, 1996, 1995 and 1994, respectively.

     The Company and Gary D. Lewis entered into an Agreement and Release, dated and effective as of February 1, 1995. Pursuant to the agreement the Company has agreed to provide Mr. Lewis with (A) $150,000 a year for two years, (B) the same health, medical and dental benefits as are provided to the Company's executive officers from time to time for two years.

     On November 6, 1996, Gary D. Lewis paid the Company $175,000 (the outstanding principal amount of the loan at the time) in full satisfaction of all of his obligations under the loan made by the Company to him on February 1, 1993, and the Company discharged the second mortgage and released the security interests securing the loan and wrote off approximately $29,750 of accrued interest with respect to that loan.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company recognized no revenue in the three months ended February 28, 1997 (unaudited) or in fiscal 1996, 1995 and 1994, respectively, from Somatek, Inc., one of the Company's United States distributors whose principal owner is a director of the Company. Approximately $68,000 of trade receivables from Somatek, Inc. were written-off during the fiscal year ended November 30, 1996.

10. MAJOR CUSTOMERS AND FOREIGN SALES

     The Company had one international distributor and two United States distributors which accounted for approximately 42% (Japan), 14% (United States) and 11% (United States), respectively, of total sales for the three months ended February 28, 1997 (unaudited), two distributors which accounted for approximately 86% (Japan) and 6% (Latin America), respectively, of total sales for the three months ended February 29, 1996 (unaudited), two distributors which accounted for approximately 62% (Japan) and 15% (Latin America), respectively, of total sales for fiscal year 1996, two distributors which accounted for approximately 53% (Japan) and 13% (Latin America), respectively, of total sales for fiscal year 1995, and two distributors which accounted for approximately 43% (Japan) and 10% (Latin America), respectively, of total sales for fiscal year 1994.

     Additionally, total sales to foreign customers for the three months ended February 28, 1997 and February 29, 1996 (unaudited) and for the years ended November 30, 1996, 1995 and 1994 include approximately $218,000, $515,000,
$745,000, $1,336,000 and $939,000, respectively.

11. SUBSEQUENT EVENTS

  Reverse Stock Split

     On January 15, 1997, the Company's Board of Directors approved an amendment and restatement of the Company's Restated Articles of Incorporation to (i) effect a one-for-ten reverse stock split of the Company's Common Shares while keeping 6,000,000 authorized Common Shares, at a par value of $0.01, and (ii) remove provisions relating to the Convertible Preferred Shares redeemed February 28, 1996, all subject to shareholder approval at the 1997 Annual Meeting of Shareholders. The Company's shareholders approved such amendment and restatement at the 1997 Annual Meeting of Shareholders on March 25, 1997, and the reverse stock split was effected April 10, 1997. All share and per share information included in these financial statements have been restated to reflect the reverse stock split.

  Other Events (Unaudited)

     In addition, on January 15, 1997, the Company's Board of Directors approved the Somanetics Corporation 1997 Stock Option Plan, pursuant to which 295,000 Common Shares (after giving effect to the one-for-ten reverse stock split described above) are reserved for issuance pursuant to options to be granted to key employees, directors, consultants and advisors of the Company, subject to shareholder approval at the 1997 Annual Meeting of Shareholders. The Company's shareholders approved the 1997 Stock Option Plan at the 1997 Annual Meeting of Shareholders on March 25, 1997.


     Also at its January 15, 1997 meeting, the Company's Board of Directors granted ten-year stock options independent of the Company's stock option plans to purchase an aggregate of 12,700 Common Shares at $13.10 per share (the then current market price). Such options were granted to eight new employees of the Company. Effective April 24, 1997, the Company granted ten-year options under the 1997 Stock Option Plan to purchase 251,200 Common Shares to 47 employees and consultants of the Company at an exercise price of $4.75 a share (the closing sale price of the Common Shares on the date of grant), including options to purchase 135,000 and 45,000 shares granted to Mr. Barrett and Mr. Gunn, respectively.

                             SOMANETICS CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     The Company has entered into a Letter Agreement, dated as of January 17, 1997, as amended, pursuant to which the Company has exclusively retained a managing underwriter to underwrite a proposed public offering by the Company of 2,000,000 newly-issued Common Shares. The Company has also agreed to grant the underwriter an option to purchase an additional 300,000 Common Shares to cover over-allotments and a five-year warrant to purchase an amount of shares equal to 10% of the Common Shares sold in the offering at an exercise price equal to 120% of the purchase price for the Common Shares in the offering. There can be no assurance that the Company will be able to raise any capital or capital in amounts it desires, or on terms and conditions acceptable to the Company.


     On March 27, 1997, the 4,500 Exchange Warrants expired unexercised.

           [Picture of doctor placing
             SomaSensor on patient]

                                                Harvey Edmonds, Jr., Ph.D.,
                                                professor and director of
                                                research at the University of
                                                Louisville School of Medicine,
                                                places a SomaSensor on a patient
                                                with the Cerebral Oximeter at
                                                his side.

                                [Picture of the Company's
                                 manufacturing facility]

Somanetics' manufacturing
facility at its
headquarters in Troy,
Michigan.

            [Picture of SomaSensor
                 on newborn]
                                               FUTURE APPLICATIONS

                                               Somanetics has invested
                                               substantial resources in the
                                               development of its INVOS
                                               technology, the Cerebral Oximeter
                                               and the related disposable
                                               SomaSensor. Research being
                                               conducted on children and
                                               newborns is expected to result in
                                               a SomaSensor that can fit smaller
                                               heads. Non-invasive monitoring is
                                               especially important in this
                                               population, as newborns have
                                               higher risks of oxygen imbalances
                                               and less blood volume from which
                                               to make invasive blood gas
                                               measurements.

Somanetics, INVOS and SomaSensor are
registered trademarks of Somanetics
Corporation. "Window to the Brain" is
a trademark of Somanetics Corporation.                           SOMANETICS LOGO

                               [SOMANETICS LOGO]
                        [WINDOW TO THE BRAIN TRADEMARK]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated amounts of expenses to be borne by the Company in connection with the issuance and distribution expenses of the securities being registered (other than underwriting discounts and commissions):


Securities and Exchange Commission Registration Fee.........    $  3,450
NASD Filing Fee.............................................       1,638
Nasdaq Listing Fee..........................................       7,500
Printing and Engraving Expenses.............................      75,000
Accounting Fees and Expenses................................      75,000
Legal Fees and Expenses.....................................     125,000
Blue Sky Fees and Expenses..................................      50,000
Transfer Agent's and Registrar's Fees and Expenses..........       7,000
Underwriters' Accountable Expenses..........................     150,000
Miscellaneous Expenses......................................       5,412
                                                                --------
     Total..................................................    $500,000
                                                                ========


     All of these expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, represent estimates only.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Sections 561-571 of the Michigan Business Corporation Act, as amended, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

     The Registrant is obligated under its bylaws and employment agreements with two of its executive officers to indemnify a present or former director or executive officer of the registrant, and may indemnify any other person, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of their past or future service to the registrant or a subsidiary, or to another organization at the request of the registrant or a subsidiary. In addition, the Restated Articles of Incorporation of the Company limit certain personal liabilities of directors of the Company.

     Reference is also made to Section 8 of the Underwriting Agreement (a form of which is attached to this Registration Statement as Exhibit 1.1) with respect to undertakings to indemnify the registrant, its directors and officers and each person who controls the registrant within the meaning of the Securities Act of 1933, as amended (the "Act"), against certain civil liabilities, including certain liabilities under the Act.

     The Company has obtained Directors' and Officers' liability insurance. The policy provides for $1,000,000 in coverage including prior acts dating to the Company's inception and liabilities under the Act in connection with the Company's initial public offering, the exercise and redemption of Class A Warrants and this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following securities of the registrant were sold by the registrant during the past three years without being registered under the Act:

     1. In June through September 1996, the Company sold to seven foreign investors 16,600 Common Shares upon the exercise of warrants issued in offerings complying with Regulation S under the Securities Act of 1933 (14,600 at $20.00 per share and 2,000 at $17.50 per share). The gross proceeds to the Company from such sales were $327,000, and the Company paid Rauscher Pierce & Clark, Inc. and Rauscher Pierce & Clark Limited (the "Placement Agent") a commission of $16,350 in connection with such exercises. Such Common Shares were not registered, but were issued in reliance upon the exemption from registration contained in Regulation S under the Act.

     2. In September 1996, the Company sold to two accredited investors 3,098 Common Shares upon the exercise of 3,098 Class M Warrants issued before the Company's initial public offering (exercisable at $9.50 per Class M Warrant). The gross proceeds to the Company from such sales were $29,433.85. Such Common Shares were not registered, but were issued in reliance upon the exemptions from registration contained in Sections 4(2) and 4(6) of the Act.

     3. On November 21, 1996 the Company completed the placement of 366,841 Common Shares to 34 foreign investors, at a price of $11.50 per share. The Placement Agent acted as placement agent in connection with the sale of such Common Shares. The gross proceeds to the Company from such sales were $4,218,675, and the Company paid the Placement Agent a fee of $421,868 in connection with such offering. The Company also reimbursed the Placement Agent for its expenses of the offering, including its counsel's fees. Such securities were not registered, but were issued in reliance upon the exemption from registration contained in Regulation S under the Act.

     4. On April 2, 1996 the Company completed the placement of 57,120 Units to 20 foreign investors, at a price of $25.00 per Unit. Each Unit consists of two newly-issued Common Shares and one warrant to purchase one Common Share. The Placement Agent acted as placement agent in connection with the sale of such Units. The gross proceeds to the Company from such sales were $1,428,000, and the Company paid the Placement Agent a fee of $114,240 in connection with such offering. The Company also reimbursed the Placement Agent for its expenses of the offering, including its counsel's fees. The Company also granted the Placement Agent warrants to purchase 11,240 Common Shares at $12.50 per share exercisable during the four-year period beginning April 2, 1997.

     The Warrants are immediately exercisable and transferable separately from the Common Shares. Each Warrant entitles the holder to purchase one Common Share at an initial exercise price of $17.50 per share, subject to adjustment, at any time through April 1, 2001, unless earlier redeemed. The Warrants are redeemable for $.10 by the Company at any time if certain conditions are met. Such securities were not registered, but were issued in reliance upon the exemption from registration contained in Regulation S under the Act.

     5. On July 14, 1995, the Company completed the placement of 75,000 Units to 27 foreign investors, at a price of $25.00 per Unit. Each Unit consists of two newly-issued Common Shares and one warrant to purchase one Common Share. The Placement Agent acted as placement agent in connection with the sale of such Units. The gross proceeds to the Company from such sales were $1,875,000, and the Company paid the Placement Agent a fee of $150,000 in connection with such offering. The Company also reimbursed the Placement Agent for its expenses of the offering, including its counsel's fees. The Company also granted the Placement Agent warrants to purchase 15,000 Common Shares at $14.375 per share exercisable during the four-year period beginning July 14, 1996.

     The Warrants are immediately exercisable and transferable separately from the Common Shares. Each Warrant entitles the holder to purchase one Common Share at an initial exercise price of $20.00 per share, subject to adjustment, at any time through July 13, 2000, unless earlier redeemed. The Warrants are redeemable for $.10 by the Company at any time after January 13, 1996, if certain conditions are met. Such securities were not registered, but were issued in reliance upon the exemption from registration contained in Regulation S under the Act.

     6. On August 2, 1994, the Company completed a placement of 529,700 newly-issued Common Shares to 26 foreign investors at a price of $8.00 per share. Rauscher Pierce & Clark Limited acted as placement agent in connection with the sale of such Common Shares. The gross proceeds to the Company from such sales were $4,237,600, and the Company paid the Placement Agent a fee of $317,820 in connection with such offering. The Company also reimbursed Rauscher Pierce & Clark Limited for its expenses of the offering, including its counsel's fees. The Company also granted the placement agent warrants to purchase 52,970 Common Shares at $12.50 per share exercisable during the four-year period beginning August 2, 1995. Such securities were not registered, but were issued in reliance upon the exemption from registration contained in Regulation S under the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     See Exhibit Index immediately preceding the exhibits.

     (b) Financial Statement Schedules

                          SCHEDULE                              PAGE
                          --------                              ----
Schedule II -- Valuation and Qualifying Accounts and
  Reserves for the years ended November 30, 1996, 1995 and
  1994......................................................    S-1

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on May 30, 1997.


                                         SOMANETICS CORPORATION
                                                (Registrant)

                                          By: /s/ BRUCE J. BARRETT

                                            ------------------------------------
                                            Bruce J. Barrett
                                            Its: President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                       TITLE                         DATE
                  ---------                                       -----                         ----

/s/ BRUCE J. BARRETT                             President, Chief Executive Officer and     May 30, 1997
---------------------------------------------    a Director (Principal Executive
Bruce J. Barrett                                 Officer)

/s/ RAYMOND W. GUNN                              Executive Vice President and Chief         May 30, 1997
---------------------------------------------    Financial Officer (Principal Financial
Raymond W. Gunn                                  Officer)

/s/ WILLIAM M. IACONA                            Corporate Controller (Principal            May 30, 1997
---------------------------------------------    Accounting Officer)
William M. Iacona

*                                                Chairman of the Board of Directors         May 30, 1997
---------------------------------------------
H. Raymond Wallace

*                                                Director                                   May 30, 1997
---------------------------------------------
Daniel S. Follis

*                                                Director                                   May 30, 1997
---------------------------------------------
James I. Ausman, M.D., Ph.D.

*By: /s/ RAYMOND W. GUNN                                                                    May 30, 1997
--------------------------------------------
     Raymond W. Gunn,
     Attorney-in-Fact

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES FOR THE YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994

                                              COLUMN B             COLUMN C             COLUMN D       COLUMN E
                                             ----------    ------------------------    -----------    ----------
                                                                  ADDITIONS
                                                           ------------------------
                                                              (2)        CHARGED TO
                                             BALANCE AT    CHARGED TO      OTHER         (1)(3)       BALANCE AT
                                             BEGINNING     COSTS AND     ACCOUNTS,     DEDUCTIONS,      END OF
                                             OF PERIOD      EXPENSES      DESCRIBE      DESCRIBE        PERIOD
                                             ----------    ----------    ----------    -----------    ----------

Allowance for doubtful accounts:
  Year ended November 30, 1996...........     $193,766      $ 46,056            --      $193,775       $ 46,047
  Year ended November 30, 1995...........      224,509            --            --        30,743        193,766
  Year ended November 30, 1994...........      105,000       212,257            --        92,748        224,509
Note: (1) Write-off uncollectible accounts, net of recoveries
Note: (2) Reserve of additional uncollectible accounts, net of recoveries
Inventory reserve for obsolescence:
  Year ended November 30, 1996...........     $ 95,078      $170,554            --      $ 65,182       $200,450
  Year ended November 30, 1995...........       25,000        70,078            --             0         95,078
  Year ended November 30, 1994...........       25,000        70,741            --        70,741         25,000
Note: (3) Write-off obsolete, excess inventory, net of recoveries

                                 EXHIBIT INDEX


EXHIBIT                           DESCRIPTION                           PAGE
-------                           -----------                           ----
 1.1*     Proposed form of Underwriting Agreement.
                                                                        ---
 3(i)     Restated Articles of Incorporation of Somanetics              N/A
          Corporation, incorporated by reference to Exhibit 3(i) to
          the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.
 3(ii)    Amended and Restated Bylaws of Somanetics Corporation,        N/A
          incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 16, 1995.
 5.1*     Opinion of Honigman Miller Schwartz and Cohn concerning the
          legality of the securities being offered.                     ---
10.1      Lease Agreement, dated September 10, 1991, between            N/A
          Somanetics Corporation and WS Development Company,
          incorporated by reference to Exhibit 10.3 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1991.
10.2      Extension of Lease, between Somanetics Corporation and WS     N/A
          Development Company, dated July 22, 1994, incorporated by
          reference to Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1994.
10.3      Change in ownership of Lease Agreement for 1653 E. Maple      N/A
          Road, Troy, MI 48083, dated September 12, 1994, between
          Somanetics Corporation and First Industrial, L.P.,
          incorporated by reference to Exhibit 10.12 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1994.
10.4      Somanetics Corporation Amended and Restated 1983 Stock        N/A
          Option Plan, incorporated by reference to Exhibit 10.4 to
          the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.
10.5      Somanetics Corporation Amended and Restated 1991 Incentive    N/A
          Stock Option Plan, incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.
10.6      Fourth Amendment to Somanetics Corporation 1991 Incentive     N/A
          Stock Option Plan, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1992.
10.7      Amended and Restated Fifth Amendment to Somanetics            N/A
          Corporation 1991 Incentive Stock Option Plan, incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
10.8      Somanetics Corporation 1993 Director Stock Option Plan,       N/A
          incorporated by reference to Exhibit 10.8 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1992.
10.9      Somanetics Corporation 1997 Stock Option Plan, incorporated   N/A
          by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.
10.10     Somanetics Corporation 1995 Employee Incentive Plan,          N/A
          incorporated by reference to Exhibit 10.18 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1994.
10.11     Somanetics Corporation 1997 Employee Incentive Compensation   N/A
          Program, incorporated by reference to Exhibit 10.11 to the
          Company's Annual Report on Form 10-K for the fiscal year
          ended November 30, 1996.
10.12     Amended and Restated Somanetics Corporation Plan and Trust,   N/A
          incorporated by reference to Exhibit 10.8 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1991.

   10.13   Smith Barney Shearson Flexible Prototype Standardized 401(k) Plan Adoption Agreement #3,                N/A
           amending and restating the Somanetics Corporation Plan and Trust, incorporated by reference to
           Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31,
           1995.
   10.14   Employment Agreement, dated as of December 1, 1992, between Somanetics Corporation and Raymond          N/A
           W. Gunn, incorporated by reference to Exhibit 10.14 to the Company's Annual Report on Form 10-K
           for the fiscal year ended November 30, 1992.
   10.15   Employment Agreement, dated May 13, 1994, between Somanetics Corporation and Bruce J. Barrett,          N/A
           incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended May 31, 1994.
   10.16   Amendment to Employment Agreement, dated as of February 23, 1994, between Somanetics Corporation        N/A
           and Raymond W. Gunn, incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.
   10.17   Amendment to Employment Agreement, dated as of July 21, 1994, between Somanetics Corporation and        N/A
           Bruce J. Barrett, incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on
           Form 10-Q for the quarter ended August 31, 1994.
   10.18   Amendment to Employment Agreement, dated as of July 21, 1994, between Somanetics Corporation and        N/A
           Raymond W. Gunn, incorporated by reference to Exhibit 10.3 to the Company's Quarterly report on
           Form 10-Q for the quarter ended August 31, 1994.
   10.19   Amendment to Employment Agreement, dated as of December 1, 1995, between Somanetics Corporation         N/A
           and Raymond W. Gunn, incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.
   10.20   Amendment to Employment Agreement, dated as of November 18, 1996, between Somanetics Corporation        N/A
           and Raymond W. Gunn, incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.
   10.21*  Amendment to Employment Agreement, dated as of April 24, 1997, between Somanetics Corporation         -----
           and Bruce J. Barrett.
   10.22*  Amendment to Employment Agreement, dated as of April 24, 1997, between Somanetics Corporation         -----
           and Raymond W. Gunn.
   10.23   Stock Option Agreement, dated May 16, 1994, between Somanetics Corporation and Bruce J. Barrett,        N/A
           incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended August 31, 1994.
   10.24   Stock Option Agreement, dated July 21, 1994, between Somanetics Corporation and Bruce J.                N/A
           Barrett, incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form
           10-Q for the quarter ended August 31, 1994.
   10.25   Stock Option Agreement, dated July 21, 1994, between Somanetics Corporation and Gary D. Lewis,          N/A
           incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended August 31, 1994.
   10.26   Stock Option Agreement, dated July 21, 1994, between Somanetics Corporation and Raymond W. Gunn,        N/A
           incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended August 31, 1994.
   10.27   Stock Option Agreements, dated July 20, 1995, between Somanetics Corporation and Richard Farkas,        N/A
           incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the
           fiscal year ended November 30, 1995.

EXHIBIT                           DESCRIPTION                           PAGE
-------                           -----------                           ----
10.28     Form of Stock Option Agreement, dated December 22, 1995,      N/A
          between Somanetics Corporation and various employees,
          incorporated by reference to Exhibit 10.29 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1995.
10.29     Form of Stock Option Agreement, dated December 22, 1995,      N/A
          between Somanetics Corporation and various officers,
          incorporated by reference to Exhibit 10.30 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1995.
10.30     Form of new Stock Option agreement, dated December 22, 1995,  N/A between Somanetics Corporation and various employees,
          incorporated by reference to Exhibit 10.31 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1995.
10.31     Form of Stock Option Agreement, dated January 5, 1996,        N/A
          between Somanetics Corporation and two officers,
          incorporated by reference to Exhibit 10.32 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1995.
10.32*    Form of Stock Option Agreement, dated as of April 24, 1997,   ---
          between Somanetics Corporation and twenty-three employees.
10.33     Consulting Agreement, dated February 28, 1983, as amended,    N/A
          between Somanetics Corporation and Hugh F. Stoddart,
          incorporated by reference to Exhibit 10.13 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1991.
10.34     Consulting Order, dated as of October 1, 1996, among          N/A
          Somanetics Corporation and NeuroPhysics Corporation, Hugh F.
          Stoddart and Hugh A. Stoddart, Ph.D., as Consultants,
          incorporated by reference to Exhibit 10.2 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1996.
10.35     Agreement and Release, dated as of February 1, 1995, between  N/A
          Somanetics Corporation and Gary D. Lewis, incorporated by
          reference to Exhibit 10.27 to Post-Effective Amendment No. 5 to the Company's Registration Statement on Form S-1 (file
          no. 33-38438) filed with the Securities and Exchange
          Commission on March 30, 1995.
10.36     Amendment to Stock Option Agreement, dated as of February 1,  N/A
          1995, between Somanetics Corporation and Gary D. Lewis,
          amending July 21, 1994 Stock Option Agreement, incorporated by reference to Exhibit 10.31 to Post-Effective Amendment
          No. 5 to the Company's Registration Statement on Form S-1
          (file no. 33-38438) filed with the Securities and Exchange
          Commission on March 30, 1995.
10.37     Current Form of Somanetics Corporation Confidentiality        N/A
          Agreement used for testing hospitals and clinics,
          incorporated by reference to Exhibit 10.22 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1992. Current Form of Somanetics Corporation
          Confidentiality Agreement used for the Company's employees and agents, incorporated by reference to Exhibit 10.3 to the
          Company's Quarterly Report on Form 10-Q for the quarter
          ended August 31, 1992.
10.38     Assignments, dated October 6, 1983, January 23, 1986,         N/A
          February 11, 1986 and February 11, 1986, from Gary D. Lewis to Somanetics Corporation in connection with the Company's
          INVOS technology, incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1 (file
          no. 33-38438).
10.39     Assignments, dated October 5, 1983, August 28, 1985,          N/A
          February 11, 1986, February 12, 1986, and September 24,
          1986, from Hugh F. Stoddart to Somanetics Corporation in
          connection with the Company's INVOS technology, incorporated by reference to Exhibit 10.18 to the Company's Registration
          Statement on Form S-1 (file no. 33-38438).
10.40     Warrant Agreement, dated as of August 2, 1994, between        N/A
          Somanetics Corporation and Rauscher Pierce & Clark Limited,
          incorporated by reference to Exhibit 10.15 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1994.

EXHIBIT                           DESCRIPTION                           PAGE
-------                           -----------                           ----
10.41     Form of Warrant to Purchase Common Stock of Somanetics        N/A
          Corporation, dated as of August 2, 1994, between Somanetics
          Corporation and Rauscher Pierce & Clark Limited,
          incorporated by reference to Exhibit 10.16 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1994.
10.42     Engagement Letter, dated as of June 6, 1995, among            N/A
          Somanetics Corporation, Rauscher Pierce & Clark Limited and
          Rauscher Pierce & Clark, Inc., incorporated by reference to
          Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q
          for the quarter ended May 31, 1995.
10.43     Form of Purchase Agreement, between Somanetics Corporation    N/A
          and purchasers of Units in the 1995 Regulation S Offering, incorporated by reference to Exhibit 10.3 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1995.
10.44     Form of Warrant, between Somanetics Corporation and           N/A
          purchasers of Units in the 1995 Regulation S Offering,
          incorporated by reference to Exhibit 10.4 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1995.
10.45     Warrant Agreement, dated as of July 14, 1995, between         N/A
          Somanetics Corporation and Rauscher Pierce & Clark Limited,
          incorporated by reference to Exhibit 10.5 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended August
          31, 1995.
10.46     Warrant to Purchase Common Stock of Somanetics Corporation,   N/A
          dated as of July 14, 1995, between Somanetics Corporation
          and Rauscher Pierce & Clark Limited, incorporated by
          reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1995.
10.47     Side Letter, dated as of July 14, 1995, among Somanetics      N/A
          Corporation, Rauscher Pierce & Clark Limited and Rauscher
          Pierce & Clark, Inc., incorporated by reference to Exhibit
          10.7 to the Company's Quarterly Report on Form 10-Q for the
          quarter ended August 31, 1995.
10.48     Engagement Letter, dated as of March 25, 1996, among          N/A
          Somanetics Corporation, Rauscher Pierce & Clark Limited and
          Rauscher Pierce & Clark, Inc., incorporated by reference to
          Exhibit 10.57 to Post-Effective Amendment No. 6 to the
          Company's Registration Statement on Form S-1 (file no.
          33-38438).
10.49     Form of Purchase Agreement, between Somanetics Corporation    N/A
          and purchasers of Units in the April 1996 Regulation S
          Offering, incorporated by reference to Exhibit 10.2 to the
          Company's Quarterly Report on Form 10-Q for the quarter
          ended February 29, 1996.
10.50     Form of Warrant between Somanetics Corporation and            N/A
          purchasers of Units in the April 1996 Regulation S Offering, incorporated by reference to Exhibit 10.3 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended February
          29, 1996.
10.51     Warrant Agreement, dated as of April 2, 1996, between         N/A
          Somanetics Corporation and Rauscher Pierce & Clark Limited,
          incorporated by reference to Exhibit 10.4 to the Company's
          Quarterly Report on Form 10-Q for the quarter ended February
          29, 1996.
10.52     Warrant to Purchase Common Stock of Somanetics Corporation,   N/A
          dated as of April 2, 1996, between Somanetics Corporation
          and Rauscher Pierce & Clark Limited, incorporated by
          reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended February 29, 1996.
10.53     Side Letter, dated as of April 2, 1996, among Somanetics      N/A
          Corporation, Rauscher Pierce & Clark Limited and Rauscher
          Pierce & Clark, Inc., incorporated by reference to Exhibit
          10.6 to the Company's Quarterly Report on Form 10-Q for the
          quarter ended February 29, 1996.
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

EXHIBIT                           DESCRIPTION                           PAGE
-------                           -----------                           ----
10.54     Amendment to Side Letter, dated as of June 18, 1996, among    N/A
          Somanetics Corporation, Rauscher Pierce & Clark Limited and
          Rauscher Pierce & Clark, Inc., incorporated by reference to
          Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q
          for the quarter ended May 31, 1996.
10.55     Engagement Letter, dated as of October 23, 1996, among        N/A
          Somanetics Corporation, Rauscher Pierce & Clark Limited and
          Rauscher Pierce & Clark, Inc., incorporated by reference to
          Exhibit 10.58 to the Company's Annual Report on Form 10-K
          for the fiscal year ended November 30, 1996.
10.56     Amendment to Engagement Letter, dated as of November 1,       N/A
          1996, among Somanetics Corporation, Rauscher Pierce & Clark
          Limited and Rauscher Pierce & Clark, Inc., incorporated by reference to Exhibit 10.59 to the Company's Annual Report on
          Form 10-K for the fiscal year ended November 30, 1996.
10.57     Form of Purchase Agreement, between Somanetics Corporation    N/A
          and purchasers of Units in the November 1996 Regulation S
          Offering, incorporated by reference to Exhibit 10.60 to the
          Company's Annual Report on Form 10-K for the fiscal year
          ended November 30, 1996.
10.58     Placement Agent Agreement, dated as of November 21, 1996,     N/A
          among Somanetics Corporation, Rauscher Pierce & Clark
          Limited and Rauscher Pierce & Clark, Inc., incorporated by reference to Exhibit 10.61 to the Company's Annual Report on
          Form 10-K for the fiscal year ended November 30, 1996.
10.59     Letter Agreement, dated as of January 17, 1997, between       N/A
          Somanetics Corporation and Brean Murray & Co., Inc.,
          incorporated by reference to Exhibit 10.62 to the Company's
          Annual Report on Form 10-K for the fiscal year ended
          November 30, 1996.
10.60*    Proposed form of Warrant Agreement and Warrant between Brean
          Murray & Co., Inc. and Somanetics Corporation.                ---
10.61     Letter Agreement, dated as of February 20, 1997, between      N/A
          Somanetics Corporation and Mitani & Co., LLC, incorporated by reference to Exhibit 10.1 to the Company's Quarterly
          Report on Form 10-Q for the quarter ended February 28, 1997.
23.1*     Consent and Report on Schedule of Deloitte & Touche LLP.
                                                                        ---
23.2*     Consent of Honigman Miller Schwartz and Cohn (included in
          the opinion filed as Exhibit 5.1 to this registration         ---
          statement).
24.1      Powers of Attorney (included after the signature of the       N/A
          registrant contained on page II-4 of the initial
          registration statement), incorporated by reference to page
          II-4 to the Somanetics Corporation Registration Statement on
          Form S-1 (file no. 333-25275) filed with the Securities and
          Exchange Commission on April 16, 1997.
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* Filed with this amendment.